UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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Gannett Co., Inc.

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March 23, 2018

Dear Fellow Stockholders:

We are pleased to invite you to our Annual Meeting of Stockholders, which will be held on Tuesday, May 8, 2018, at 10:00 a.m. local time at Gannett’s corporate headquarters, located at 7950 Jones Branch Drive, McLean, VA 22107.

Details regarding admission to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Please request a ticket in advance if you would like to attend the Annual Meeting. The Proxy Statement contains advance registration instructions.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by telephone, over the Internet or by signing, dating and returning your proxy card by mail. You may also vote in person at the Annual Meeting.

On behalf of the Board of Directors and management, we extend our appreciation for your support and interest in Gannett.

Sincerely,

John Jeffry Louis	Robert J. Dickey
Chairman of the Board	President and Chief Executive Officer

7950 Jones Branch Drive, McLean, Virginia 22107 (703) 854-6000

GANNETT CO., INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 8, 2018

To Our Stockholders:

The 2018 Annual Meeting of Stockholders of Gannett Co., Inc. will be held at the Company’s headquarters, 7950 Jones Branch Drive, McLean, Virginia, at 10:00 a.m. local time on May 8, 2018 for the following purposes:

(1)	to consider and act upon a proposal to elect eleven director nominees to the Company’s Board of Directors, to hold office until the Company’s 2019 Annual Meeting of Stockholders;

(2)	to consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year;

(3)	to consider and act upon a proposal to approve an amendment to the Company’s 2015 Omnibus Incentive Compensation Plan, as described in the accompanying Proxy Statement;

(4)	to consider and act upon a proposal to approve, on an advisory basis, the compensation of our named executive officers; and

(5)	to transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

The Board of Directors has set the close of business on March 9, 2018 as the record date to determine the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

An admission ticket is required for attendance at the Annual Meeting. Please see page 63 of the Proxy Statement for instructions about obtaining tickets.

Meeting Information:

DATE:	May 8, 2018

TIME:	10:00 a.m.

PLACE:	GANNETT HEADQUARTERS
7950 Jones Branch Drive
McLean, Virginia

How to Vote:

IN-PERSON	ONLINE	BY PHONE	BY MAIL

YOUR VOTE IS IMPORTANT. YOUR SHARES SHOULD BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND. IF YOU DO NOT WISH TO VOTE IN PERSON OR IF YOU WILL NOT BE ATTENDING THE ANNUAL MEETING, YOU MAY VOTE BY PROXY. YOU CAN VOTE BY PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS PREVIOUSLY MAILED TO YOU OR, IF YOU REQUESTED PRINTED COPIES OF THE PROXY MATERIALS, YOU CAN ALSO VOTE BY MAIL, BY TELEPHONE OR ON THE INTERNET AS INSTRUCTED ON THE PROXY CARD YOU RECEIVED. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE ANNUAL MEETING.

By Action of the Board of Directors,

Elizabeth A. Allen

Vice President, Associate General Counsel

and Secretary

McLean, Virginia

March 23, 2018

This Notice of Annual Meeting and Proxy Statement are first being furnished to stockholders on or about March 23, 2018.

GANNETT CO., INC.

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

GANNETT CO., INC.

SUMMARY	PROXY STATEMENT

To assist you in reviewing the proposals to be considered and voted upon at our Annual Meeting, we have summarized information contained elsewhere in this Proxy Statement or in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. This summary does not contain all of the information you should consider about Gannett Co., Inc. (the “Company”) and the proposals being submitted to stockholders at the Annual Meeting. We encourage you to read the entire Proxy Statement and Annual Report carefully before voting.

2018 Annual Meeting of Stockholders

DATE AND TIME	LOCATION	RECORD DATE
May 8, 2018, 10:00 a.m. local time	7950 Jones Branch Drive, McLean, Virginia	March 9, 2018

Meeting Agenda and Voting Matters

ITEM	PROPOSAL	BOARD VOTE RECOMMENDATION	PAGE REFERENCE (FOR MORE INFORMATION)
1	Election of the Eleven Director Nominees Named in this Proxy Statement	FOR each nominee	5
2	Ratification of the Appointment of Ernst & Young LLP	FOR	17
3	Approval of an Amendment to the 2015 Omnibus Incentive Compensation Plan	FOR	18
4	Advisory Vote to Approve Executive Compensation	FOR	56

Board Nominees

NAME	AGE	RECENT PROFESSIONAL EXPERIENCE	COMMITTEES
John Jeffry Louis*	55	Chairman of the Board of Gannett Co., Inc.; Co-Founder and former Chairman of Parson Capital Corporation	AC, ECC
Matthew W. Barzun*	47	Former U.S. ambassador to the United Kingdom	ECC, TC
John E. Cody*	71	Former Executive Vice President and Chief Operating Officer of Broadcast Music, Inc.	AC (Chair), ECC
Stephen W. Coll*	59	Dean of the Graduate School of Journalism for Columbia University in New York	NPRC, TC
Robert J. Dickey	60	President and CEO of Gannett Co., Inc.	TC
Donald E. Felsinger*	70	Former Executive Chairman of Sempra Energy	AC, ECC (Chair)
Lila Ibrahim*	48	Former Chief Operations Officer of Coursera, Inc.	ECC, TC (Chair)
Lawrence S. Kramer	67	Chairman of TheStreet, Inc.; former President and Publisher of USA TODAY	TC
Tony A. Prophet*	59	Chief Equality Officer of salesforce.com, inc.	AC, NPRC
Debra A. Sandler*	58	Founder of La Grenade Group, LLC; former Chief Health and Wellbeing Officer of Mars, Inc.	AC, NPRC (Chair)
Chloe R. Sladden*	43	Co-Founder and principal of #Angels; former Vice President, Media of Twitter, Inc.	NPRC, TC

* AC ECC NPRC TC	—Independent Director —Audit Committee —Executive Compensation Committee —Nominating and Public Responsibility Committee —Transformation Committee

GANNETT CO., INC.	2018 Proxy Statement	1

SUMMARY

Company Highlights

Company Highlights

•	Separation. On June 29, 2015, the Company completed its legal and structural separation from its former parent, now known as TEGNA Inc. (“TEGNA”), and became an independent public company (the “separation”).

•	Strategic Plan. Our vision is to become essential to consumers and marketers seeking meaningful connections with their communities across print, digital, and other channels. The Company is committed to a business strategy that drives audience growth and engagement by delivering deeper content experiences to our audience while offering the products and marketing expertise our advertisers desire. We believe the execution of this strategy should allow the Company to continue its evolution from a more traditional print media business to a digitally focused media and marketing services business.

Highlighted below are the key elements of this strategy, as well as the ways in which the Company advanced its strategic plan in 2017.

Leverage nationwide scale and local presence. Throughout 2017, the Company continued to strengthen and leverage the USA TODAY NETWORK (with 109 local properties plus USA TODAY) to deepen our relationships with both consumers and marketers at a national and local level. The USA TODAY NETWORK’s achievements in 2017 included, among others:

•	finishing third in the comScore multi-platform News and Information category for unique visitors, ahead of peers such as NBC News Digital, CBS News, New York Times Digital, and Fox News Digital Network;

•	powerful investigative journalism—such as USA TODAY’s investigation into claims of botched medical procedures at the Veterans Affairs Department, the Indianapolis Star’s investigation into sexual abuse allegations against USA Gymnastics team doctor Larry Nasser, and the NETWORK’s examination of the lack of regulation of the short-haul trucking industry—each of which prompted swift action from policy-makers;

•	innovation in the use of digital media in storytelling, exemplified by the Border Wall Project, a multimedia experience about the 2,000-mile border between the U.S. and Mexico, which was produced by more than 30 journalists across the NETWORK and included articles, aerial and 360-degree video, virtual reality, an interactive map, podcasts and chatbots;

•	expansion into new verticals, including through our acquisition of Grateful Ventures, LLC, a startup digital content network that operates in the “lifestyle” category, as well as new mediums such as podcasts; and

•	the creation of a new ad platform and product suite called Paramount and a data engine called Grandstand that use machine learning to measure elements of ad design and how they drive digital advertising campaign performance.

Accelerate expansion of our digital businesses. On the content side, we continued development of new consumer experiences through new storytelling mediums like virtual reality and drones, as well as improvements to our digital products. Additionally, we invested in marketing strategies that drove a 50% year-over-year increase in digital-only subscriptions. We continued to expand our digital marketing solutions business by integrating ReachLocal as our digital marketing services provider in our local markets and the United Kingdom.

Pursue opportunistic acquisitions. In 2017, we shifted the focus of our acquisition strategy from acquiring traditional print businesses to digital acquisitions that either expand our digital marketing services portfolio or broaden our content offerings. For example, we acquired SweetIQ Analytics Corp., a location and customer engagement software provider, which expands the product portfolio of ReachLocal, and we made a majority investment in Grateful Ventures, LLC, which extends the USA TODAY NETWORK into the “lifestyle” content vertical.

Maximize the value of our legacy print business and rationalize our cost base. We continued to drive the profitability of our traditional print operations by rationalizing our cost infrastructure and maximizing our revenue base. On a same-store basis, operating expenses for 2017 were down $296 million year-over-year due to the Company’s aggressive cost containment efforts. On the revenue side, we have implemented a new print advertising pricing program that encourages more frequent advertising in our printed product, which should deliver the advertiser improved return on investment and reduce the advertiser churn we are experiencing. Additionally, we launched more aggressive home delivery subscription rate increases late in 2017 based on testing and research conducted in the earlier part of 2017.

Maintain a flexible balance sheet. Through aggressive cost management and disciplined financial policies, we have been able to maintain a strong balance sheet with relatively low debt levels compared to our peers. Our strong balance sheet has enabled us to keep a flexible capital allocation policy with an emphasis on returning cash to shareholders. In 2017, we maintained our quarterly dividend of $0.16 per share. In July 2015, our Board of Directors authorized a three-year, $150 million share repurchase program. As of December 31, 2017, 5.75 million shares have been repurchased under the program at an average cost of $8.70.

2	2018 Proxy Statement	GANNETT CO., INC.

SUMMARY

Corporate Governance Highlights

Corporate Governance Highlights

Important corporate governance practices of the Company include the following:

•	annual election of directors;

•	no stockholder rights plan (poison pill) in place;

•	nine of eleven directors are independent;

•	robust stockholder engagement program;

•	separate positions of Chairman and CEO, and independent, non-executive Chairman of the Board;

•	majority vote standard for director elections in uncontested elections and a director resignation policy;

•	single class share capital structure with all stockholders entitled to vote for director nominees;

•	special meetings of stockholders may be called by holders of 20% of the outstanding shares, subject to certain requirements set forth in the Company’s organizational documents;

•	directors and senior executives are subject to stock ownership guidelines; and

•	mergers and other business combinations involving the Company generally may be approved by a simple majority vote.

Executive Compensation Highlights

CORE ELEMENTS OF THE 2017 PROGRAM

•	Base Salaries: Established at competitive levels appropriate to retain senior executives and reward them for their service based on the nature and responsibility of the position, comparative market data and individual and Company performance.

•	Annual Cash Incentives: Designed to reward each executive for the Company’s achievement of financial performance goals, as well as the executive’s achievement of individual strategic and culture goals. Goals are tailored to advance the Company’s strategic plan, and payout targets are established based on comparative market data, each executive’s responsibilities, and the nature of the executive’s role.

•	Performance Shares: Long-term equity incentives designed to retain senior executives and align their interests with those of stockholders through an opportunity to earn shares of the Company’s common stock based upon how the Company’s Total Shareholder Return (“TSR”) over a three-year performance period compares to the TSRs of companies in a designated TSR Peer Group over the same period.

•	Restricted Stock Units (“RSUs”): Long-term equity incentives intended to retain senior executives in a rapidly evolving business environment through the delivery of shares of the Company’s common stock upon continued employment during a four-year vesting period and to align their interests with those of stockholders by increasing executive stock ownership levels.

•	Post-termination Pay Programs: Intended to assist the Company in recruiting and retaining employees, providing leadership focus and stability and obtaining long-term commitment from executives. Such programs include:

•	a tax-qualified defined contribution 401(k) plan;

•	a non-qualified deferred compensation plan;

•	certain executive severance, change-in-control severance and post-retirement welfare benefit plans;

•	legacy tax-qualified defined benefit retirement and non-qualified supplemental executive retirement plans, which are frozen, except for certain executives who have been “grandfathered” and continue to accrue benefits in the non-qualified supplemental executive retirement plan; and

•	legacy post-termination benefits plans, such as key executive life insurance and retirement medical coverage, into which certain executives have been “grandfathered.”

GANNETT CO., INC.	2018 Proxy Statement	3

SUMMARY

Executive Compensation Highlights

OUR MAJOR COMPENSATION GOVERNANCE PRACTICES

Pay-for-performance	The Company generally provides a majority of the target total compensation for its senior executives in the form of performance-based compensation. In 2017, at least 50% of each named executive officer’s annual long-term incentive awards (based upon target) were performance-based awards.
Clawback	The Company’s clawback policy applies to the Company’s executive officers and any individual who served as an executive officer of the Company in the three-year period prior to the date of the event that triggers the clawback policy. Under the policy, the Board may require covered executives to repay or forfeit certain bonus, incentive or equity-based compensation in specified situations.
Risk evaluation	The Executive Compensation Committee regularly evaluates the risks associated with the Company’s executive compensation plans and programs and considers the potential relationship between compensation and risk taking.
Stock ownership guidelines	Senior executives must hold at least 50% of the after-tax shares they receive (assuming a 50% tax rate) upon the vesting of awards granted by the Company until they have met the applicable stock ownership guidelines.
Moderate severance arrangements	Change-in-control related cash severance is double-trigger and market-level.
Double-trigger equity vesting upon a change in control	Subject to certain exceptions, the Company grants equity awards that accelerate upon a change in control only if the awards are not continued or assumed or the recipient has a qualifying termination of employment within two years after the change in control.
No unearned dividends	The Company does not pay dividends on unvested equity awards and does not pay dividend equivalents on unearned Performance Shares or unpaid RSUs granted to employees.
No excise tax gross-ups	In accordance with the Company’s severance and change-in-control severance plans, executives are not eligible for an excise tax gross-up.
No hedging, short-selling or pledging	The Board maintains a policy that prohibits the Company’s employees and directors from hedging, pledging or short-selling the Company’s shares.
No income tax gross-ups	The Company does not offer income tax gross-ups except in its relocation program and in connection with Sharon Rowlands’s housing allowance (which was discontinued in 2017).

4	2018 Proxy Statement	GANNETT CO., INC.

PROPOSAL 1—ELECTION OF DIRECTORS

The Nominees

Each director currently serving on the Board has been unanimously nominated by the Board, upon the recommendation of the Nominating and Public Responsibility Committee of the Board, to stand for re-election at the 2018 Annual Meeting for a one-year term. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

The principal occupation and business experience of each of the Board’s nominees, including the reasons the Board believes each of them should be re-elected to the Board, are described below.

John Jeffry Louis Chairman of the Board Independent Age: 55 Committees: Audit Committee Executive Compensation Committee

Background

Mr. Louis was Co-Founder of Parson Capital Corporation, a Chicago-based private equity and venture capital firm, and served as its Chairman from 1992 to 2007. He is currently a director of The Olayan Group and S.C. Johnson and Son, Inc. He served as a director of the Company’s former parent from 2006 until the separation and has served as Chairman of the Board of the Company since June 29, 2015.

Qualifications

Mr. Louis has financial expertise, substantial experience in founding, building and selling companies and in investing in early stage companies from his years of experience in the venture capital industry as a leader of Parson Capital and as an entrepreneur who has founded a number of companies.

Matthew W. Barzun Independent Age: 47 Committees: Executive Compensation Committee Transformation Committee

Background

Mr. Barzun served as U.S. ambassador to the United Kingdom from August 2013 to January 2017. He served as National Finance Chair for President Barack Obama’s re-election campaign in 2011 and 2012. From August 2009 to May 2011, he served as U.S. ambassador to Sweden. In 2007 and 2008, he volunteered for then-Senator Barack Obama’s presidential election campaign, leading the effort to conduct supporter-driven small-dollar fundraisers. From 2004 to 2008, Mr. Barzun was a private investor in a number of internet start-ups, including co-founding MedTrackAlert. He joined CNET Networks in 1993 as its fourth employee and held various management positions during his 11 years with the company, including Chief Strategy Officer. Our Board elected Mr. Barzun as a Company director effective on July 1, 2017.

Qualifications

Through his leadership positions at CNET, his work as a private investor in internet companies, and his participation in President Obama’s 2008 and 2012 election campaigns, Mr. Barzun possesses significant experience in efforts to engage with consumers via online and mobile platforms. He also brings to the board significant experience in international business and negotiations through his service as U.S. ambassador to Sweden and the U.K.

GANNETT CO., INC.	2018 Proxy Statement	5

PROPOSAL 1—ELECTION OF DIRECTORS

The Nominees

John E. Cody Independent Age: 71 Committees: Audit Committee (Chair) Executive Compensation Committee

Background

Mr. Cody served as Executive Vice President and Chief Operating Officer of Broadcast Music, Inc. from November 2006 until his retirement in November 2010. Previously, he served as BMI’s Senior Vice President and Chief Financial Officer from 1999 to 2006. Before joining BMI, he served as Vice President/Controller of the Hearst Book Group and Vice President/Finance and Chief Financial Officer for the U.S. headquarters of LM Ericsson. He currently serves as a board member of Creative and Dreams Music Network, LLC and Core Rights, LLC, and served as a director of the Tennessee Performing Arts Center until June 2016. He served as a director of the Company’s former parent from 2011 until the separation, and has served as a director of the Company since June 23, 2015.

Qualifications

Mr. Cody has financial expertise, significant management, leadership and operational experience in the areas of licensing, information technology, human resources, public policy, business development and implementing enterprise-wide projects, and broad business experience in the music broadcast, publishing and telecommunications industries from the various senior leadership positions he held with BMI, Hearst and Ericsson.

Stephen W. Coll Independent Age: 59 Committees: Nominating and Public Responsibility Committee Transformation Committee

Background

Mr. Coll is the Dean of the Graduate School of Journalism for Columbia University in New York, a position he has held since 2013, a staff writer at The New Yorker, the author of seven non-fiction books, and a two-time winner of the Pulitzer Prize. Previously, Mr. Coll served as President of New America Foundation, a public policy institute and think tank in Washington, D.C., between 2007 and 2012. Between 1985 and 2005, Mr. Coll served in various positions with the Washington Post as a writer, foreign correspondent and senior editor. There, he covered Wall Street, served as the paper’s South Asia correspondent, and was the Post’s first international investigative correspondent, based in London. Over the years, he won the Gerald R. Loeb Award for his business coverage, the Livingston Award for his work from India and Pakistan, and the Robert F. Kennedy Award for his coverage of the civil war in Sierra Leone. He served as managing editor of the Post between 1998 and 2004. Our Board elected Mr. Coll as a Company director on July 28, 2015.

Qualifications

Mr. Coll offers us significant experience and expertise in journalism as well as leadership skills. In addition, he brings substantial financial expertise to the Board due to, among other things, his work as a financial journalist for over ten years.

Robert J. Dickey Age: 60 Committees: Transformation Committee

Background

Mr. Dickey is the President and Chief Executive Officer of the Company. From February 2008 until the separation, he served as President of the U.S. Community Publishing Division of the Company’s former parent, formerly the Newspaper Division. Previously, he served as Senior Group President of the Pacific Group of the Company’s former parent and Chairman of Phoenix Newspapers, Inc. from 2005 to 2008; President and Publisher of The Desert Sun (Palm Springs, CA) from 1993 to 2005; and Group Vice President of the Pacific Group of the Company’s former parent from 1997 to 2005. Mr. Dickey currently serves on the board of The Associated Press and served as chairman of News Media Alliance from March 2014 until March 2015. He has served as a director of the Company since June 29, 2015.

Qualifications

Mr. Dickey brings extensive publishing industry and management experience and a deep knowledge of the Company’s day-to-day operations as a result of his role as our CEO and as President of our former parent’s U.S. Community Publishing Division, as well as the many senior leadership positions he held with the Company’s former parent prior to the separation.

6	2018 Proxy Statement	GANNETT CO., INC.

PROPOSAL 1—ELECTION OF DIRECTORS

The Nominees

Donald Felsinger Independent Age: 70 Committees: Audit Committee Executive Compensation Committee (Chair)

Background

Mr. Felsinger retired in December 2012 from his position as Executive Chairman of Sempra Energy, an energy services company, a position which he had held since June 2011. Mr. Felsinger served as Chairman and CEO of Sempra Energy from February 2006 until June 2011, and had served as CEO and President of Sempra Energy Global Enterprises beginning August 1997. Before joining Sempra Energy, he served as Executive Vice President, President and COO of Enova Corporation, the parent company of San Diego Gas & Electric (SDG&E), and held other executive positions within SDG&E. He currently serves as lead director on the boards of Archer-Daniels-Midland and Northrop Grumman Corp., and previously served as a director of Sempra Energy and SDG&E. Our Board elected Mr. Felsinger as a Company director on September 28, 2015.

Qualifications

Mr. Felsinger brings extensive experience as a board member, chair and CEO with Fortune 500 companies. His leadership roles at Sempra Energy and other energy companies have allowed him to provide our Board of Directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business and public affairs.

Lila Ibrahim Independent Age: 48 Committees: Executive Compensation Committee Transformation Committee (Chair)

Background

Ms. Ibrahim was Chief Operations Officer of Coursera Inc., an education company that partners with leading universities and organizations to offer free online courses, from May 2016 to November 2017. She served as Chief Business Officer of Coursera from April 2014 to May 2016 and as its President from August 2013 to April 2014. From July 2010 to March 2015, Ms. Ibrahim served as a Senior Operating Partner at Kleiner Perkins Caufield & Byers (KPCB), which had an ownership stake in Coursera, during which time she also served as Chief of Staff to John Doerr. Prior to joining KPCB, Ms. Ibrahim spent 18 years with Intel Corporation in a variety of roles, most recently as General Manager of the Education Platform Group from 2007 until 2010. She is a Co-Founder and serves on the board of Team4Tech, a non-profit organization established in 2012 to improve education in developing countries through innovative technology solutions. She has served as a director of the Company since June 29, 2015.

Qualifications

Ms. Ibrahim has extensive expertise in technology development, business development, investing in companies, building new businesses, strategic planning, and leading technology operations as a result of the various senior leadership positions she has held with Coursera, KPCB and Intel.

GANNETT CO., INC.	2018 Proxy Statement	7

PROPOSAL 1—ELECTION OF DIRECTORS

The Nominees

Lawrence S. Kramer Age: 67 Committees: Transformation Committee

Background

Mr. Kramer served as interim Chief Executive Officer and President of TheStreet, Inc. (NASDAQ: TST), a financial information services company, from February 2016 to June 2016, at which time he resumed his role as its non-executive Chairman of the Board. Mr. Kramer has served as a director of TheStreet since October 2015 and as Chairman since December 2015. In March 2016, Mr. Kramer joined the board of directors of MDC Partners Inc. (NASDAQ: MDCA), a marketing and communications consulting firm. Mr. Kramer served with the Company’s former parent as President and Publisher of USA TODAY from May 2012 until he resigned in connection with the separation. Prior to joining the Company’s former parent, he was a media consultant and adjunct professor of Media Management at the Newhouse School of Communications at Syracuse University. From January 2008 to January 2010, Mr. Kramer was a Senior Advisor of Polaris Venture Partners. Mr. Kramer served as a director of Discovery Communications Inc. from 2008 until 2012. From March 2005 until March 2008, he served in a number of positions at CBS, including President of CBS Digital Media. Prior to joining CBS, he was Chairman, CEO and Founder of MarketWatch, Inc. until its sale to Dow Jones in January 2005. He was Founder, Executive Editor, and President of Data Sport Inc. from 1991 to 1994. Prior to founding Data Sport, he spent more than 20 years in journalism as a reporter and editor, including as Assistant Managing Editor and Metro Editor of the Washington Post and Editor of the San Francisco Examiner. While a journalist, he won several awards for reporting, including the National Press Club Award, and his staff won two Pulitzer Prizes. Mr. Kramer also serves on the board of directors of Harvard Business Publishing and the board of trustees of Syracuse University. He was a founding board member and former Chairman of The Online Publishers Association (now known as Digital Content Next). He has served as a director of the Company since June 29, 2015.

Qualifications

Mr. Kramer’s extensive experience in multiple roles in the news industry gives him a deep understanding of—and unique insights into—the business of news.

Tony A. Prophet Independent Age: 59 Committees: Audit Committee Nominating and Public Responsibility Committee

Background

Mr. Prophet is Chief Equality Officer of salesforce.com, inc., a position he has held since September 2016. Previously, he served as Corporate Vice President, Education Marketing, of Microsoft Corporation, from June 2015 to September 2016, as Corporate Vice President, Windows and Search Marketing, from February 2015 to June 2015, and as Corporate Vice President, Windows Marketing, from May 2014 to February 2015. Prior to joining Microsoft, Mr. Prophet served as Senior Vice President of Operations, Printing and Personal Systems at Hewlett-Packard Company from 2012 to 2014 and as Senior Vice President of Supply Chain Operations, Personal Systems Group, Hewlett-Packard Company from 2006 until 2012. He served as a director of the Company’s former parent from 2013 until the separation, and has served as a director of the Company since June 29, 2015.

Qualifications

Mr. Prophet has extensive leadership experience and broad operational expertise in brand strategy, product pricing and marketing, creating, managing and optimizing global supply chains, and developing new technologies and businesses as a result of the various positions he has held with Microsoft Corporation, Hewlett-Packard Company and other companies. From his role at salesforce, Mr. Prophet has experience with corporate initiatives that promote greater diversity, which is one of our key values and an important element of our strategy.

8	2018 Proxy Statement	GANNETT CO., INC.

PROPOSAL 1—ELECTION OF DIRECTORS

Majority Vote Requirement for Director Elections

Debra A. Sandler Independent Age: 58 Committees: Audit Committee Nominating and Public Responsibility Committee (Chair)

Background

Ms. Sandler founded and serves as President and Chief Executive Officer of La Grenade Group, LLC, a privately held consulting firm advising a wide range of clients on marketing innovation and overall business development. Previously, Ms. Sandler served as Chief Health and Wellbeing Officer of Mars, Inc., from July 2014 through June 2015. Prior to assuming that role, Ms. Sandler served as President, Chocolate, North America from April 2012 to July 2014; and Chief Consumer Officer, Mars Chocolate, North America from November 2009 to March 2012. Prior to joining Mars, Ms. Sandler spent ten years with Johnson & Johnson in a variety of leadership roles and, before that, 13 years with PepsiCo. She is a director of Archer-Daniels-Midland, a Trustee of Hofstra University, and a member of the Executive Leadership Council. Ms. Sandler also is a regular speaker on topics such as diversity and inclusion, multicultural business development and health and wellbeing in the consumer packaged goods industry. She has served as a director of the Company since June 29, 2015.

Qualifications

Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson and PepsiCo.

Chloe R. Sladden Independent Age: 43 Committees: Nominating and Public Responsibility Committee Transformation Committee

Background

Ms. Sladden advises and invests in early stage companies at #Angels, an investment group made up of current and former Twitter executives, which she co-founded in 2015. Prior to founding #Angels, Ms. Sladden served as Vice President, Media at Twitter, Inc. from February 2012 to August 2014, and as Director, Media of Twitter from April 2009 to February 2012. Before joining Twitter, Ms. Sladden held leadership positions at Current TV LLC, which previously operated a cable television channel and website. Before joining Current TV, Ms. Sladden advised traditional media companies as a member of Booz Allen’s media practice. She has served as a director of the Company since June 29, 2015.

Qualifications

Ms. Sladden has significant experience in digital media, building strategic media and entertainment partnerships, designing and producing interactive media, content strategy, advising and investing in early stage companies and driving innovation as a result of the leadership positions she held with #Angels, Twitter and Current TV.

Majority Vote Requirement for Director Elections

The Company’s Amended and Restated Bylaws (“Bylaws”) provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors are elected by the vote of a plurality of the shares present and entitled to vote at the meeting. At the 2018 Annual Meeting, the majority vote standard will apply because the number of nominees equals the number of directors to be elected. If an incumbent nominee does not receive an affirmative majority of the votes cast, he or she is required to submit a letter of resignation to the Nominating and Public Responsibility Committee, which would recommend to the Board as a whole the action to be taken with respect to the letter of resignation. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified.

The Company’s Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees to serve as directors of the Company until the Company’s 2019 Annual Meeting and until their successors are elected and qualified.

Director Independence

The Board of Directors has determined that all of the current directors of the Company other than Mr. Dickey, our President and Chief Executive Officer, and Mr. Kramer, who served as an executive of the Company’s former parent prior to retiring and joining our Board in connection with the separation, are “independent” of the Company within the meaning of the rules governing companies listed on the New York Stock Exchange (“NYSE”). For a director to be “independent” under the NYSE rules, the Board must affirmatively determine that the

GANNETT CO., INC.	2018 Proxy Statement	9

PROPOSAL 1—ELECTION OF DIRECTORS

Standing Committees of the Board

director has no material relationship with the Company, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and the Company are not material:

1.	Employment of a director or a director’s immediate family member by, a director’s position as a director with, or direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, another company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

2.	A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, our Board considered all relationships, direct and indirect, between each director and our Company that were identified in questionnaires completed by each Board member. The responses to those questionnaires indicated that there were no relationships between any independent director and the Company other than two types of relationships that the Board has determined not to be material in accordance with these objective standards:

•	sales by the Company of advertising and purchases by the Company of property and services, on customary terms and conditions and in amounts within the permitted thresholds identified above, to and from other companies or organizations at which Board members or their immediate family members are employed, for which Board members serve as directors or in which Board members or their immediate family members directly or indirectly own a 10% or greater equity interest; and

•	Board member service at charitable organizations to which the Gannett Foundation made contributions within the permitted thresholds identified above.

Standing Committees of the Board

The Board of Directors conducts its business through meetings of the Board and its four standing committees: the Audit Committee, Executive Compensation Committee, Nominating and Public Responsibility Committee, and Transformation Committee. In the fourth quarter of 2017, the Board modified the membership of each standing committee in order to, among other matters, facilitate more efficient scheduling of committee meetings and use of director time. As a result, the current members of each committee are as follows:

	AUDIT COMMITTEE	EXECUTIVE COMPENSATION COMMITTEE	NOMINATING AND PUBLIC RESPONSIBILITY COMMITTEE	TRANSFORMATION COMMITTEE
John Jeffry Louis (Chairman)	X	X
Matthew W. Barzun		X		X
John E. Cody	Chair	X
Stephen W. Coll			X	X
Robert J. Dickey				X
Donald E. Felsinger	X	Chair
Lila Ibrahim		X		Chair
Lawrence S. Kramer				X
Tony A. Prophet	X		X
Debra A. Sandler	X		Chair
Chloe R. Sladden			X	X

10	2018 Proxy Statement	GANNETT CO., INC.

PROPOSAL 1—ELECTION OF DIRECTORS

Audit Committee

Audit Committee

The Audit Committee assists the Board in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee oversees the adequacy and effectiveness of the Company’s accounting and financial controls and the guidelines and policies that govern the process by which the Company undertakes financial, accounting and audit risk assessment and risk management. The Audit Committee oversees the appointment, qualifications, independence and performance of the Company’s independent registered public accounting firm and is responsible for setting the compensation of such firm. The Audit Committee provides oversight of the Company’s internal audit function by, among other things, reviewing proposed audit plans and the coordination of such plans with the Company’s independent registered public accounting firm. Periodically, the Audit Committee meets separately with the independent registered public accounting firm, the personnel performing the internal audit function and members of management.

The Audit Committee’s other responsibilities include periodically reviewing with management the adequacy and effectiveness of the Company’s information security policies, its technology and information security risk exposures, and the steps management has taken to monitor and control such exposures. In addition, the Audit Committee is responsible for reviewing compliance with the Company’s Ethics Policy and ensuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns.

The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors. Each member of the Audit Committee meets the independence and financial literacy requirements of the Securities and Exchange Commission (“SEC”) as well as those of the NYSE. In addition, the Board has determined that Mr. Cody is an audit committee financial expert, as that term is defined under SEC rules. This Committee met eight times in 2017. Additional information about the Audit Committee is provided under the “Report of the Audit Committee” on page16 of this Proxy Statement.

Executive Compensation Committee

The Executive Compensation Committee assists the Board in carrying out its responsibilities relating to compensation of the Company’s directors and executives and has overall responsibility for the Company’s compensation plans, principles and programs. The Board has determined that each member of the Committee meets the independence requirements of the SEC as well as those of the NYSE. This Committee met six times in 2017.

COMMITTEE RESPONSIBILITIES

The Committee’s duties and responsibilities include:

•	approving and evaluating the Company’s executive compensation plans, principles and programs;

•	administering the Company’s 2015 Omnibus Incentive Compensation Plan and granting cash incentive payouts and equity awards to senior executives;

•	reviewing the Company’s compensation plans, policies and programs to confirm they do not encourage unnecessary or excessive risk-taking;

•	reviewing and making recommendations to the Board regarding director compensation;

•	reviewing, and recommending for approval by all of our independent directors on an annual basis, the corporate goals and objectives relevant to the compensation of the Company’s President and CEO;

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to the compensation of the Company’s other senior executives; and

•	reviewing and discussing with management the “Compensation Discussion and Analysis” contained in the Company’s Proxy Statement, and for making a recommendation as to whether the “Compensation Discussion and Analysis” should be so included and incorporated by reference into the Company’s Annual Report on Form 10-K.

The Board has delegated to a special committee of the Board, consisting solely of the CEO, the authority to approve grants to employees other than our senior executives, including from time to time grants to employees who have joined the Company through acquisitions. This delegation provides management with flexibility to make grants to employees below the senior level, within the parameters of a pool of shares approved by the Board.

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PROPOSAL 1—ELECTION OF DIRECTORS

Nominating and Public Responsibility Committee

COMPENSATION CONSULTANTS

Under its charter, the Executive Compensation Committee may, in its sole discretion, retain or obtain advice of a compensation consultant, independent legal counsel or other adviser. The Committee is directly responsible for the appointment, compensation and oversight of any such consultant, counsel or adviser, and the Company shall provide appropriate funding for payment of reasonable compensation to any such consultant, counsel or adviser, as determined by the Committee. In selecting a consultant, counsel or adviser, the Committee evaluates its independence by considering the following six factors and any other factors the Committee deems relevant to the adviser’s independence from management:

•	provision of other services to the Company by the firm that employs the consultant;

•	amount of fees paid by the Company to the firm that employs the consultant, as a percentage of that person’s total revenue;

•	policies and procedures of the firm that employs the consultant regarding prevention of conflicts of interest;

•	any business or personal relationship between the consultant and any member of the Committee;

•	ownership by the consultant of the Company’s stock; and

•	any business or personal relationship between the consultant, or any firm that employs the consultant, and any executive officer of the Company.

During 2017, the Committee again retained Meridian Compensation Partners, LLC (“Meridian”) as its sole consultant to advise it on executive compensation matters. After considering the six factors described above, together with other relevant factors, the Committee determined that Meridian is an independent compensation consultant in accordance with applicable SEC and NYSE rules.

Meridian participates in Committee meetings as requested by the chairman of the Committee and communicates directly with the chairman of the Committee outside of meetings. In 2017, Meridian provided the following services to the Committee:

•	participated in Committee meetings, including executive sessions without management present, to assist in analyzing executive compensation practices and trends, changes in the legal and regulatory environment, the appropriate relationship between pay and performance and other relevant compensation-related matters;

•	consulted with management and the Committee regarding market data used as a reference for pay decisions;

•	participated in the design of the Company’s long-term incentive program and recommended policy and plan changes commencing in 2018, including in respect of the composition of the TSR peer group;

•	advised regarding the amendment to the Company’s 2015 Omnibus Incentive Compensation Plan proposed for approval by the stockholders at this Annual Meeting;

•	advised regarding market trends and best practices in connection with the adoption of the Company’s annual cash incentive programs for 2017 and 2018;

•	assisted in evaluating the Company’s performance relative to the TSR Peer Group for outstanding Performance Share awards;

•	advised regarding the Company’s 2018 director compensation program;

•	assisted with the Committee’s evaluation of risk associated with the Company’s compensation programs; and

•	reviewed the “Compensation Discussion and Analysis” and other compensation-related disclosures contained in this Proxy Statement.

Nominating and Public Responsibility Committee

The Nominating and Public Responsibility Committee is charged with identifying individuals qualified to become Board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors the Company’s human resources practices, including its performance in diversity and equal employment opportunity, monitors the Company’s performance in meeting its obligations of fairness in internal and external matters, and takes a leadership role with respect to the Company’s corporate governance practices. This Committee met twice in 2017.

The Nominating and Public Responsibility Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to ensure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity of the communities we serve. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

12	2018 Proxy Statement	GANNETT CO., INC.

PROPOSAL 1—ELECTION OF DIRECTORS

Transformation Committee

In light of Mr. Barzun’s significant experience in digital marketing, international business and leadership, Mr. Louis identified Mr. Barzun as a potential candidate for director. The Nominating and Public Responsibility Committee evaluated Mr. Barzun’s qualifications to serve as a director, including under the criteria for selecting directors set forth in the Committee’s charter, and recommended that the Board appoint Mr. Barzun as an additional director. The Board approved his appointment as a director effective in July 2017. In general, the Committee identifies director candidates from a wide range of sources and may employ a third-party search firm to assist in the process. Stockholders wishing to suggest a candidate for director nomination for the 2019 Annual Meeting should mail their suggestions to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than February 7, 2019. The manner in which the Committee evaluates director nominee candidates suggested by stockholders will be consistent with the manner in which the Committee evaluates candidates recommended by other sources.

The Bylaws of the Company establish a mandatory retirement age of 75 for directors who have not served as the chief executive officer of the Company. The Bylaws establish a mandatory retirement age of 65 for a director who is serving or has served as the chief executive officer of the Company, but allow the Board to extend the retirement age beyond 65 for any such director. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Public Responsibility Committee for its consideration. The Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.

Transformation Committee

The Transformation Committee assists the Board in its oversight of the Company’s strategic plan. The Committee’s duties and responsibilities include reviewing and evaluating the Company’s strategy and the operational plans and initiatives in support of that strategy. The Committee also reviews risk exposure of the Company in relation to its strategic initiatives, and reviews and assesses the Company’s responses to external developments and factors, such as changes in the economy, industry trends, competition and technology. This Committee met five times in 2017.

Committee Charters

The written charters governing the Audit Committee, the Executive Compensation Committee, the Nominating and Public Responsibility Committee, and the Transformation Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page under the Investor Relations menu of the Company’s website at www.gannett.com. You may also obtain a copy of any of these documents without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary.

Corporate Governance Policies, Practices and Procedures

The Board and the Company have instituted strong corporate governance practices, a number of which are described above, to ensure that the Company operates in ways that support the long-term interests of our stockholders. Other important corporate governance practices of the Company include the following:

•	all of our directors are elected annually;

•	we do not have a stockholder rights plan (poison pill) in place;

•	nine of our eleven directors are independent;

•	we have implemented a robust stockholder engagement program;

•	we separate the positions of Chairman and CEO and have an independent Chairman;

•	we have a majority vote standard for director elections in an uncontested election and a director resignation policy;

•	we have a single class share capital structure with all stockholders entitled to vote for director nominees;

•	special meetings of stockholders may be called by holders of 20% of the outstanding shares, subject to certain requirements set forth in the Company’s organizational documents;

•	our directors and senior executives are subject to stock ownership guidelines; and

•	mergers and other business combinations involving the Company generally may be approved by a simple majority vote.

Additional information regarding the Company’s corporate governance practices is included in the Company’s Principles of Corporate Governance posted on the Corporate Governance page under the Investor Relations menu of the Company’s website at www.gannett.com. See “Compensation Discussion and Analysis” on page 24 of this Proxy Statement for a discussion of the Company’s compensation-related governance practices.

GANNETT CO., INC.	2018 Proxy Statement	13

PROPOSAL 1—ELECTION OF DIRECTORS

Board Meetings

Board Meetings

The Board held six meetings in 2017. Each director attended at least 75% of the total number of meetings of the Board and its committees on which he or she served in 2017. It is the Company’s policy that all directors attend the Annual Meeting, and each director did so in 2017 except for Mr. Prophet, who was unable to attend due to a personal matter. Consistent with NYSE rules, the Company’s Principles of Corporate Governance call for the Company’s non-management directors to meet in regularly scheduled executive sessions without management as they deem appropriate. The Company’s non-management directors held five executive sessions in 2017, and will meet in executive sessions as appropriate throughout 2018.

Board Leadership Structure

Our Board has determined that having an independent director serve as the Chairman of the Board is currently the best leadership structure for the Company. Separating the positions of Chairman and CEO allows the CEO to focus on executing the Company’s strategic plan and managing the Company’s operations and performance and permits improved communications and relations between the Board, the CEO and other senior leaders of the Company. Our Board regularly reviews the Company’s Board leadership structure, how the structure is functioning and whether the structure continues to be in the best interest of our stockholders.

The duties of the Chairman of the Board include:

•	presiding over all meetings of the Board and all executive sessions of non-management directors;

•	serving as liaison on Board-wide issues between the CEO and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the CEO and management at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the CEO, reviewing and approving Board meeting agendas and materials;

•	in consultation with the CEO, reviewing and approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by stockholders.

The Board’s Role in Risk Oversight

The Board believes that evaluating how senior leadership identifies, assesses, manages and monitors the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board oversees the Company’s risk management function through regular discussions with senior leadership. In addition, the Company has an enterprise risk management program to enhance the Board’s and management’s ability to identify, assess, manage and respond to strategic, market, operational and compliance risks facing the Company.

While the Board has primary responsibility for overseeing the Company’s risk management function, each committee of the Board also considers risk within its area of responsibility:

•	the Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls, as well as legal compliance and cybersecurity;

•	the Executive Compensation Committee reviews risks relating to compensation matters;

•	the Nominating and Public Responsibility Committee reviews risks associated with the Company’s human resource policies and practices; and

•	the Transformation Committee reviews risks related to the Company’s strategic initiatives.

At regular meetings of the full Board, the committee chairs report on significant risks relating to the above matters and management’s response to those risks. While the Board and its committees oversee the Company’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risks related to compensation matters, the Executive Compensation Committee has reviewed the Company’s executive compensation program and has concluded that the program does not create risks that are reasonably likely to have a material adverse effect on the Company. The Executive Compensation Committee believes that the design of the Company’s annual and long-term incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term profitability and stockholder value creation and does not encourage unnecessary or excessive risk taking at the expense of long-term results.

14	2018 Proxy Statement	GANNETT CO., INC.

PROPOSAL 1—ELECTION OF DIRECTORS

Compensation Committee Interlocks and Insider Participation

Compensation Committee Interlocks and Insider Participation

Messrs. Felsinger, Cody and Louis and Ms. Sandler served on the Executive Compensation Committee for substantially all of fiscal 2017. Following the Board’s modification of the composition of its standing committees in the fourth quarter, Messrs. Felsinger, Barzun, Cody and Louis and Ms. Ibrahim served on the Committee for the remainder of 2017. Each director who served on the Committee during 2017 is independent within the meaning of the NYSE’s director independence standards, as currently in effect. None of them either has been an officer or employee of the Company at any time or has had a relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K. None of our executive officers served during fiscal 2017 on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officers served on our Executive Compensation Committee.

Related Transactions

The Company has adopted a Related Person Transaction Policy to provide a framework for evaluation of potential transactions involving the Company with a value in excess of $120,000 in any year in which any director, director nominee, executive officer or beneficial owner of more than 5% of the outstanding common stock of the Company, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less than 10% owner of an entity involved in the transaction. Under the Company’s policy, the Chief Legal Officer must advise the Nominating and Public Responsibility Committee of any related person transaction of which he or she becomes aware. The Nominating and Public Responsibility Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Nominating and Public Responsibility Committee will consider all relevant information available to it and, as appropriate, take into consideration:

•	the size of the transaction and the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	the purpose, and the potential benefits to the Company, of the transaction;

•	whether the transaction was undertaken in the ordinary course of business; and

•	whether the transaction involved the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Company did not enter into in any material related transactions in 2017, and does not propose to engage in any such transactions.

Ethics Policy

The Company maintains a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page under the Investor Relations menu of the Company’s website at www.gannett.com. You may also obtain a copy of the Ethics Policy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page under the Investor Relations menu of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline for employees and others to submit their concerns regarding violations or suspected violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-234-4206 or by emailing or writing to the addresses provided in the Company’s Ethics Violation Reporting Policy found on the Corporate Governance page under the Investor Relations menu of the Company’s website. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

GANNETT CO., INC.	2018 Proxy Statement	15

PROPOSAL 1—ELECTION OF DIRECTORS

Report of the Audit Committee

Report of the Audit Committee

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. Management has the primary responsibility for the financial statements and implementing the Company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In connection with its review of the Company’s 2017 audited financial statements, the Audit Committee received from Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, written disclosures and a letter regarding EY’s independence in accordance with applicable requirements of the Public Company Accounting Oversight Board, including a detailed statement of any relationships between EY and the Company that might bear on EY’s independence, and has discussed with EY its independence. The Audit Committee considered whether the provision of non-audit services by EY is compatible with maintaining EY’s independence. EY stated that it believes it is in full compliance with all of the independence standards established by the various regulatory bodies. The Audit Committee also discussed with EY various matters required to be discussed by Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T, including, but not limited to, the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, EY’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

The Audit Committee met with management, the Company’s internal auditors and representatives of EY to review and discuss the Company’s audited financial statements for the fiscal year ended December 31, 2017. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with EY regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the 2017 fiscal year, and the Board has approved that recommendation.

THE AUDIT COMMITTEE

John E. Cody (Chair)

Donald E. Felsinger

John Jeffry Louis

Tony A. Prophet

Debra A. Sandler

16	2018 Proxy Statement	GANNETT CO., INC.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed EY as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2018, and the Board is submitting the EY’s appointment to the stockholders for ratification at the 2018 Annual Meeting. The Bylaws do not require that the stockholders ratify the appointment of EY as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain EY, but in its discretion may choose to retain EY as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

EY has served as the Company’s independent registered public accounting firm from 2014 through the end of our 2017 fiscal year. A representative of EY is expected to be present at the Annual Meeting. The EY representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

FEES

The following table sets forth aggregate fees billed or expected to be billed for services rendered by EY for fiscal years 2017 and 2016, inclusive of out of pocket expenses.

	2017 (IN THOUSANDS)	2016 (IN THOUSANDS)
Audit Fees(1)	$5,994	$5,594
Audit-Related Fees(2)	$435	$530
Tax Fees(3)	$554	$205
All Other Fees(4)	—	—
Total	$6,983	$6,329

(1)	Audit fees principally relate to the annual audit of the Company’s consolidated and combined financial statements; the audit of internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended); statutory audits required internationally; reviews of the Company’s unaudited condensed consolidated interim financial statements; services related to other SEC matters; and services related to acquisitions.

(2)	Audit-related fees principally relate to the audits of the Company’s employee benefit plans, as well as accounting research tool access.

(3)	Tax-related fees principally relate to tax advice and consultation, compliance services and assistance with inquiries to taxing authorities.

(4)	No services were rendered during 2017 or 2016 that would cause EY to bill the Company amounts constituting “All Other Fees.”

AUDIT AND NON-AUDIT SERVICE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm, pursuant to which all services provided by EY to the Company since the separation have been approved in advance. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee will review and approve the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all EY services periodically throughout the year and discusses such services with management and EY. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

The Board of Directors unanimously recommends that the stockholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

GANNETT CO., INC.	2018 Proxy Statement	17

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

Overview of the 2015 Plan

The Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) was originally adopted and approved by our Board of Directors and sole stockholder prior to the separation, and was approved by our stockholders at our 2016 Annual Meeting. At our 2017 Annual Meeting, our stockholders approved an amendment that: (i) increased the number of shares authorized for issuance under the 2015 Plan by 7,000,000 shares; (ii) imposed a vesting requirement of at least one year of service on all equity award types to all 2015 Plan participants (subject to limited exceptions); and (iii) prohibited the payment of dividends on unvested equity awards.

The table below presents certain information regarding outstanding awards and shares available for grant under the 2015 Plan as of March 1, 2018.

Total stock options outstanding	122,418
Weighted-average exercise price of stock options outstanding	5.59
Weighted-average remaining duration of stock options outstanding	1.19
Total full value awards outstanding(1)	8,795,752
Shares available for grant under the 2015 Plan(2)	4,064,351
Total shares of common stock outstanding	112,853,369

(1)	Includes 4,823,512 shares subject to outstanding RSU grants, 21,157 shares subject to dividend equivalent units accrued on outstanding director RSUs, 10,477 shares subject to outstanding restricted stock, and 3,940,606 shares subject to outstanding unvested Performance Share awards (assuming outstanding Performance Share awards pay out at the maximum level).

(2)	Assumes outstanding Performance Share awards pay out at the maximum level.

The Proposed 2015 Plan Amendment

At the Annual Meeting, we are asking our stockholders to approve an amendment (the “Amendment”) to the 2015 Plan. Our Board of Directors approved the Amendment on February 28, 2018, subject to approval by our stockholders. If approved at the Annual Meeting, the Amendment will effect the changes described below.

INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

If approved, the Amendment will increase the maximum aggregate number of shares of common stock in respect of which awards may be granted under the 2015 Plan by 6,050,000. As a result, approximately 10,114,351 shares would be available for grant (based on the number of shares subject to awards outstanding as of March 1, 2018 and assuming outstanding Performance Share awards pay out at the maximum level).

The proposed increase is estimated to cover approximately three additional years’ worth of awards, as well as special or unplanned activities, such as business development and acquisition opportunities. We consider it crucial to ensure that we continue to have the ability to use equity awards under the 2015 Plan to attract and retain talented employees and directors. Our business operations and growth plans would be significantly hampered if we were unable to offer competitive equity packages to retain and hire employees.

CLARIFY THE MINIMUM VESTING REQUIREMENT FOR EQUITY AWARDS

The 2015 Plan generally mandates a minimum one year of service vesting requirement for equity awards. If approved, the Amendment will clarify that, after the effective date of the Amendment, all equity awards granted under the 2015 Plan will be subject to such minimum one-year vesting requirement, with no installment vesting earlier than one year after the date of grant, provided that the Executive Compensation Committee may:

•	adopt shorter vesting periods for grants made in connection with an acquisition by the Company in substitution for pre-existing awards;

•	grant awards that do not satisfy the one year of service vesting requirement or an exception thereto so long as the total number of such awards does not exceed 5% of the shares authorized for issuance under the 2015 Plan in excess of 11,000,000 shares (resulting in a cap of 652,500 shares if 6,050,000 additional shares are authorized for issuance pursuant to the Amendment); or

18	2018 Proxy Statement	GANNETT CO., INC.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

Activity under the 2015 Plan

•	provide for accelerated vesting after less than one year: (1) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; or (2) in connection with a change in control in which the award is not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company).

PROHIBIT REPRICING UNDERWATER OPTIONS OR STOCK APPRECATION RIGHTS

The Amendment will also clarify and further underscore the prohibition on repricings of stock options or stock appreciation rights without stockholder appoval.

EXTEND THE TERM OF THE 2015 PLAN

The 2015 Plan currently provides that no awards may be granted under the 2015 Plan on or after the tenth anniversary of its effective date, or by June 26, 2025. If approved, the Amendment will provide that awards may be granted under the 2015 Plan until the tenth anniversary of the effective date of the Amendment, or until May 8, 2028.

A copy of the 2015 Plan as it is proposed to be amended is attached to this Proxy Statement as Appendix A, and the following summary of the principal features of the 2015 Plan is qualified in its entirety by reference to, and should be read in conjunction with, Appendix A.

Activity under the 2015 Plan

In determining to approve the Amendment, the Board considered the Company’s historical run rate under the 2015 Plan, our historical and projected share pool usage (referencing comparative market data on executives’ long-term incentive award sizes) and the estimated future plan life. The following table sets forth information regarding equity awards made during, and the run rate of our equity compensation program for, each of the last three fiscal years, as well as the average for all three fiscal years. The run rate represents all awards granted in a fiscal year divided by the number of shares of common stock outstanding at the end of that fiscal year.

	FISCAL 2015(1)	FISCAL 2016	FISCAL 2017	THREE YEAR AVERAGE
Restricted stock units	1,600,579	1,534,080	2,351,137	1,828,599
Performance shares(2)	507,970	490,481	1,309,634	769,362
Dividend equivalent units	853	7,743	12,561	7,052
Common stock outstanding at fiscal year-end	115,668,957	112,874,726	111,797,116	113,446,933
Run rate	1.8%	1.8%	3.3%	2.3%

(1)	The number of shares underlying awards made in fiscal 2015 includes awards made by our former parent during 2015 before the separation that were converted into Company awards in connection with the separation. The number excludes awards made by our former parent before 2015, even if such awards were converted into Company awards during 2015 in connection with the separation.

(2)	The Performance Shares numbers reported in the above table assume target payout levels.

Our share usage under the 2015 Plan since the separation has been higher than initially anticipated due to several factors, including:

•	special RSU grants made following completion of strategic acquisitions in 2016;

•	payouts on Performance Shares in excess of target award levels in 2016 and 2017, due to strong TSR results relative to the applicable group of peer companies for the relevant performance periods; and

•	declines in the Company’s stock price in the latter half of 2016, which resulted in a substantially greater rate of usage for our 2017 grants in order to achieve awards of comparable value in dollars relative to prior years’ grants.

Commencing in 2018, the Company will substitute cash-settled Performance Units for a portion of the long-term incentive compensation that it previously awarded in Performance Shares, which on balance we expect will reduce our run rate.

Corporate Governance Highlights

The 2015 Plan contains several provisions intended to ensure that awards under the 2015 Plan comply with established principles of corporate governance. These provisions include:

•	No Discounted Stock Options or Stock Appreciation Rights. Absent stockholder approval, stock options and stock appreciation rights may not be granted with an exercise price of less than the fair market value of Company common stock on the date the stock option or stock appreciation right is granted.

•	No Stock Option or Stock Appreciation Rights Repricings. Stock options and stock appreciation rights may not be repriced absent stockholder approval. This provision applies to both direct repricings—lowering the exercise price of an outstanding stock option or stock appreciation right—and indirect repricings—canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price.

GANNETT CO., INC.	2018 Proxy Statement	19

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

Summary of the 2015 Plan (as Amended)

•	No Cash Buyouts of Underwater Stock Options or Stock Appreciation Rights. The 2015 Plan does not permit cash buyouts of underwater stock options or stock appreciation rights without stockholder approval.

•	No Evergreen Provision. The 2015 Plan does not contain an “evergreen provision” (i.e., there is no automatic provision to replenish the shares of Company common stock authorized for issuance under the 2015 Plan).

•	No Liberal Share Recycling. The 2015 Plan permits share recycling only if an award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, or results in shares not being issued. The 2015 Plan expressly prohibits recycling shares in specified circumstances, including: shares tendered to the Company by a participant to pay the exercise price of stock options; shares forfeited to satisfy tax withholding obligations; and shares repurchased by the Company on the open market using the proceeds from the exercise of an award.

•	Double-trigger equity vesting upon a change in control. For awards granted on or after January 1, 2016, subject to certain exceptions, the applicable award agreement provides that any change in control of the Company will only accelerate full vesting of equity awards if the awards are not continued or assumed in connection with the change in control or if the recipient has a qualifying termination of employment within two years following the date of the change in control.

•	No Unearned Dividends. The 2015 Plan prohibits the Company from paying dividends on unvested awards.

•	Cap on Director Awards: The maximum number of shares for which awards may be granted under the 2015 Plan to any non-employee director in any calendar year is 50,000 shares of Company common stock.

•	Minimum Vesting Period. Subject to certain exceptions, the 2015 Plan generally mandates a one-year minimum vesting period for equity awards.

Summary of the 2015 Plan (as Amended)

Purpose. The purpose of the 2015 Plan is to benefit and advance the interests of the Company and its subsidiaries and affiliates by making annual and long-term incentive compensation awards to certain employees and directors of the Company and its subsidiaries and affiliates as an additional incentive for them to make contributions to the Company’s financial success. In addition, the 2015 Plan facilitated the conversion of certain outstanding share-based awards previously granted by the Company’s former parent (including certain restricted stock, RSU, performance share and stock option awards) into awards denominated in shares of the Company in accordance with the terms of the agreements the Company entered into with TEGNA in connection with the separation.

Administration. The 2015 Plan is generally administered by the Company’s Executive Compensation Committee (the “Committee”). The Committee consists entirely of independent directors. The Board or the Committee may delegate its authority under the 2015 Plan, subject to certain limitations. Subject to the terms of the 2015 Plan, the Committee may:

•	grant awards under the 2015 Plan;

•	establish the terms and conditions of those awards;

•	construe and interpret the 2015 Plan and any agreement or instrument entered into under the 2015 Plan;

•	establish, amend or waive rules and regulations for the 2015 Plan’s administration;

•	amend the terms and conditions of any outstanding award as provided in the 2015 Plan; and

•	take all other actions it deems necessary for the proper operation or administration of the 2015 Plan.

Eligibility. Awards may be granted to employees of the Company, its subsidiaries and affiliates, and directors of the Company. The 2015 Plan does not limit the number of employees and affiliates who may receive awards. As of the date of this Proxy Statement, the Company and its subsidiaries and affiliates had ten non-employee directors and approximately 1,000 employees eligible to participate in the 2015 Plan, of which approximately 500 employees were eligible to receive equity awards.

Authorized Number of Shares. Following the amendment of the 2015 Plan at the Company’s 2017 Annual Meeting, 18,000,000 shares of Company common stock were authorized for issuance under the 2015 Plan. If the Amendment is approved by stockholders at the 2018 Annual Meeting, there will be 24,050,000 shares authorized for issuance, of which approximately 10,114,351 shares will remain available for grant pursuant to future awards. The maximum number of shares for which awards may be granted under the 2015 Plan to any non-employee director in any calendar year is 50,000 shares of Company common stock.

Share Counting/Reacquired Shares. For purposes of counting the number of shares available for the grant of awards under the 2015 Plan, shares of Company common stock delivered (whether by actual delivery, attestation, or net exercise) to the Company by a participant to: (1) purchase shares of Company common stock upon the exercise of an award; or (2) satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) are not added back to the number of shares available for future awards. In addition, shares of Company common stock repurchased by the Company in the open market using the proceeds from the exercise of an award are not added back to the number of shares available for future awards. If any award under the 2015 Plan is terminated, surrendered, canceled or forfeited, or if an award is settled in cash, the unused shares of Company common stock covered by such award are again available for grant under the 2015 Plan, subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code.

20	2018 Proxy Statement	GANNETT CO., INC.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

Summary of the 2015 Plan (as Amended)

Types of Awards. The Committee may grant the following types of awards under the 2015 Plan: stock options; stock appreciation rights; restricted stock; stock awards; RSUs; performance shares; performance units; and cash-based awards. Each type of award is subject to a maximum limit on the grant that may be made to any one participant in a fiscal year.

Stock Options. A stock option is the right to purchase one or more shares of Company common stock at a specified price, as determined by the Committee. The Committee may grant non-qualified stock options and incentive stock options. A stock option is exercisable at such times and subject to such terms and conditions as the Committee determines. No more than 1,000,000 shares of Company common stock subject to stock options may be granted to any participant in a fiscal year. The exercise price of a stock option may not be less than 100% of the fair market value of a share of Company common stock on the date that the option is granted. No option may remain exercisable beyond ten years after its grant date. Incentive stock options may only be granted to employees of the Company or its affiliates or subsidiaries (provided that the affiliate or subsidiary is a type of entity whose employees can receive such options under the tax rules that apply to such awards), and the maximum number of shares that may be issued under incentive stock options is 5,000,000.

Stock Appreciation Rights. A stock appreciation right (“SAR”) is a right to receive an amount in any combination of cash or Company common stock (as determined by the Committee) equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the SAR for such shares. SARs may be granted freestanding or in tandem with related options. The exercise price of a SAR granted in tandem with an option will be equal to the exercise price of the related option, and may be exercised for all or part of the shares covered by such option upon surrender of the right to exercise the equivalent portion of the related option. The exercise price of a freestanding SAR may not be less than the fair market value of a share of Company common stock on the date the SAR is granted. No SAR may remain exercisable beyond ten years after its grant date. No more than 1,000,000 shares of Company common stock may be granted in the form of SARs to any participant in a fiscal year.

Restricted Stock/Stock Awards. Restricted stock is an award of Company common stock that is subject to a substantial risk of forfeiture for a period of time and such other terms and conditions as the Committee determines. A stock award is an award of Company common stock that is not subject to such a risk of forfeiture, but which may be subject to such other terms and conditions as the Committee determines. No more than 500,000 shares of Company common stock may be granted to any participant in a fiscal year pursuant to stock awards or awards of restricted stock.

Restricted Stock Units. An RSU is an award whose value is based on the fair market value of Company common stock and whose payment is conditioned on the completion of specified service requirements and such other terms and conditions as the Committee may determine. Payment of earned RSUs may be made in a combination of cash or shares of Company common stock (as determined by the Committee). The maximum aggregate grant of RSUs or performance shares that may be awarded to any participant in any fiscal year is 500,000 shares of Company common stock.

Performance Units/Shares and Cash-Based Awards. Performance Units/Shares and Cash Based Awards are other equity-type or cash-based awards that may be granted to participants. These awards may be valued in whole or in part by reference to, or are otherwise based on, the fair market value of Company common stock or other criteria established by the Committee and the achievement of performance goals. These awards are subject to such terms and conditions as the Committee determines. Performance goals may include a service requirement. Payment of earned performance units/shares and cash-based awards may be made in any combination of cash or shares of Company common stock (as determined by the Committee) that have an aggregate fair market value equal to the value of the earned awards at the close of the applicable performance period. The maximum aggregate grant of performance shares or RSUs that may be awarded to any employee participant in any fiscal year is 500,000 shares of Company common stock. The maximum aggregate amount of performance units or cash-based awards that may be awarded to any employee participant in any fiscal year is $10,000,000.

Adjustments. In the event of a change in the outstanding shares of Company common stock due to a stock split, stock dividend, recapitalization, merger, consolidation, spin-off, reorganization, repurchase or exchange of Company common stock or other securities, or other corporate transaction or event, the Committee shall take certain actions to prevent the dilution or enlargement of benefits under the 2015 Plan. These actions include adjusting (1) the number of shares of Company common stock that may be issued under the 2015 Plan (including the authorized share limitations); (2) the number of shares or price of shares subject to outstanding awards; and (3) the consideration to be paid upon the grant or exercise of any award.

Change in Control. Generally, in the event of a change in control of the Company, as defined in the 2015 Plan, unless otherwise specified in the award agreement, outstanding awards are not subject to accelerated vesting unless (a) they are not continued or assumed in connection with the change in control or (b) the holder has a qualifying termination of employment, as defined in the applicable award agreement, within two years following the change in control. Unless otherwise specified in the award agreement, if either condition described in (a) or (b) is satisfied: (1) all outstanding options and SARs will become immediately exercisable in full during their remaining term; (2) all restriction periods and restrictions imposed on non-performance based restricted stock awards will lapse; (3) all outstanding awards of performance-based restricted stock, performance units and performance shares will vest and be paid assuming achievement of all relevant target performance goals; (4) all RSUs will vest and be paid; and (5) all outstanding cash-based awards will vest and be paid (and, in the case of performance-based cash-based awards, based on an assumed achievement of all relevant target performance goals).

Performance Measures/Section 162(m). The 2015 Plan permits the Committee to make awards that are intended to be exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code because they satisfy the requirements of performance-based compensation. As a result of the Tax Cuts and Jobs Act, however, the performance-based compensation exception to the deduction limit under Section 162(m) will not apply to awards issued after 2017.

GANNETT CO., INC.	2018 Proxy Statement	21

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

Summary of the 2015 Plan (as Amended)

The 2015 Plan lists the performance measures the Committee may use to make performance-based awards under Section 162(m). These performance measures include:

(1)	earnings per share (basic or diluted);

(2)	income before income taxes;

(3)	income from continuing operations;

(4)	net income or net income attributable to the Company;

(5)	operating income;

(6)	cash flow from operating activities, operating cash flow (defined as operating income plus non-cash charges for depreciation, amortization and impairment of operating assets) or free cash flow;

(7)	EBITDA, or net income attributable to the Company, before interest, taxes, depreciation/amortization;

(8)	return measures (including, but not limited to, return on assets, equity, capital or investment);

(9)	cash flow return on investments, which equals net cash flows divided by owner’s equity;

(10)	internal rate of return or increase in net present value;

(11)	dividend payments;

(12)	gross revenues;

(13)	gross margins;

(14)	operating measures such as trends in digital metrics, circulation, and advertising measures;

(15)	internal measures such as achieving a diverse workforce;

(16)	share price (including, but not limited to, growth measures and TSR) and market value; and

(17)	debt (including, but not limited to, measures such as debt (book value or face value) outstanding and debt to earnings before interest, taxes, depreciation and amortization).

This wide range of potential performance goals was intended to ensure that the Company could readily adapt to changing business needs. The performance goals the Committee establishes for the performance measures described above which are based on operating results will be adjusted to take into account the effects of “Extraordinary Items” unless the Committee determines otherwise at the time the performance goals are established. Under the 2015 Plan, “Extraordinary Items” include (a) items presented as such (or other comparable terms) on the Company’s audited financial statements, (b) unusual, special or nonrecurring charges, costs, credits or items of gain or loss, (c) changes in tax or accounting laws or rules, or (d) the effects of mergers, acquisitions, divestitures, spin-offs or significant transactions (including, without limitation, a corporate merger, consolidation, acquisition of property or stock, reorganization, restructuring charge, or joint venture), each of which are identified in the quarterly and/or annual audited financial statements and notes thereto or in the “Management’s Discussion and Analysis” section of the Company’s periodic reports filed with the SEC.

Any of the above measures may be compared to peer or other companies. Additionally, performance measures may be set either at the consolidated level, segment level, division level, group level, or the business unit level and performance measures may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to pre-established targets, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee.

Substitute Awards and Adjusted Awards. Substitute awards or adjusted awards may be granted under the 2015 Plan under certain circumstances such as a merger, acquisition, spin-off or other corporate event, in which case certain of the limits and rules discussed above may not apply to such substitute or adjusted awards.

Transferability of Awards. Except as otherwise provided in an award agreement, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. Except as otherwise provided in an award agreement, during the life of the participant, awards are exercisable only by the participant or such participant’s legal representative.

Provisions for Foreign Participants. The Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2015 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Amendment and Termination. The Committee may amend or terminate the 2015 Plan at any time, but no such amendment or termination may adversely affect in any material way the rights of a participant with respect to an outstanding award without that participant’s consent. No awards may be granted on or after 10 years from the effective date of the Amendment, or May 8, 2028. Stockholder approval is required for certain amendments to the 2015 Plan.

22	2018 Proxy Statement	GANNETT CO., INC.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

Federal Income Tax Aspects of the 2015 Plan

Federal Income Tax Aspects of the 2015 Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the 2015 Plan based on existing U.S. federal income tax laws as of the date of this Proxy Statement. This summary provides only the basic tax rules and is not intended as, and should not be relied upon, as tax guidance for participants in the 2015 Plan. It does not relate to the income tax circumstances of any individual participant or describe the implications, if any, of a number of special tax rules, including, without limitation, the alternative minimum tax, the golden parachute tax rules under Sections 280G and 4999 of the Internal Revenue Code, and foreign, state and local tax laws. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation.

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to a publicly traded company’s “covered employees” to $1,000,000. Prior to 2018, certain performance-based compensation was excepted from this limitation. As a consequence of the Tax Cuts and Jobs Act and subject to certain grandfathering rules, effective 2018, the performance-based compensation exception has been eliminated and the definition of “covered employee” has been expanded (it now includes the CEO, CFO and next three highest paid executives, as well as anyone falling into those categories after 2016). This change will negatively impact the ability of the Company to obtain a tax deduction for awards issued under the Plan. Notwithstanding the elimination of the Section 162(m) performance-based compensation exception, however, the Company expects it will continue to place significant emphasis on pay for performance in the design of its compensation programs. Further changes to the tax laws could alter the tax consequences described below.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the participant or for the Company. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of an option to qualify for the foregoing tax treatment, the participant generally must exercise the option while the participant is our employee or an employee of our subsidiary or, if the participant has terminated employment, no later than three months after the participant terminated employment.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale).

The balance of the realized gain, if any, will be capital gain. The Company will generally be allowed a business expense deduction when and to the extent the participant recognizes ordinary income, subject to the restrictions of Section 162(m) of the Internal Revenue Code.

Non-Qualified Options. The grant of a non-qualified stock option will not be a taxable event for the participant or the Company. Upon exercising a non-qualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the participant will have a taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). Subject to the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2015 Plan. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock/Stock Awards. A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes at the time of grant, provided that the shares of common stock are subject to certain restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as ordinary income to the participant and will be taxable in the year the restrictions lapse. A participant who is awarded shares that are not subject to a substantial risk of forfeiture will recognize ordinary income equal to the fair market value of the shares on the date of the award. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

RSUs, Performance Units/Shares and Cash-Based Awards. The taxation of these awards will depend on the specific terms of the award. Generally, the award of RSUs, Performance Units/Shares and Cash-Based Awards will have no federal income tax consequences for the Company or for the participant at the time of grant. Generally, the payment of the award is taxable to a participant as ordinary income. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

The Board of Directors unanimously recommends that the stockholders of the Company vote FOR approval of the amendment to the 2015 Plan.

GANNETT CO., INC.	2018 Proxy Statement	23

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or “CD&A,” describes the Company’s executive compensation program, the various components of the program and the compensation-related decisions made for fiscal year 2017 with respect to the Company’s named executive officers or “NEOs.” The Company’s NEOs for 2017 were:

NAME:	TITLE:
Robert J. Dickey	President and Chief Executive Officer
Alison K. Engel	Senior Vice President, Chief Financial Officer and Treasurer
Sharon T. Rowlands	President, USA TODAY NETWORK Marketing Solutions and Chief Executive Officer, ReachLocal, Inc.
Barbara W. Wall	Senior Vice President and Chief Legal Officer
John M. Zidich(1)	President/US Domestic Publishing
Joanne Lipman(1)	Former Senior Vice President and Chief Content Officer

(1)	As previously announced, Mr. Zidich will depart from the Company on April 3, 2018, and Ms. Lipman departed from the Company on December 31, 2017.

In this CD&A, the term “Committee” refers to the Executive Compensation Committee of the Board of Directors.

Executive Overview

Upon our separation from our former parent in June 2015, our initial executive compensation programs largely reflected the historical compensation philosophy and practices of our former parent. Since then, we have continued to evaluate our executive compensation programs in light of our compensation guiding principles, which has resulted in several changes highlighted below and described elsewhere in this CD&A.

COMPENSATION GUIDING PRINCIPLES

The Committee supports executive compensation programs and policies that aim to achieve the following objectives:

•	Pay for performance. Our executive compensation programs place heavy emphasis on pay for performance, with substantial portions of each executive’s total compensation “at risk.”

•	Advance strategic objectives. Compensation programs are designed to motivate executives to achieve critical strategic milestones related to the Company’s digital businesses.

•	Attract, retain and motivate. The Committee is committed to attracting and retaining superior executive talent by offering competitive target total compensation that rewards and motivates our senior executives to enhance Company performance and ensure our overall success and long-term strength.

•	Fairness. Compensation offered to our senior executives should be fair both to the executives and to our stockholders.

•	Promote stock ownership. Compensation programs should be structured to align executives’ interests with those of stockholders. Each senior executive is expected to acquire and maintain a meaningful level of investment in the Company’s common stock, as reflected in stock ownership guidelines.

•	Pay competitively. Compensation generally should be in line with compensation paid to executives holding similar positions at peer and comparable companies.

SIGNIFICANT COMPENSATION PROGRAM CHANGES SINCE SEPARATION

•	Annual cash incentives. Commencing with 2016, the Committee implemented an annual cash incentive program that ties executives’ payouts to the Company’s achievement of key financial performance goals, as well as the executive’s achievement of individual strategic and culture goals. Adoption of the annual incentive program more closely links a significant portion of executives’ compensation to Company and individual performance, as well as the advancement of the Company’s strategic objectives.

•	Stretch goals. In 2016 and 2017, the Committee determined that our executive officers should be eligible to receive an additional cash award if the Company achieved certain “stretch” goals for the year. The 2017 stretch goals, which generally related to digital and audience growth metrics, were intended to drive the Company to achieve specific strategic milestones.

•	Long-term incentive compensation. In 2018, the Committee replaced 50% of the value of each executive’s Performance Share award with a long-term cash-settled Performance Unit award that will pay out based upon the Company’s achievement of digital revenue growth over a three-year period. This change links our executives’ long-term performance incentives to digital revenue growth, which is crucial in light of the Company’s strategic objectives, while continuing to retain a direct focus on shareholder value creation through Performance Share awards.

24	2018 Proxy Statement	GANNETT CO., INC.

EXECUTIVE COMPENSATION

Elements of the Company’s Executive Compensation Program

As the Company’s business and strategy evolves in light of industry conditions over the next several years, the Committee will continue to reevaluate the Company’s executive compensation programs and ensure they advance our strategic objectives, together with other important compensation objectives such as retention and alignment with stockholders’ interests.

Elements of the Company’s Executive Compensation Program

The Company’s executive compensation program for fiscal year 2017 consisted of the following core elements:

BASE SALARY	ANNUAL INCENTIVE + STRETCH GOALS	LONG-TERM INCENTIVES: PERFORMANCE SHARES	LONG-TERM INCENTIVES: RESTRICTED STOCK UNITS	POST-TERMINATION PAY PROGRAMS
What?	Cash	Cash	Equity	Equity	Cash / Other
When?	Annual	Annual	3-year TSR incentive period	4-year vesting period	Post-termination in specified circumstances
How determined?	Nature of the position, individual and Company performance, internal pay equity and market data	Target based on nature of the position, individual experience and knowledge base, internal pay equity and market data Payout based on: • Company financial goals (adjusted EBITDA and digital revenue) • Individual strategic and culture goals	Target based on the nature of position, internal pay equity, and market data Payout based on TSR relative to pre-defined peer group for the incentive period	Target based on the nature of position, internal pay equity, and market data Payout in four equal, annual installments over a four-year vesting period, with value depending on long-term stock price appreciation	Severance programs and levels are based upon the nature of the position and generally are moderate and at market level
Why?	Retain executives and compensate them for their service and performance	Reward executives for attaining predetermined Company and individual goals that advance our strategy	Retain executives and promote alignment with stockholders' interests	Retain executives and promote alignment with stockholders' interests	Recruit and retain executives, and obtain leadership focus, stability and long-term commitment

GANNETT CO., INC.	2018 Proxy Statement	25

EXECUTIVE COMPENSATION

Compensation Governance

Compensation Governance

The Board’s commitment to strong corporate governance practices extends to the compensation plans, principles, programs and policies established by the Committee. The Company’s notable compensation-related governance practices and policies include the following:

✓	Pay-for-performance. A majority of the target total compensation of our senior executives is provided in the form of performance-based compensation.
✓	Clawback. The Company’s clawback policy enables the Board to require covered executives to repay or forfeit certain bonus, incentive or equity-based compensation in a number of specified situations.
✓	Risk evaluation. The Committee regularly evaluates the risks associated with our executive compensation plans and programs and considers the potential relationship between compensation and risk taking.
✓	Stock ownership guidelines. Senior executives must hold at least 50% of the after-tax shares they receive (assuming a 50% tax rate) upon the vesting of awards granted by the Company until they have met the applicable stock ownership guidelines.
✓	Moderate severance arrangements. Change-in-control related cash severance is double-trigger and market-level.
✓	Double-trigger equity vesting upon a change in control. Subject to certain exceptions, the Company grants equity awards that accelerate upon a change in control only if the awards are not continued or assumed or the recipient has a qualifying termination of employment within two years after the change in control.
×	No unearned dividends. The Company does not pay dividends on unvested equity awards and does not pay dividend equivalents on unearned Performance Shares or unpaid RSUs granted to employees.
×	No excise tax gross-ups. In accordance with the Company’s severance and change-in-control severance plans, executives are not eligible for an excise tax gross-up.
×	No hedging, short-selling or pledging. The Board maintains a policy that prohibits the Company’s employees and directors from hedging, pledging or short-selling the Company’s shares.
×	No income tax gross-ups. The Company does not offer income tax gross-ups except in its relocation program and in connection with Sharon Rowlands’s housing allowance (which was discontinued in 2017).

How the Committee Determines NEO Compensation

The Committee determines our NEOs’ compensation target and mix (including base salary, annual incentive target, long-term incentive mix and target, and other compensation components) based on its business judgment, in light of our compensation guiding principles. Its determination takes into account the nature and responsibility of the position, executive officer and Company performance (both historically and in the prior year), internal pay equity among positions, and the input of management and the Committee’s independent compensation consultant. In addition, the Committee considers comparative peer group market data and feedback from stockholders as further described below.

COMPARATIVE MARKET DATA

In October 2016, Meridian provided the Committee with a report that, among other things, outlined current executive compensation trends and practices and compared each of our senior executive’s compensation to the compensation of similar officers at market, industry and revenue-size peer companies (the “Comparative Market Data”). The Comparative Market Data was drawn from the following surveys (which ranged from broad-based to industry-specific): the 2015 Towers Watson Media Executive Survey, the 2016 Towers Watson General Industry Executive Compensation Survey, the 2016 Radford Global Technology Survey, and proxy data for a select group of media peers. The Committee uses the Comparative Market Data to obtain a general understanding of the compensation structures maintained by similarly-situated companies and to verify that our NEOs’ compensation target and mix fall within an appropriate range based on the broad market reference points provided by the Comparative Market Data. The Committee does not, however, target elements of compensation to a certain percentage or percentile within the Comparative Market Data.

SAY-ON-PAY RESULTS AND STOCKHOLDER ENGAGEMENT EFFORTS

In evaluating executive compensation programs, policies and practices, and in making decisions impacting 2017 NEO compensation, the Committee noted that the Company’s existing executive compensation program has been well received by stockholders. At the Company’s 2017 Annual Meeting, approximately 94% of the votes cast were “for” the advisory resolution to approve the Company’s executive compensation program (the “Say-on-Pay” proposal). The Committee will continue to consider the outcome of upcoming Say-on-Pay votes when making future NEO compensation decisions.

The Company is committed to the interests of its stockholders and recognizes that communicating with stockholders on a regular basis is a critical component of the Company’s corporate governance program. As part of this commitment, the Company actively engages with its

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EXECUTIVE COMPENSATION

Base Salary

stockholders to understand their viewpoints concerning the Company, to garner feedback on opportunities for improvement, and to help stockholders understand Company performance and strategy. In addition to answering questions from stockholders on its quarterly earnings calls, management engages with investors by participating in industry media conferences. Management also meets in person and by telephone with many stockholders at other times throughout the year to solicit input and answer questions on a variety of topics. Where these discussions yield significant feedback, it is shared with the Board so that the Committee can consider it when reviewing the Company’s executive compensation program.

In the fourth quarter of 2017, the Company actively reached out to stockholders to solicit feedback on our executive compensation programs for 2018. Our CEO, CFO, Chief People Officer and corporate Secretary held calls with holders of approximately 20% of our outstanding shares of common stock, addressing the Company’s digital focus, our strategic realignment around our business-to-business and business-to-consumer operations, and proposed changes to our executive compensation programs designed to support those efforts. The feedback received through these calls was given significant consideration in finalizing the terms of the long-term cash-settled Performance Unit awards granted in January 2018, as well as the other changes to our long-term incentive program, which were approved by the Committee and are described under “Long-Term Incentives—2018 Changes to Long-Term Incentive Program” on page 35 of this Proxy Statement.

The Company has a policy that all directors attend the Annual Meeting of Stockholders, which provides stockholders an opportunity to ask questions of the Board. For those who are unable to attend any of our investor meetings, transcripts of all management presentations are available on our website at www.gannett.com. Any stockholder who has an inquiry or a meeting request is invited to contact Stacy Cunningham, Vice President, Financial Planning & Analysis, at 703-854-3168.

Base Salary

Base salaries compensate senior executives for service in their executive roles and are set based on the following factors:

•	the nature and responsibility of the position;

•	executive officer and Company performance, both historically and in the prior year;

•	internal pay equity among positions; and

•	Comparative Market Data (as described above under “—Comparative Market Data”).

On an annual basis, the Committee reviews and considers changes to each executive’s base salary in light of the factors described above, changes in the executive’s position or responsibilities, and the executive’s tenure in his or her current position. For 2017, the Committee approved the following base salary changes for our NEOs, which became effective January 1, 2017. The Committee approved these base salary changes in order to maintain compensation at a level it considers competitive with industry and market peers in our Comparative Market Data set, each NEO’s individual performance and contributions during 2016 and, for Ms. Rowlands, her expanded duties with the Company.

NAME	ANNUALIZED BASE SALARY AS OF 12/31/2016(1)	ANNUALIZED BASE SALARY AS OF 1/1/2017(2)
Mr. Dickey	$925,000	$950,000
Ms. Engel	$505,000	$565,000
Ms. Rowlands	$550,000	$550,000
Ms. Wall	$450,000	$500,000
Mr. Zidich	$625,000	$650,000
Ms. Lipman	$500,000	$500,000

(1)	Annualized base salary assumes a 52-week fiscal year. Our 2017 fiscal year included a 53rd week, which resulted in each NEO earning more than his or her annualized salary for the year. The Summary Compensation Table on page 42 of this Proxy Statement reports the salary actually earned by each NEO for 2017, including in respect of the 53rd week.

(2)	Each NEO’s base salary remained in effect through December 31, 2017, except for Ms. Rowlands, who received a base salary increase to $610,000 effective on November 9, 2017, in connection with her promotion to President, USA TODAY NETWORK Marketing Solutions.

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EXECUTIVE COMPENSATION

Annual Cash Incentives

Annual Cash Incentives

In 2017, our senior executives participated in the Company’s annual cash incentive program, which offered an incentive opportunity linked to attainment of certain annual financial goals of the Company, as well as the Committee’s assessment of each officer’s individual contributions relative to Company-wide strategic and cultural objectives. Because cash incentives generally are designed to reflect Company and individual performance during the year, they can vary significantly in amount from year to year. The manner in which the Committee determined annual incentive targets and actual payout amounts for 2017 is described below.

ANNUAL CASH INCENTIVE TARGETS

The Committee, in consultation with its independent compensation consultant, approved the 2017 annual cash incentive targets for our senior executives, taking into account our CEO’s recommendations for executives other than our CEO. These targets are calculated by multiplying each executive’s base salary by a target percentage, which the Committee determines after considering:

•	the nature and responsibility of the position;

•	internal pay equity among positions;

•	each executive’s particular experience and knowledge base; and

•	Comparative Market Data (as described above under “—Comparative Market Data”), which indicated that the 2017 annual incentive targets were generally in line with those disclosed by the comparator group.

In addition, as described under “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table” on page 45 of this Proxy Statement, the Company has entered into letter agreements with certain executives that specify their respective annual cash incentive target percentages.

Based on the foregoing, the 2017 annual incentive targets for each NEO were approved by the Committee as follows:

NAME	2017 ANNUALIZED BASE SALARY	TARGET BONUS AS PERCENTAGE OF BASE SALARY	2017 TOTAL ANNUALIZED TARGET INCENTIVE(1)
Mr. Dickey	$950,000	125%	$1,187,500
Ms. Engel	$565,000	80%	$452,000
Ms. Rowlands	$610,000	75%	$457,500
Ms. Wall	$500,000	65%	$325,000
Mr. Zidich	$650,000	80%	$520,000
Ms. Lipman	$500,000	65%	$325,000

(1)	See “—Annual Incentive Determinations” below for information on the financial goals and the non-financial strategic and culture goals on which actual payout amounts were based.

ANNUAL INCENTIVE DETERMINATIONS

In making final 2017 annual incentive determinations, the Committee considered the Company’s achievement relative to Company-wide financial performance goals, as well as each executive’s performance relative to individual strategic and culture goals. In February 2017, our CEO’s strategic and culture goals were approved by the Committee, and the strategic and culture goals of each other NEO were developed by our CEO in collaboration with such NEO. Each element of an executive’s annual incentive opportunity was evaluated and earned independently of the others; the Company’s success or failure in achieving one or more of its financial performance goals had no impact on whether an executive was determined to achieve and receive a payment in respect of the executive’s strategic or culture goals, or vice versa.

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EXECUTIVE COMPENSATION

Annual Cash Incentives

WEIGHTING	INCENTIVE ELEMENT
• 70% (for CEO) • 60% (for other NEOs)

  Company Financial Performance Goals

• Of the portion of the annual incentive tied to Company financial performance, 70% was determined based on the Company’s performance relative to a budgeted Adjusted EBITDA target of $350.0 million, with payout amounts determined as follows:

• no payout below 75% of target ($262.5 million)

• 50% payout upon achieving 75% of target

• 100% payout upon achieving target

• 150% payout upon achieving 120% or more of target ($420.0 million)

Payouts for performance between 75% and 120% of target were calculated based on straight-line interpolation. The budgeted Adjusted EBITDA target was determined in February 2017 based on the Company financial plan approved by the Board at that time. All contributions to Adjusted EBITDA made by businesses acquired during the 2017 fiscal year were excluded for purposes of determining whether the budgeted Adjusted EBITDA target was achieved.

For these purposes, budgeted Adjusted EBITDA was defined as the Company’s earnings before interest, taxes, depreciation and amortization, excluding items deemed to be “one time” in nature that impacted the comparability of our financial results, and reflecting the following further adjustments: (1) pension expense was fixed at the budgeted amount approved in February 2017, resulting in the exclusion of variances to budgeted pension expense occurring during the year; (2) medical expense was fixed at the budgeted amount approved in February 2017, resulting in the exclusion of variances due to higher claims during the year; and (3) Newsquest’s contribution to Adjusted EBITDA was calculated at the budgeted exchange rate of 1.23 USD to GBP approved in February 2017, eliminating the impact of exchange rate fluctuations during the year.

• The remaining 30% portion of the annual incentive tied to Company financial performance was determined based on the Company’s performance relative to a digital revenue target of $839.0 million, with payout amounts determined as follows:

• no payout below 75% of target ($629.25 million)

• 50% payout upon achieving 75% of target

• 100% payout upon achieving target

• 150% payout upon achieving 120% or more of target ($1,006.8 million)

Payouts for performance between 75% and 120% of target were calculated based on straight-line interpolation. As with Adjusted EBITDA described above, digital revenue contributions from businesses acquired during the 2017 fiscal year were excluded for purposes of determining whether the digital revenue target was achieved.

For these purposes, digital revenue was defined as the Company’s revenue from digital advertising plus its revenue from digital-only subscriptions. Digital advertising revenue includes revenues earned by selling display and video advertising on desktop and mobile platforms as well as classified revenues earned through sales on third party platforms. It also includes revenues generated through email advertising, directories, digital syndication, archives, third party partners and various digital-related products. Digital-only subscriptions revenue includes revenue earned through the purchase of digital-only newspaper subscriptions on desktop, mobile web or native applications (for Domestic Publishing only), but excludes revenues generated by e-editions (Kindle, Nook, etc.) and certain digital circulation revenues. In calculating digital revenues for annual incentive purposes, Newsquest’s contribution to digital revenues was calculated at the budgeted exchange rate of 1.23 USD to GBP approved in February 2017.

• 15% (for CEO) • 25% (for other NEOs)

Contributions to the Company’s Strategic Plan

The key elements of the Company’s strategic plan include:

• Leveraging nationwide scale and local presence

• Accelerating the expansion of our digital businesses

• Pursuing opportunistic acquisitions

• Maximizing the value of our legacy print business and rationalizing our cost base

• Maintaining a flexible balance sheet

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EXECUTIVE COMPENSATION

Annual Cash Incentives

WEIGHTING	INCENTIVE ELEMENT

This portion of each NEO’s incentive was determined based upon the Committee’s assessment of the executive’s performance against goals specific to the executive relating to one or more elements of our strategic plan. Examples of such goals include, among others: achieving business unit budget goals; successfully executing on our acquisition strategy and integrating acquired businesses, including ReachLocal; continuing to strengthen the USA TODAY NETWORK; accelerating digital growth; developing new video, social, mobile and other offerings; and similar objectives specific to each executive’s areas of responsibility. This portion of each NEO’s incentive could pay out at a maximum of 150% of target.

• 15% (for CEO) • 15% (for other NEOs)

Contributions to the Company’s Culture

This portion of each NEO’s incentive was determined based upon the Committee’s assessment of the executive’s achievement relative to goals relating to Company culture. Examples include, among others: modeling inclusive values and behaviors; enhancing effective communication with employees; working to improve employee engagement; developing succession plans; building teams to mirror our communities by encouraging and promoting diversity; networking in the community; and similar objectives specific to each executive’s areas of responsibility. This portion of each NEO’s incentive could pay out at a maximum of 150% of target.

In accordance with the foregoing, the Committee determined the 2017 annual incentive payout amount for each NEO based upon the following considerations:

Company Financial Performance. Adjusted EBITDA was approximately $330.0 million and digital revenue was approximately $783.0 million for 2017, resulting in 88% funding relative to target for the portion of each executive’s incentive tied to Adjusted EBITDA, 86% funding relative to target for the portion of each executive’s incentive tied to digital revenue, and 87% funding on a blended basis relative to target for the entire portion of each executive’s incentive tied to financial performance.

Contributions to Strategic Plan. Our vision is to become essential for consumers and marketers seeking meaningful connections with their communities across print, digital, and other channels. The Company is committed to a business strategy that drives audience growth and engagement by delivering deeper content experiences to our audience while offering the products and marketing expertise our advertisers desire. Highlighted below are the key elements of this strategy, as well as the ways in which the Company advanced its strategic plan in 2017. As discussed above, however, the Committee ultimately determined this portion of each executive officer’s incentive based upon the executive’s performance against strategic goals specific to the executive.

•	Leverage nationwide scale and local presence. Throughout 2017, the Company continued to strengthen and leverage the USA TODAY NETWORK (with 109 local properties plus USA TODAY) to deepen our relationships with both consumers and marketers at a national and local level. The USA TODAY NETWORK achievements in 2017 included, among others:

•	finishing third in the comScore multi-platform News and Information category for unique visitors, ahead of peers such as NBC News Digital, CBS News, New York Times Digital, and Fox News Digital Network;

•	powerful investigative journalism—such as USA TODAY’s investigation into claims of botched medical procedures at the Veterans Affairs Department, the Indianapolis Star’s investigation into sexual abuse allegations against USA Gymnastics team doctor Larry Nasser, and the NETWORK’s examination of the lack of regulation of the short-haul trucking industry—each of which prompted swift action from policy-makers;

•	innovation in the use of digital media in storytelling, exemplified by the Border Wall Project, a multimedia experience about the 2,000-mile border between the U.S. and Mexico, which was produced by more than 30 journalists across the NETWORK and included articles, aerial and 360-degree video, virtual reality, an interactive map, podcasts and chatbots;

•	expansion into new verticals, including through our acquisition of Grateful Ventures, LLC, a startup digital content network that operates in the “lifestyle” category, as well as new mediums such as podcasts; and

•	the creation of a new ad platform and product suite called Paramount and a data engine called Grandstand that use machine learning to measure elements of ad design and how they drive digital advertising campaign performance.

•	Accelerate expansion of our digital businesses. On the content side, we continued development of new consumer experiences through new storytelling mediums like virtual reality and drones, as well as improvements to our digital products. Additionally, we invested in marketing strategies that drove a 50% year-over-year increase in digital-only subscriptions. We continued to expand our digital marketing solutions business by integrating ReachLocal as our digital marketing services provider in our local markets and the United Kingdom.

•

Pursue opportunistic acquisitions. In 2017, we shifted the focus of our acquisition strategy from acquiring traditional print businesses to digital acquisitions that either expand our digital marketing services portfolio or broaden our content offerings. For example, we

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EXECUTIVE COMPENSATION

Annual Cash Incentives

acquired SweetIQ Analytics Corp., a location and customer engagement software provider, which expands the product portfolio of ReachLocal, and we made a majority investment in Grateful Ventures, LLC, which extends the USA TODAY NETWORK into the “lifestyle” content vertical.

•	Maximize the value of our legacy print business and rationalize our cost base. We continued to drive the profitability of our traditional print operations by rationalizing our cost infrastructure and maximizing our revenue base. On a same-store basis, operating expenses for 2017 were down $296 million year-over-year due to the Company’s aggressive cost containment efforts. On the revenue side, we have implemented a new print advertising pricing program that encourages more frequent advertising in our printed product, which should deliver the advertiser improved return on investment and reduce the advertiser churn we are experiencing. Additionally, we launched more aggressive home delivery subscription rate increases late in 2017 based on testing and research conducted in the earlier part of 2017.

•	Maintain a flexible balance sheet. Through aggressive cost management and disciplined financial policies, we have been able to maintain a strong balance sheet with relatively low debt levels compared to our peers. Our strong balance sheet has enabled us to keep a flexible capital allocation policy with an emphasis on returning cash to shareholders. In July 2015, our Board of Directors authorized a three-year, $150 million share repurchase program. As of December 31, 2017, 5.75 million shares have been repurchased under the program at an average cost of $8.70.

Contributions to Company Culture. The Company’s core cultural values include: strength in community, progress through passion, action with purpose and belief in people. In 2017, the Company promoted these values through significant initiatives in compensation, benefits, performance management, communications, onboarding, diversity (as further described below) and other areas. In addition, the Company worked to regularly conduct impact analyses of such processes—whether on an individual or broad scale—to evaluate the changes. Ultimately, however, the Committee determined the cultural portion of each executive officer’s incentive based upon the executive’s performance against culture-related goals that, in many cases, were specific to the executive (certain core culture goals were shared by the entire senior executive team).

In its diversity and inclusion efforts, the Company generally focuses on: mirroring our workforce to reflect the communities we serve by continuously monitoring hiring and career advancement practices; and maintaining our diversity and inclusion focus throughout the employee lifecycle (e.g., hiring, promotions, succession, and messaging). Company-wide diversity initiatives or achievements in 2017 included the following, among others:

•	We scored 100% on the Human Rights Commission’s diversity index.

•	We piloted unconscious bias training programs for our senior leaders, human resources team and diversity team.

•	We promoted Company-wide diversity-focused employee resource groups and sponsored several diversity-themed speaker series events through those groups.

•	We deployed a robust recruiter accountability system.

•	We built partnerships with seven universities across the areas of curriculum, company involvement and talent needs.

•	We expanded our association with diversity-related organizations beyond journalism (e.g., Women in Technology, National Association of Black MBAs).

2017 Cash Incentives for Stretch Goals

In 2017, each NEO also had an opportunity to earn an additional cash award if the Company achieved the following predetermined stretch goals:

•	Goal 1—At least 120 million unique visitors measured by comScore, Inc. as of December 2017

•	Goal 2—At least 320,000 digital-only paid subscribers

•	Goal 3—(A) For the USA TODAY NETWORK as a whole, at least 58% desktop article views yield video views and at least 16% of mobile web views yield video views, and (B) for our top 15 markets, at least 37% desktop article views yield video views and at least 8% of mobile web views yield video views

Goals 1 and 2 could be achieved and earned independently of any other goal, whereas any payout under goal 3 was contingent on the Company also achieving goal 1. Growth from acquisition activity was excluded from the measurement of the Company’s achievement of goals 2 and 3, but not for goal 1, which is measured by comScore, Inc. In 2017, the Company achieved over 120 million unique visitors as measured by comScore, Inc. and over 320,000 digital-only paid subscribers, and therefore satisfied goals 1 and 2. The target incentive payout for each stretch goal was 8.33% of base salary, for a maximum payout opportunity of 25% of base salary. Accordingly, each NEO earned a payout equal to 16.66% of his or her base salary as of December 31, 2017. No payments were earned in respect of goal 3.

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EXECUTIVE COMPENSATION

Long-Term Incentives

2017 Total Cash Incentive Payouts

Based on the foregoing, the Committee awarded 2017 annual cash incentive and stretch goal payouts to our NEOs in the amounts set forth below.

NAME	2017 ANNUAL INCENTIVE PAYOUT	2017 STRETCH GOALS PAYOUT	TOTAL
Mr. Dickey	$1,079,438	$158,327	$1,237,765
Ms. Engel	$411,094	$94,163	$505,257
Ms. Rowlands	$419,528	$101,663	$521,191
Ms. Wall	$299,650	$83,330	$382,980
Mr. Zidich	$479,440	$108,329	$587,769
Ms. Lipman	$299,650	$83,330	$382,980

Long-Term Incentives

Long-term incentive awards recognize the performance of certain executives who drive the development and execution of our business strategies and goals. The primary purposes of these awards are to align further the executive’s interests with those of the Company’s stockholders and the Company’s longer-term objectives, to drive stockholder return, to foster executive stock ownership and to promote retention.

OVERVIEW OF 2017 LONG-TERM INCENTIVES FOR NEOS

For 2017, the long-term incentive component of our NEOs’ compensation consisted of annual grants of Performance Shares and RSUs in amounts approved by the Committee in December 2016 and granted as of January 1, 2017. Summarized below are the key terms of the Performance Shares and RSUs awarded for 2017, the process followed by the Committee in determining the size of the each NEO’s 2017 awards, and certain key changes to our long-term incentive program effective for 2018.

PERFORMANCE SHARES

General Terms of the Performance Share Awards. Under the terms of the Company’s performance share awards, the Company may issue shares of Company common stock (“Performance Shares”) to senior executives following the completion of a three-year period beginning on the grant date (each, an “Incentive Period”). Generally, if an executive remains in continuous employment with the Company during the Incentive Period, the number of Performance Shares that the executive will receive will be determined based upon how the Company’s TSR compares to the TSRs of a group of peer companies (the “TSR Peer Group”) established by the Committee, with assistance from its independent compensation consultant, for the applicable Incentive Period. By tying the payout of the Performance Shares to the Company’s TSR, a purely objective standard, the Committee is aligning executive compensation with stockholders’ interests.

For each grant of Performance Shares, the Company’s TSR generally is ranked against the TSR of each company in the TSR Peer Group over the Incentive Period, where a company’s TSR equals a fraction, the numerator of which is the company’s stock price change plus the dividends paid on such stock (which are assumed to be reinvested in the stock) from the first day of the Incentive Period to the applicable measurement date, and the denominator of which is the company’s closing stock price on the business day preceding the first day of the Incentive Period. In connection with the Company’s separation from TEGNA and pursuant to the terms of the Performance Share award agreements for the 2015-2017 Incentive Period, the “Company’s TSR” for the 2015-2017 Incentive Period was calculated based on returns for periods after the separation based solely on the Company’s performance and an assumed January 1, 2015 price of one share of the Company’s stock of $11.23, a price derived from adjusting the price of one share of the Company’s former parent’s stock on December 31, 2014 by the relative value of a share of Company stock immediately following the separation to the value of a share of Company’s former parent immediately prior to the separation. Dividends paid by the Company’s former parent between January 1, 2015 and the separation were adjusted similarly in calculating the Company’s TSR. Performance Shares for the 2015-2017 Incentive Period were paid in shares of the Company’s common stock, with the target number of shares underlying the award adjusted in a manner intended to preserve the aggregate intrinsic value of the original award as measured immediately before and immediately after the separation, subject to rounding.

For each Incentive Period, the Committee calculates the number of Performance Shares earned by multiplying the target number of Performance Shares (as specified in the executive’s award agreement) by a percentage determined based on the Company’s TSR versus the TSR of the TSR Peer Group companies. The percentages for the 2015-2017, 2016-2018 and 2017-2019 Incentive Periods are set forth on the following table, with percentiles between the thresholds determined by straight line interpolation.

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Long-Term Incentives

3 YEAR COMPANY TSR V. PEER GROUP COMPANIES	RESULTING SHARES EARNED (% OF TARGET)
90th percentile or above	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Less than 30th percentile	0%

Relative TSR performance is measured at the end of each of the last four quarters in the Incentive Period, and the average results of these measurements are used to calculate the number of Performance Shares that an executive earns, so that the calculation does not solely rely upon the applicable company’s stock price on the first day and the last day of the Incentive Period.

With certain exceptions noted in the section below entitled “Other Potential Post-Employment Payments” for terminations due to death, disability, retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service) or a change in control, Performance Shares generally vest on the expiration of the Incentive Period only if the executive continues to be employed by the Company through the last day of the Incentive Period. After the end of the Incentive Period, each executive who is entitled to Performance Shares based on the satisfaction of the applicable service and performance requirements will receive the number of Performance Shares that the executive has earned, less withholding taxes. Dividends are not paid or accrued on Performance Shares.

The Performance Share award agreements contain additional terms that affect calculations in the event of the bankruptcy or change in control of a TSR Peer Group company during an Incentive Period:

•	TSR Peer Group companies that are involved in bankruptcy proceedings (and thus no longer traded on a national securities exchange) during the Incentive Period will remain in the group at a negative 100% TSR;

•	For the 2015-2017 Incentive Period, (i) a TSR Peer Group company that enters into a definitive agreement to be acquired during Year 1 or Year 2 of the Incentive Period will be excluded from all calculations; (ii) a TSR Peer Group company that enters into a definitive agreement to be acquired during Year 3 of the Incentive Period will have its TSR position fixed above or below the Company’s TSR using the average closing price of both companies’ stock during the 30 consecutive trading days ending on the trading day immediately preceding the announcement of the transaction; and (iii) notwithstanding the foregoing, if at any time during the Incentive Period, a TSR Peer Group company enters into a definitive agreement to be acquired by the Company, the TSR Peer Group company will be excluded from all calculations; and

•	For the 2016-2018 and 2017-2019 Incentive Periods, (i) a TSR Peer Group company that enters into a definitive agreement to be acquired during Year 1 or Year 2 of the Incentive Period will be excluded from all calculations; provided that if such agreement is rescinded, revoked or abandoned by the end of Year 2 of the Incentive Period and no new agreement is entered into by the end of Year 2, the TSR Peer Group company will be taken into account unless it is subject to another rule set forth below, (ii) a TSR Peer Group company that is subject to a public announcement of a takeover attempt or enters into a definitive agreement to be acquired during Year 3 will have its TSR position fixed above or below the Company’s TSR using the average closing price of both companies’ stock during the 30 consecutive trading days ending on the trading day immediately preceding the announcement of the takeover attempt or definitive agreement, and (iii) notwithstanding the foregoing, if at any time during the Incentive Period, a TSR Peer Group company enters into a definitive agreement to be acquired by the Company, the TSR Peer Group company will be excluded from all calculations.

The number of Performance Shares granted to an executive will be reduced if the price of the shares when paid exceeds 300% of the price of the shares on the first day of the Incentive Period. The price of the shares on the first day of the Incentive Period generally is equal to the closing price of a share of Company common stock on the last trading day prior to that date. However, as noted above, as a consequence of the separation, the “first day price” for the 2015-2017 Incentive Period was derived by adjusting the closing price of a share of the Company’s former parent’s common stock on December 31, 2014 by the relative value of a share of the Company’s stock immediately following the separation to the value of a share of the Company’s former parent immediately prior to the separation. Due to this adjustment, the “first day price” for the 2015-2017 Incentive Period is $11.23. The “first day price” for the 2016-2018 Incentive Period is $16.29, and the “first day price” for the 2017-2019 Incentive Period is $9.71.

GANNETT CO., INC.	2018 Proxy Statement	33

EXECUTIVE COMPENSATION

Long-Term Incentives

TSR Peer Groups

The Committee annually reviews the Company’s TSR Peer Group in connection with new grants and adjusts the peer group as needed to ensure it accurately reflects the Company’s business and includes comparable companies.

The TSR Peer Group for the 2017-2019 Incentive Period comprises the following companies:

A. H. Belo Corp.	New Media Investment Group
Angie’s List, Inc.	New York Times Co.
Harte Hanks, Inc.	News Corp.
IAC / Interactivecorp	Time, Inc.
Lee Enterprises, Inc.	tronc,Inc.
The McClatchy Company	Yelp Inc.
Meredith Corp.

The TSR Peer Group for the 2016-2018 Incentive Period comprises the following companies:

A. H. Belo Corp.	New Media Investment Group
Angie’s List, Inc.	New York Times Co.
Constant Contact, Inc.	News Corp.
Harte Hanks, Inc.	ReachLocal, Inc.
Lee Enterprises, Inc.	Time, Inc.
The McClatchy Company	tronc, Inc.
Meredith Corp.	Yelp Inc.

The TSR Peer Group for the 2015-2017 Incentive Period, as adjusted in respect of the separation as described above, comprises the following companies:

A.H. Belo Corp.	Meredith Corp.
Angie’s List, Inc.	New Media Investment Group
Constant Contact, Inc.	New York Times Co.
Dex Media, Inc.	News Corp.
Harte Hanks, Inc.	ReachLocal, Inc.
Journal Communications Inc.	Time, Inc.
Lee Enterprises, Inc.	tronc, Inc.
The McClatchy Company

Impact of Certain Peer Group Transactions on the 2015-2017 Performance Share Awards

Angie’s List, Inc.: Effective September 29, 2017, Angie’s List, Inc. was acquired by IAC / Interactivecorp. As a result of the transaction taking place during Year 3 of the 2015-2017 Incentive Period, Angie’s List, Inc.’s relative TSR performance was fixed above the TSR position of the Company for the 2015-2017 Incentive Period based on TSR results through the day immediately preceding the announcement of the acquisition.

Constant Contact, Inc.: Effective February 9, 2016, Constant Contact Inc. was acquired by Endurance International Group. As a result of the transaction taking place during Year 2 of the 2015-2017 Incentive Period, Constant Contact Inc. was removed from the TSR Peer Group.

Dex Media, Inc.: On May 17, 2016, Dex Media, Inc. filed for Chapter 11 bankruptcy protection. As a result, Dex Media, Inc.’s TSR performance was fixed at a negative 100% TSR.

Journal Communications, Inc.: Effective April 1, 2015, E.W. Scripps acquired Journal Communications, Inc. in connection with the merger of the broadcast assets of the two companies and the spin-off of their respective newspapers to form Journal Media Group. As a result of the transaction taking place during Year 1 of the 2015-2017 Incentive Period, Journal Communications Inc. was removed from the TSR Peer Group.

Meredith Corp.: On September 8, 2015, Meredith Corp. entered into a definitive agreement to be acquired by Media General. Notwithstanding that the agreement was later terminated, Meredith Corp. was removed from the TSR Peer Group.

ReachLocal, Inc.: Effective April 9, 2016, ReachLocal was acquired by the Company, and therefore was removed from the TSR Peer Group.

Time, Inc.: On November 26, 2017, Time, Inc. entered into a definitive agreement to be acquired by Meredith Corp. As a result of the transaction signing during Year 3 of the 2015-2017 Incentive Period, Time, Inc.’s relative TSR performance was fixed below the TSR position of the Company for the 2015-2017 Incentive Period based on TSR results through the day immediately preceding the announcement of the acquisition.

34	2018 Proxy Statement	GANNETT CO., INC.

EXECUTIVE COMPENSATION

Long-Term Incentives

2015-2017 TSR Performance

As of December 31, 2017, comparing the “Company TSR” calculated as described above to the TSR of the 2015-2017 TSR Peer Group companies at the end of each of the last four quarters in the 2015-2017 Incentive Period resulted in a payout percentage of 162%. Accordingly, Performance Shares paid in shares of the Company’s common stock were awarded to participating executives at a level equal to 162% of the target number of Performance Shares granted to them in connection with the 2015-2017 Incentive Period.

RSUS

RSUs generally represent the right to receive a share of Company stock at a specified date, provided certain service requirements are satisfied. Awards granted in 2017 generally vest in four equal annual installments, with vested shares being delivered to the executive shortly after each vesting event. Special vesting rules apply to RSUs upon death, disability, retirement or a change in control, as discussed under “Other Potential Post-Employment Payments” on page 51. Certain awards granted to some of our NEOs also are subject to special rules, as discussed under “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table” on page 45.

LONG-TERM EQUITY AWARDS MADE IN 2017

For the awards made on January 1, 2017, management recommended to the Committee total long-term equity award target values for each NEO by multiplying the base salary of each NEO by a target percentage, which took into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•	Comparative Market Data (as described in more detail in the section above titled “—Comparative Market Data”), which showed that the target values recommended by management were generally consistent with those disclosed by the comparator group.

Using management’s recommendations as a guideline, in December 2016 the Committee approved 2017 long-term award values for the Company’s senior executives. On January 1, 2017, the award value of each executive’s RSU award and Performance Share award was translated into a number of RSUs and Performance Shares by dividing the award value by the closing price of the Company’s common stock on December 30, 2016, discounted for lack of dividends paid while unvested. This method resulted in a number of RSUs and Performance Shares worth, on an economic basis, the award values approved by the Committee and supported by the Comparative Market Data. The method differed from the approach used in prior years, when Performance Share award values were translated into a number of Performance Shares by dividing the values by the accounting value per share computed using the Monte Carlo method in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”). In prior years, the Monte Carlo method yielded a per share value that exceeded the economic value of a share on the grant date, resulting in a smaller target number of Performance Shares than if the values had been divided by the closing price discounted for lack of dividends, and yielding an economic value lower than the Committee intended based on Comparative Market Data.

The respective numbers of RSUs and Performance Shares granted to our NEOs for 2017, translated based on the economic value determined as described above, are set forth in the Grants of Plan-Based Awards Table on page 44 of this Proxy Statement. The full grant date fair value of these awards, measured pursuant to ASC 718 and assuming the target level of performance is achieved, is reported in the Summary Compensation Table on page 42. Due to the change in translation method for Performance Shares granted on January 1, 2017, the value of each NEO’s long-term incentive award reported in the Summary Compensation Table is larger in 2017 as compared with 2016 (with the exception of Ms. Rowlands, who received a special retention RSU award in 2016). We are required in such table to report the grant date fair value of each award computed in accordance with ASC 718, notwithstanding that we ceased to use the Monte Carlo method to translate the approved Performance Share award values into Performance Shares.

2018 CHANGES TO LONG-TERM INCENTIVE PROGRAM

Since our separation from our former parent in June 2015, we have continued to evaluate our executive compensation programs in light of our compensation guiding principles, which include advancing the Company’s strategic objectives. In December 2017, the Committee approved certain changes to the long-term incentive program for 2018, which included:

•	introducing a long-term cash-settled performance unit award (“Performance Units”), which replaces 50% of the value of each executive’s Performance Share award and will pay out based upon the Company’s achievement of digital revenue growth over a three-year period;

•	modifying threshold for payout of Performance Share awards; and

•	providing for RSU awards to vest in three equal annual installments, in lieu of the four-year vesting period historically imposed.

As a result of these modifications, our long-term incentive program for 2018 better reflects the Company’s strategy and critical measures of success, better aligns with market practice (particularly among digital companies), and incorporates a broader array of performance measures. The modifications also increase the value of awards as a recruitment and retention tool, and we anticipate that the substitution of cash-settled Performance Units for Performance Shares will reduce our run rate under the 2015 Plan.

GANNETT CO., INC.	2018 Proxy Statement	35

EXECUTIVE COMPENSATION

Benefits and Perquisites

For more information about the changes to our long-term incentive program for 2018, please refer to our Current Report on Form 8-K, filed with the SEC on December  14, 2017.

Benefits and Perquisites

The Company’s NEOs are provided a limited number of personal benefits and perquisites, which generally are the same as those offered to other similarly situated senior executives. These benefits and perquisites provide protections for the NEOs and their families, complement other compensation components, and help to minimize distractions from our executives’ attention to important Company initiatives. In certain cases, these benefits and perquisites were offered under our former parent’s compensation programs and were maintained following the separation. The Committee will evaluate these benefits in the context of the Company’s compensation guiding principles and determine, on a case by case basis, whether to continue offering them going forward. For additional information about these benefits, see footnote (5) to the Summary Compensation Table on page 42 of this Proxy Statement.

LEGACY PROGRAMS

•	Supplemental Executive Medical Plan. The Supplemental Executive Medical Plan provides supplemental medical benefits to qualifying executives and their eligible dependents. Currently, only Mr. Dickey and Ms. Wall participate in this plan; no other NEOs are offered this benefit. Executives and their eligible dependents must be enrolled in other primary medical coverage that constitutes minimum essential coverage under the Affordable Care Act (“Other Primary Medical Coverage”) in order to participate. Where the Other Primary Medical Coverage is Medicare, the individual must be enrolled in Medicare Parts A, B, and D (or an equivalent Medicare plan, such as a Medicare Advantage plan with prescription drug coverage). The plan covers qualifying executive’s out-of-pocket medical expenses for any covered medical expense that are not paid under the executive’s Other Primary Medical Coverage. No benefits are payable with respect to certain enumerated expenses. Plan benefits are provided through a contract of insurance. In accordance with the terms of the insurance contract, plan benefits are limited to those described above and extend only to dependents who are currently covered.

•	2015 Key Executive Life Insurance Plan. Under the Key Executive Life Insurance Plan (“KELIP”), the Company will pay premiums (or make cash payments in lieu of premiums) on individual life insurance policies owned by the executive. The obligation to pay premiums (or make cash payments in lieu of premiums) may continue for a limited period of time post termination for participants who terminate employment after attaining age 55 and completing at least 5 years of service. Mr. Dickey is the only NEO who participates in the KELIP; no other NEOs are offered this benefit.

Post-Termination Pay

The Company offers a tax-qualified defined contribution plan, the Gannett 401(k) Savings Plan (“401(k) Plan”), as well as a non-qualified deferred compensation plan, the Gannett Co., Inc. 2015 Deferred Compensation Plan (“DCP”), each of which is described below. The Company also has implemented an executive severance plan and a change-in-control severance plan, each of which is described below and under “Other Potential Post-Employment Payments” on page 51 of this Proxy Statement. These plans assist the Company in recruiting and retaining employees and in providing leadership focus and stability and long-term commitment. In addition, the Company maintains a tax-qualified defined benefit retirement plan, the Gannett Retirement Plan (“GRP”), and a non-qualified retirement plan, the Gannett Supplemental Retirement Plan (“SERP”). The GRP and SERP are frozen, except that certain “grandfathered” executives continue to accrue benefits in the SERP. The terms of the GRP and SERP also are described below.

DEFINED CONTRIBUTION RETIREMENT PLANS

Most of the Company’s employees based in the United States may participate in the 401(k) Plan, which permits eligible participants to make pre-tax contributions and provides for matching and other employer contributions. Effective August 1, 2008, new participants as well as participants whose benefits were frozen under the GRP and, if applicable, the SERP, commenced receiving higher matching contributions under the 401(k) Plan. At that time, the matching contribution rate generally increased from 50% of the first 6% of compensation that an employee elects to contribute to the plan to 100% of the first 5% of compensation. During 2017, Mses. Engel and Lipman received matching contributions under the new formula, and Messrs. Dickey and Zidich and Ms. Wall received matching contributions under the old formula. Company matching contributions in 2017 were made in the form of Gannett stock. For purposes of the 401(k) Plan and subject to Internal Revenue Code limits on the amount of compensation that can be taken into account, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans. Company contributions under the 401(k) Plan vest 25% after one year of service, 50% after two years of service and 100% after three years of service. For these purposes, service with the Company’s former parent is credited. As of the date of this Proxy Statement, Company contributions are 100% vested for Messrs. Dickey and Zidich and Mses. Wall and Engel, and were 50% vested for Ms. Lipman at the time of her departure from the Company.

For the first half of the year, Ms. Rowlands participated in ReachLocal’s 401(k) plan, which did not provide for matching or employer contributions. Commencing July 31, 2017, ReachLocal employees, including Ms. Rowlands, became eligible to participate in the 401(k) Plan and became entitled to a matching contribution equal to 100% of the first 3% of compensation they contribute to the 401(k) Plan.

36	2018 Proxy Statement	GANNETT CO., INC.

EXECUTIVE COMPENSATION

Post-Termination Pay

DEFERRED COMPENSATION PLAN

In connection with the separation, the Company and the DCP assumed certain liabilities of the Company’s former parent under its deferred compensation plan, including those relating to the Company’s executives. Each executive who participates in the DCP may elect to defer all or a portion of his or her compensation under the DCP, so long as the minimum deferral is $5,000 for each form of compensation (base salary and bonus) for the year of deferral. The amounts deferred by each executive are vested and will be deemed invested in the fund or funds designated by such executive from the investment options specified under the plan.

The DCP provides company contributions on behalf of certain employees whose benefits under the Company’s 401(k) Plan are capped by Internal Revenue Code rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, Company contributions to the DCP are calculated by applying the same formula that applies to an employee’s matching and additional employer contributions under the 401(k) Plan to the employee’s compensation in excess of the Internal Revenue Code compensation limit. However, participants are not required to make elective contributions to the DCP to receive an employer contribution under the DCP. Company contributions under the DCP vest 25% after one year of service, 50% after two years of service and 100% after three years of service. Executives who accrue benefits under the SERP, including Messrs. Dickey and Zidich and Ms. Wall, do not receive company contributions under the DCP. Mses. Engel and Lipman received Company contributions under the DCP in 2017. Ms. Engel is 100% vested in her benefits, and Ms. Lipman was 50% vested in her benefits at the time of her departure from the Company. Ms. Rowlands does not participate in the DCP.

Amounts that a participant elects to defer into the DCP are generally paid at the time and in the form elected by the participant, provided that if the participant terminates employment before attaining age 55 and completing five years of service, benefits are generally paid in a lump sum amount upon such termination (although for pre-2005 deferrals the Company’s Executive Compensation Committee may pay such deferrals in five annual installments). The DCP permits participants to receive in-service withdrawals of participant contributions for unforeseeable emergencies and certain other circumstances. Prior to when the deferrals are made, a participant may make a special election as to the time and form of payment for benefits that become payable due to the participant’s death or disability if payments have not already commenced, and deferrals will be paid in accordance with such elections under those circumstances. Company contributions to the DCP are generally paid in the form of a lump sum amount when a participant separates from service. The payment of post-2004 company and participant DCP contributions is accelerated in the event that the Company undergoes a change in control.

2015 CHANGE IN CONTROL SEVERANCE PLAN

Following the separation, the Company adopted the 2015 Change in Control Severance Plan (“CIC Severance Plan”), which provides severance pay to participating key executives of the Company in the event the executive is involuntarily terminated without “cause,” or terminates for “good reason” within two years after a “change in control” of the Company, or is terminated in anticipation of a “change in control” of the Company.

Below is a summary of several key terms of the CIC Severance Plan:

•	“change in control” means the first to occur of: (1) the acquisition of 20% or more of the Company’s then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities; (2) the Company’s incumbent directors cease to constitute at least a majority of the board of directors of the Company, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent board of directors of the Company; (3) consummation of the Company’s sale in a merger or similar transaction, or sale or other disposition “of all or substantially all of the Company’s assets; or (4) approval by the Company’s stockholders of the Company’s complete liquidation or dissolution.

•	“cause” means: (1) the participant’s material misappropriation of the Company’s funds or property; (2) the participant’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; (3) conviction of the participant of a securities law violation or a felony involving moral turpitude; or (4) a finding by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission that the participant has violated any Federal or state securities law.

•	“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) the material diminution of the participant’s duties, authorities or responsibilities from those in effect immediately prior to the change in control; (2) a material reduction in the participant’s base salary or target bonus opportunity as in effect on the date immediately prior to the change in control; (3) the relocation of the participant’s office from the location at which the participant is principally employed immediately prior to the date of the change in control to a location 35 or more miles farther from the participant’s residence immediately prior to the change in control; (4) the failure by the Company to pay any material compensation or benefits due to the participant; (5) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the CIC Severance Plan; or (6) any purported termination of the participant’s employment that is not effected pursuant to a notice of termination satisfying the requirements of the CIC Severance Plan.

GANNETT CO., INC.	2018 Proxy Statement	37

EXECUTIVE COMPENSATION

Post-Termination Pay

If triggered upon a qualifying termination of employment, benefits under the CIC Severance Plan include:

•	Pension. For participants who are “Grandfathered Participants” under the SERP, in addition to their vested Gannett Retirement Plan and SERP benefits, upon their qualifying termination of employment, such CIC Severance Plan participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the SERP and Gannett Retirement Plan had the executive remained in the employ of the Company through the third year anniversary of the date of the change in control and received the same level of base salary and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the SERP and the Gannett Retirement Plan as of the later of the date of the change in control or the termination date, whichever is higher.

•	Payments. Upon a participant’s qualifying termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (1) any unpaid base salary or bonus through the date of termination; and (2) a prorated annual bonus for the portion of the fiscal year elapsed prior to the termination date in an amount equal to the average annual bonus the participant earned with respect to three fiscal years immediately prior to the fiscal year in which the termination date occurs prorated for the portion of the fiscal year elapsed prior to the termination date. Additionally, participants are paid a lump sum cash severance payment equal to a “multiplier” that is designated for the participant times the sum of (1) the participant’s annual base salary at the highest rate of salary during the 12-month period immediately prior to the termination date or, if higher, during the 12 month period immediately prior to the change in control (in each case, as determined without regard for any reduction for deferred compensation, 401(k) plan contributions and similar items), and (2) the higher of (A) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the change in control occurs; and (B) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the termination occurs. For participants who formerly participated in the Company’s Transitional Compensation Plan immediately prior to commencing participation in this plan, “multiplier” means three (3), and for other participants the “multiplier” shall be either two (2) or one (1) as assigned to the participant. The Transitional Compensation Plan was terminated in 2016.

•	COBRA benefit. A participant will receive an amount equal to the monthly COBRA cost of the participant’s medical and dental coverage in effect as of the date of termination multiplied by the lesser of (1) 18; or (2) 24 minus the number of full months between the date of the change in control and the date of termination.

Benefits are subject to the participant executing a release and agreeing to certain restrictive covenants.

Mr. Dickey and Ms. Wall participate in the CIC Severance Plan, and each of their multipliers (as described above) is three (3). Mr. Zidich and Mses. Engel and Rowlands also participate in the plan, and each of their multipliers is two (2). Ms. Lipman participated in the plan until her departure from the Company, and her multiplier was two (2). Messrs. Dickey and Zidich and Ms. Wall are “Grandfathered Participants” under the Company’s SERP, whereas none of Mses. Engel, Lipman or Rowlands is a SERP participant.

EXECUTIVE SEVERANCE PLAN

Under the Executive Severance Plan, a participant who experiences an involuntary termination of employment without cause is entitled to a lump sum cash severance payment equal to the product of (a) a “severance multiple” and (b) the participant’s annual base salary. The “severance multiple” means: (i) with respect to the Chief Executive Officer of the Company, three (3); and (ii) with respect to other participants, either two (2) or one (1) as assigned to the participant. Additionally, the participant is entitled to a prorated portion of the participant’s annual incentive for the fiscal year in which the participant is terminated based on actual performance.

The severance payment is contingent upon the participant’s execution of a separation agreement containing a release of claims in favor of the Company and its affiliates and covenants restricting the participant’s competition, disclosure of confidential information, solicitation of employees and disparagement of the Company and its affiliates. The separation agreement also contains a release of claims by the Company, the Company’s former parent and their affiliates in favor of the participant and a covenant restricting the Company’s disparagement of the participant. In the event that a participant experiences a termination under circumstances that entitles the participant to compensation and benefits under the Executive Severance Plan and the CIC Severance Plan, the participant shall receive compensation and benefits under the CIC Severance Plan and not under the Executive Severance Plan.

Mr. Dickey participates in the Executive Severance Plan, and his severance multiple (as described above) is three (3). Mr. Zidich and Mses. Engel, Wall and Rowlands also participate in the plan, and each of their severance multiples is two (2). Ms. Lipman participated in the plan until her departure from the Company, and her severance multiple was two (2). As previously announced, Ms. Lipman departed from the Company on December 31, 2017 and Mr. Zidich will depart from the Company on April 3, 2018. Information on amounts that Ms. Lipman received and Mr. Zidich will receive in connection with his or her departure is provided under “Potential Payments Upon Termination” on page 53 of this Proxy Statement.

38	2018 Proxy Statement	GANNETT CO., INC.

EXECUTIVE COMPENSATION

Post-Termination Pay

GANNETT RETIREMENT PLAN AND SUPPLEMENTAL RETIREMENT PLAN

In connection with the separation, the Company assumed the GRP and certain liabilities of the Company’s former parent under the SERP, including those relating to the Company’s executives. The SERP is a non-qualified retirement plan that provides eligible employees with retirement benefits that cannot be provided under the GRP due to the Internal Revenue Code, which limits the compensation that can be recognized under qualified retirement plans and imposes limits on the amount of benefits which can be paid. Accordingly, benefits under the SERP are tied to benefits under the GRP. The GRP is a qualified defined benefit pension plan that provides retirement income to the majority of the Company’s U.S.-based employees who were employed before benefits were frozen on August 1, 2008, at which time most participants ceased to earn additional benefits for compensation or service earned on or after that date.

The GRP provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of credited service, referred to as final average earnings (“FAE”). Subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans other than the Gannett Deferred Compensation Plan. Until benefits commence, participants’ frozen benefits under the GRP are periodically adjusted to reflect increases in a specified cost-of-living index.

Effective January 1, 1998, a significant change was made to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Other employees were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 GRP provisions provide for a benefit that is expressed as a monthly annuity at normal retirement equal to a gross benefit reduced by a portion of the participant’s Social Security benefit. Generally, a participant’s annual gross benefit is calculated by multiplying the participant’s years of credited service by specified percentages (generally 2% for each of a participant’s first 25 years of credited service and 0.7% for years of credited service in excess of 25) and multiplying such amount by the participant’s FAE. Benefits under the pre-1998 GRP provisions are paid in the form of monthly annuity payments for the life of the participant and, if applicable, the participant’s designated beneficiary. The pre-1998 GRP provisions provide for early retirement subsidies for participants who terminate employment after attaining age 55 and completing five years of service and elect to commence benefits before age 65. Under these provisions, a participant’s gross benefit that would otherwise be paid at age 65 is reduced by 4% for each year the participant retires before age 65. If a participant terminates employment after attaining age 60 with 25 years of service, the participant’s gross benefit that would otherwise be paid at age 65 is reduced by 2.5% for each year the participant retires before age 65.

The post-1997 GRP provisions provide for a benefit under a pension equity formula, which generally expresses a participant’s benefit as a current lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service, and, in some circumstances, with age. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be either converted to a lifetime annuity or paid as a lump sum.

The GRP benefits for Messrs. Dickey and Zidich and Ms. Wall are calculated under the post-1997 GRP provisions. However, as noted below, the SERP benefits for Messrs. Dickey and Zidich and Ms. Wall are calculated under the pre-1998 GRP provisions. Mses. Engel, Rowlands and Lipman are not eligible for GRP or SERP benefits.

For “Grandfathered Participants,” including Messrs. Dickey and Zidich and Ms. Wall, the SERP also provides a benefit equal to the difference between the benefits calculated under the pre-1998 GRP formula and the amount they will receive from the GRP under the post-1997 formula. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the GRP.

In conjunction with the decision to freeze benefits under the GRP, it was also decided to make changes to benefits under the SERP. Generally, SERP participants whose SERP benefits were calculated under the pre-1998 GRP formula continue to accrue benefits under the SERP. However, their benefits for credited service after August 1, 2008 are calculated at a rate that is one-third less than the pre-August 1, 2008 rate. Messrs. Dickey and Zidich and Ms. Wall were affected by this change. Messrs. Dickey and Zidich and Ms. Wall are eligible for early retirement under the pre-1998 GRP formula that applies to them under the SERP.

Effective August 1, 2008, SERP participants whose SERP benefits were not calculated under the pre-1998 GRP formula had their SERP benefits frozen such that they ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, such participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index.

SERP benefits are generally paid in the form of a lump sum amount when a participant separates from service or, if later, the date the participant attains age 55, except that payment is accelerated in the event that the Company undergoes a change in control. In order to comply with federal tax laws, certain executives’ SERP benefits cannot be paid within the first six months after their separation from service with the Company. Messrs. Dickey and Zidich and Ms. Wall are fully vested in their SERP and GRP benefits.

GANNETT CO., INC.	2018 Proxy Statement	39

EXECUTIVE COMPENSATION

Clawback Policy

Clawback Policy

The Company has adopted a clawback policy that applies to our NEOs and all other officers subject to Section 16 of the Securities Exchange Act of 1934, as well as any individual who served as an executive officer of the Company in the three-year period prior to the date of the event that triggered the clawback policy. The Board may apply the clawback policy in a number of situations, including where:

•	a financial restatement results from an executive’s misconduct;

•	an executive’s unsanctioned actions have a materially detrimental effect on the Company’s reported financial results; or

•	an executive is terminated following a felony conviction that directly and materially harms the Company’s business or reputation.

If the clawback policy is applied to an executive, the Board (or designated Board committee) may require the reimbursement and/or forfeiture of certain bonus, incentive or equity-based compensation awarded by the Company and vested or paid to the executive, with the amounts and periods for the clawback depending on the reason for the application of the policy.

Stock Ownership Guidelines

Senior executives are expected to increase their stock ownership until they reach a minimum guideline equal to a multiple of their annual base salary. The following table reflects the minimum guideline for our senior executives as of December 31, 2017.

EXECUTIVE	MINIMUM GUIDELINE MULTIPLE OF BASE SALARY
President and Chief Executive Officer	5X
Senior Vice President, Chief Financial Officer and Treasurer President, USA TODAY NETWORK President, USA TODAY NETWORK Marketing Solutions	3X
Other NEOs	1.5X

The Company’s ownership guidelines specify that senior executives must hold at least 50% of the after-tax shares they receive (assuming a 50% tax rate) upon the vesting of awards granted by the Company until they have met the applicable stock ownership guideline. The required levels of senior executive stock ownership are regularly reviewed by the Committee and were updated in December 2017 to reflect the Company’s previously announced management reorganization.

Tax Considerations

In general, our executive compensation programs place heavy emphasis on pay for performance, with substantial portions of each executive’s total compensation “at risk.” In advancing this objective, before 2018, the Committee generally attempted to structure and award certain elements of compensation, including annual cash incentives and Performance Shares, to executive officers who might be subject to Section 162(m) of the Internal Revenue Code (“covered employees”) in a manner intended to permit the Company to obtain a deduction under Section 162(m) for qualifying performance-based compensation paid to such employees, while reserving the authority to award non-deductible compensation as it deemed appropriate. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, we cannot guarantee that compensation intended to meet the deductibility requirements under Section 162(m) for years prior to 2018 in fact did so.

Under the Tax Cuts and Jobs Act and subject to certain grandfathering rules, effective 2018, the performance-based compensation exception has been eliminated and the definition of “covered employee” has been expanded (before 2018, the chief financial officer and individuals who were covered employees in past years were not treated as covered employees). As a result, the Company generally will not be able to obtain a tax deduction for compensation paid to a covered employee in excess of $1 million. However, the Company expects it will continue to place significant emphasis on pay for performance in the design of its executive compensation programs as a matter of sound corporate governance.

CEO Pay Ratio Disclosure

In 2015, the SEC adopted a rule that requires each registrant to disclose the ratio of the compensation of its principal executive officer to its median employee’s compensation. The rule requires that registrants provide the pay ratio disclosure for their first fiscal year beginning on or after January 1, 2017. Because the Company’s 2017 fiscal year began on December 26, 2016, the Company is not required to provide the pay ratio disclosure in this Proxy Statement.

40	2018 Proxy Statement	GANNETT CO., INC.

EXECUTIVE COMPENSATION

Executive Compensation Committee Report

Executive Compensation Committee Report

The Executive Compensation Committee met with management to review and discuss the “Compensation Discussion and Analysis” disclosures included in this Proxy Statement. Based on such review and discussion, on February 27, 2018 the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2017 fiscal year, and the Board has approved that recommendation.

THE COMPENSATION COMMITTEE

Donald E. Felsinger (Chair)

Matthew W. Barzun

John E. Cody

Lila Ibrahim

John Jeffry Louis

GANNETT CO., INC.	2018 Proxy Statement	41

EXECUTIVE COMPENSATION

Summary Compensation Table

Summary Compensation Table

The following table depicts compensation paid to the Company’s NEOs for the fiscal years indicated below. For 2015, the table includes compensation paid by the Company’s former parent prior to the separation on June 29, 2015 as well as compensation paid by the Company following that date.

EXECUTIVE AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)		BONUS ($)		STOCK AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
Robert J. Dickey (President and Chief Executive Officer)	2017	967,308		—		4,039,475	1,237,765	2,320,494	147,535	8,712,577
	2016	925,000		—		3,006,241	1,110,000	1,684,279	130,548	6,856,068
	2015	823,058		1,850,000	(6)	2,350,021	—	1,231,893	118,057	6,373,029
Alison K. Engel (Senior Vice President and Chief Financial Officer)	2017	573,558		—		1,237,895	505,257	—	73,292	2,390,002
	2016	505,000		—		900,003	384,053	—	82,762	1,871,818
	2015	461,666		675,000	(6)	858,009	—	—	74,176	2,068,851
Sharon T. Rowlands (President, USA TODAY NETWORK Marketing Solutions and Chief Executive Officer, ReachLocal, Inc.)	2017	558,539	(7)	206,250	(8)	488,315	521,191	—	158,693	1,932,988
	2016	231,346		621,720		970,831	—	—	75,700	1,899,597

Barbara W. Wall (Senior Vice President and Chief Legal Officer)	2017	507,692		—		714,529	382,980	1,092,684	58,321	2,756,206

John M. Zidich (President/US Domestic Publishing)	2017	661,538		—		1,464,908	587,769	1,715,969	32,235	4,462,419
	2016	625,000		—		1,109,992	531,563	1,265,419	64,331	3,596,305
	2015	548,334		600,000	(6)	590,015		795,858	67,302	2,601,509
Joanne Lipman (Former Senior Vice President and Chief Content Officer)	2017	500,000		—		621,255	382,980	—	1,054,087	2,558,322
	2016	500,000		—		575,004	302,738	—	144,284	1,522,026

(1)	Amounts reported under “Salary” for 2017 reflect the inclusion of a 53rd week in the Company’s fiscal year.

(2)	Amounts in this column represent the aggregate grant date fair value of Performance Share and RSU awards computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) based on the assumptions set forth in note 11 to the Company’s 2017 audited financial statements. These are not amounts paid to or realized by the NEO. The ASC 718 amounts shown in this column may never be realized by an executive officer. The values of grants of Performance Shares reflected above have been calculated assuming the target level of performance is met, which the Company considered to be the most probable outcome as of the grant date. Assuming grants of Performance Shares were calculated based upon the maximum level of performance, the amounts shown in this column would be for Mr. Dickey: 2017: $7,271,455; 2016: $5,260,925; and 2015: $3,650,036; for Ms. Engel: 2017: $2,119,835; 2016: $1,485,006; and 2015: $1,087,807; for Ms. Rowlands: 2017: $791,004; and 2016: $970,831; for Ms. Wall: 2017: $1,190,979; for Mr. Zidich: 2017: $2,508,586; 2016: $1,831,484; and 2015: $764,008; and for Ms. Lipman: 2017: $1,035,510; and 2016: $920,011.

(3)	Represents cash incentive compensation amounts earned by our NEOs based on achievement relative to the Company financial goals and individual strategic and culture goals under our 2017 and 2016 annual incentive programs, as well as our 2017 stretch goals (no amounts were paid pursuant to the 2016 stretch goals). For information on how such amounts were determined for 2017, see “Annual Cash Incentives” under “Compensation Discussion and Analysis” on page 28 of this Proxy Statement.

(4)

Amounts in this column represent the aggregate increase, if any, of the accumulated benefit liability relating to the NEO under the GRP and the SERP in the applicable fiscal year. Amounts are calculated by comparing values as of the pension plan measurement date used for the Company’s financial statements for the applicable fiscal years. This includes the value of any additional service accrued, the impact of any compensation increases received, the impact of any plan amendments made during the period, and growth attributable to interest, if applicable. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of retirement age, pre-retirement mortality and probability of terminating employment prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to

42	2018 Proxy Statement	GANNETT CO., INC.

EXECUTIVE COMPENSATION

Summary Compensation Table

age. The above values are calculated assuming each NEO survives to the assumed retirement age. To the extent the assumptions used for reporting changed from the prior year to the current year, the impact is reflected in the above values. A significant portion of the 2017 increase relates to a significant decrease in the annual discount rate (reflecting a year over year decrease in the yields of high quality, fixed income investments as of the end of the fiscal year) required to be used to calculate pension values in the SERP for proxy reporting purposes (from 3.95% in 2016 to 3.55% in 2017).

(5)	Amounts for 2017 reported in this column include: (i) annual key executive life insurance premiums paid for Mr. Dickey in the amount of $61,048; (ii) matching contributions to the Gannett 401(k) plan as follows: Mr. Dickey: $8,100; Ms. Engel: $13,500; Mr. Zidich: $8,100; and Ms. Lipman: $13,500; (iii) Company contributions to the executives’ DCP accounts as follows: Ms. Engel: $34,381; and Ms. Lipman: $26,637 (for an explanation of these payments, please refer to the discussion of the DCP beginning on page 37 of this Proxy Statement); (iv) premiums paid for supplemental medical coverage in the amount of $15,744 for each of Mr. Dickey and Ms. Wall; (v) payments in connection with either a company-provided automobile or car allowance for Mr. Dickey, Ms. Wall and Mr. Zidich in the amounts of $19,310, $9,300 and $3,902, respectively; (vi) financial services benefits paid for the benefit of Mr. Dickey, Ms. Engel, Ms. Rowlands, Ms. Wall and Mr. Zidich in the amounts of $26,000, $8,825, $15,000, $8,445 and $2,900, respectively; (vii) Gannett Foundation grants to eligible charities recommended by Mr. Dickey, Ms. Engel, Ms. Wall, and Mr. Zidich of $15,000, and Ms. Lipman of $10,000; (viii) premiums paid for travel accident insurance; (ix) payments for Lifelock identity protection services; (x) a housing stipend to Ms. Rowlands of $143,693 (of which $53,693 was attributable to tax gross ups); and (xi) a severance payment under the Executive Severance Plan of $1,000,000 and payments for relocation services of $2,307 for Ms. Lipman in connection with her departure from the Company in December 2017. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs.

(6)	The 2015 amount reported for Mr. Dickey includes a special promotional bonus of $150,000 paid upon consummation of the separation, and for Ms. Engel includes a $150,000 sign-on bonus paid to her in 2015 by the Company’s former parent. In addition, the 2015 amounts reported for Mr. Dickey, Ms. Engel, and Mr. Zidich include special one-time transaction bonuses of $500,000, $150,000, and $150,000, respectively, in recognition of their respective efforts in connection with the separation. These amounts were earned upon consummation of the separation and paid as a part of each NEO’s respective 2015 annual bonus.

(7)	For Ms. Rowlands, the amount reported under “Salary” for 2016 reflects the salary paid to her by the Company during 2016 commencing with her employment with the Company upon our acquisition of ReachLocal on August 9, 2016. The amount reported under “Salary” for 2017 reflects (i) base salary at an annualized rate of $550,000 paid to her by the Company from January 1, 2017 to November 8, 2017 and (ii) base salary at an annualized rate of $610,000 paid to her from November 9, 2017 to December 31, 2017 due to her promotion to President, USA TODAY NETWORK Marketing Solutions.

(8)	As a result of negotiations between the Company and ReachLocal management in connection with our acquisition of ReachLocal, Ms. Rowlands’s 2016 bonus was determined pursuant to ReachLocal’s 2016 Executive Bonus Plan. The amount reported under “Bonus” for Ms. Rowlands in 2016 reflects the bonus she received pursuant to such plan. In addition, in connection with our acquisition of ReachLocal, Ms. Rowlands received a special cash retention award with an aggregate value of $825,000. The amount reported under “Bonus” for Ms. Rowlands in 2017 reflects the 25% portion of such award that vested on August 9, 2017. For additional information regarding the terms of Ms. Rowlands’s special cash retention award, see “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table” on page 45 of this Proxy Statement.

GANNETT CO., INC.	2018 Proxy Statement	43

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table reports short and long-term incentive awards that were made to Company’s NEOs during 2017, in each case as described under “Compensation Discussion and Analysis” on page 24 of this Proxy Statement.

NAME	GRANT DATE		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(3)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(4)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(5)
		APPROVAL DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Robert J. Dickey	1/1/2017	12/14/2016				148,802	297,604	595,208		3,231,979
	1/1/2017	12/14/2016							99,201	807,496
			124,688	1,187,500	1,781,250(1)
			79,167	237,500	237,500(2)
Alison K. Engel	1/1/2017	12/13/2016				40,605	81,210	162,420		881,941
	1/1/2017	12/13/2016							43,729	355,954
			40,680	452,000	678,000(1)
			47,083	141,250	141,250(2)
Sharon T. Rowlands	1/1/2017	12/13/2016				13,936	27,872	55,744		302,690
	1/1/2017	12/13/2016							22,804	185,625
			41,175	457,500	686,250(1)
			50,833	152,500	152,500(2)
Barbara W. Wall	1/1/2017	12/13/2016				21,936	43,872	87,744		476,450
	1/1/2017	12/13/2016							29,248	238,079
			29,250	325,000	487,500(1)
			41,667	125,000	125,000(2)
John M. Zidich	1/1/2017	12/13/2016				48,052	96,103	192,206		1,043,679
	1/1/2017	12/13/2016							51,748	421,229
			46,800	520,000	780,000(1)
			54,167	162,500	162,500(2)
Joanne Lipman	1/1/2017	12/13/2016				19,073	38,145	76,290		414,255
	1/1/2017	12/13/2016							25,430	207,000
			29,250	325,000	487,500(1)
			41,667	125,000	125,000(2)

(1)	The amounts reported in this row represent the threshold, target and maximum payments that could be earned under our 2017 annual cash incentive program. “Threshold” represents the amount that the NEO would earn if the threshold level were achieved only for the digital revenue financial metric. “Target” represents the amount that the NEO would earn if the target level were achieved for each financial metric and the individual strategic and culture components each paid out at 100%. “Maximum” represents the amount that the NEO would earn if the maximum level were achieved for each financial metric and the individual strategic and culture components each paid out at 150%. For actual amounts paid to each NEO, see the Summary Compensation Table on page 42 of this Proxy Statement.

(2)	The amounts reported in this row represent the amounts that NEOs could earn pursuant to the 2017 stretch goals. “Threshold” represents the amount that the NEO would earn if only one stretch goal were achieved. “Target” represents the amount that the NEO would earn if each goal were achieved. The NEOs did not have an opportunity to earn additional amounts in the event that the Company outperformed with respect to any stretch goal.

(3)	These share numbers represent the threshold, target and maximum number of shares that may be earned under the Performance Share awards granted for the 2017-2019 Incentive Period. The threshold is 50% of the target number of Performance Shares, and the maximum is 200% of the target number of Performance Shares.

(4)	These share numbers represent RSU grants under the 2015 Plan. The awards generally will vest in four equal annual installments, with vested shares being delivered to the executive shortly after each vesting event.

(5)	The full grant date fair value was computed in accordance with ASC 718, based on the assumptions set forth in note 11 to the Company’s 2017 audited financial statements. The ASC 718 amounts shown in the table may never be realized by an executive officer. Amounts shown for grants of Performance Shares have been calculated assuming the target level of performance is met.

44	2018 Proxy Statement	GANNETT CO., INC.

EXECUTIVE COMPENSATION

Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table

Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table

LETTER AGREEMENT WITH ROBERT J. DICKEY

The Company entered into a letter agreement with Mr. Dickey, dated June 4, 2015, in connection with his appointment as President and Chief Executive Officer. The letter agreement entitles Mr. Dickey to an initial annual base salary of $895,000, an initial target annual bonus of 125% of his annual base salary and an initial annual long-term incentive compensation opportunity of 300% of his annual base salary. In addition, the letter provided for Mr. Dickey to receive a one-time grant of RSUs under the 2015 Plan with a grant date fair value of approximately $350,000, which awards will vest annually in 25% increments commencing on December 31, 2015, and a promotional cash bonus of $150,000. Mr. Dickey’s letter agreement further provided that he would be eligible to participate in the Company’s 2015 Transitional Compensation Plan (or a successor plan or arrangement under which he would be eligible for a severance payment based on at least the product of (a) 3 multiplied by (b) the sum of his base salary and bonus) and the Company’s Gannett Leadership Team Transition Severance Plan (or a successor plan or arrangement under which he would be eligible for a severance payment based on at least the product of (a) 3 multiplied by (b) his base salary). In addition, upon Mr. Dickey’s retirement, death, full disability or termination other than for “cause,” he will vest 100% (rather than pro-rata) in his long-term incentive awards granted after the date of his letter agreement (with any applicable performance goals determined based on actual results over the full term of the performance period).

LETTER AGREEMENT WITH ALISON K. ENGEL

The Company’s former parent entered into a letter agreement with Ms. Engel, dated April 30, 2015, setting forth the terms of her employment in connection with her promotion to Senior Vice President and Chief Financial Officer of the Company. The letter agreement entitles Ms. Engel to an initial annual base salary of $480,000, an initial target annual bonus of 75% of her annual base salary and an initial annual long-term incentive compensation opportunity of 150% of her annual base salary. In addition, at the time of her hiring, Ms. Engel received a one-time grant of RSUs of the Company’s former parent with a grant date fair value of approximately $300,000 (which award was converted into RSUs in respect of the Company common stock) and a sign-on cash bonus of $150,000.

LETTER AGREEMENTS WITH SHARON T. ROWLANDS

Gannett Letter Agreement

In connection with the acquisition of ReachLocal, the Company entered into a letter agreement with Ms. Rowlands, dated August 2, 2016, setting forth the terms of her employment as CEO of ReachLocal following the acquisition. That letter agreement was amended on November 9, 2017 in connection with Ms. Rowlands’s appointment as President, USA TODAY NETWORK Marketing Solutions. The letter agreement, as amended, generally entitles Ms. Rowlands to an initial annual base salary of $610,000, an initial target annual bonus for 2018 equal to 80% of her annual base salary, and annual long-term incentive awards in amounts to be determined by the Committee in accordance with the Company’s guidelines in effect.

In addition, the letter agreement entitled Ms. Rowlands to special retention awards (consisting 50% of RSUs and 50% of cash), which were granted in August 2016 following the closing of the ReachLocal acquisition. The special retention awards together had an aggregate value of $1,650,000. Half of such amount, or $825,000, consisted of an RSU grant, with the number of shares subject to the grant determined based upon the closing price of the Company’s common stock on August 11, 2016 (discounted for lack of dividends paid while unvested), or $10.39 per share. The remaining half of such amount consisted of an $825,000 cash retention award. Both the RSUs and the cash retention award vested 25% on August 9, 2017 (the first anniversary of our acquisition of ReachLocal), and will vest 25% on August 9, 2018 and 50% on August 9, 2019, provided in each case that Ms. Rowlands is continuously employed until such date and has not terminated employment on or before such date, and certain other conditions set forth in the applicable award agreement are satisfied. Ms. Rowlands’s special retention awards provide for full vesting and payment upon her termination in the event that she is involuntarily terminated without cause, dies, becomes permanently disabled, or there are certain material changes in her responsibilities. These awards also provide for accelerated vesting in the event there is a change in control and the awards are not continued or assumed or there is a qualifying termination.

ReachLocal Letter Agreement

Prior to our acquisition of ReachLocal, Ms. Rowlands entered into a letter agreement with ReachLocal dated March 31, 2014, which was amended on November 1, 2015 and August 9, 2016. The letter agreement provided, among other matters, for ReachLocal to reimburse Ms. Rowlands up to $10,000 per month for temporary living expenses for a limited period of time. This benefit expired in the fall of 2017.

GANNETT CO., INC.	2018 Proxy Statement	45

EXECUTIVE COMPENSATION

Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table

LETTER AGREEMENT WITH JOHN M. ZIDICH

The Company’s former parent entered into a letter agreement with Mr. Zidich, dated May 6, 2015, setting forth the terms of his employment in connection with his promotion to President of U.S./Domestic Publishing of the Company. The letter agreement entitles Mr. Zidich to an initial annual base salary of $600,000, an initial target annual bonus of 75% of his annual base salary and an initial annual long-term incentive compensation opportunity of 150% of his annual base salary. In addition, Mr. Zidich received a one-time relocation bonus of $50,000 and reimbursement of certain relocation costs.

LETTER AGREEMENT WITH JOANNE LIPMAN

The Company entered into a letter agreement with Ms. Lipman, dated December 2, 2015, setting forth the terms of her employment in connection with her appointment as Senior Vice President, Chief Content Officer of the Company. The letter agreement entitles Ms. Lipman to an initial annual base salary of $500,000, an initial target annual bonus of 65% of her annual base salary and an initial annual long-term incentive compensation opportunity of 115% of her annual base salary. In addition, she received a relocation stipend of $5,000 per month for the first 12 months of employment with the Company.

46	2018 Proxy Statement	GANNETT CO., INC.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of the end of fiscal 2017 on the stock options, RSUs and Performance Shares held by the Company’s NEOs that are denominated in shares of Company common stock. The table reflects the conversion of all such awards made by the Company’s former parent prior to the separation into awards denominated in shares of the Company’s common stock in connection with the separation, as well as the related adjustments to the exercise prices of option awards. Information regarding awards denominated in TEGNA shares that were held by the Company’s NEOs is presented in footnote (7) to the table.

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Mr. Dickey	19,533	—	5.28	2/23/2018
	51,276	—	5.71	2/22/2019
					25,105	(1)	290,967	(1)
					25,477	(2)	295,278	(2)
					74,401	(3)	862,308	(3)
									116,823	(4)	1,353,979	(4)
									297,604	(5)	3,449,230	(5)
Ms. Engel					15,099	(1)	174,997	(1)
					10,678	(2)	123,758	(2)
					32,797	(3)	380,117	(3)
									30,311	(4)	351,304	(4)
									81,210	(5)	941,224	(5)
Ms. Rowlands					7,018	(2)	81,339	(2)
					59,553	(6)	690,219	(6)
					17,103	(3)	198,224	(3)
									27,872	(5)	323,036	(5)
Ms. Wall(7)					5,576	(1)	64,626	(1)
					7,119	(2)	82,509	(2)
					21,936	(3)	254,238	(3)
									16,321	(4)	189,160	(4)
									43,872	(5)	508,476	(5)
Mr. Zidich					9,583	(1)	111,067	(1)
					13,170	(2)	152,640	(2)
					38,811	(3)	449,819	(3)
									37,383	(4)	433,269	(4)
									96,103	(5)	1,113,834	(5)
Ms. Lipman(8)					—		—
									—		—

GANNETT CO., INC.	2018 Proxy Statement	47

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

(1)	These RSUs are scheduled to vest on December 31, 2018. The amount represents the unvested 25% portion of RSU awards granted in 2015, whether before or after the separation. The 2015 RSUs generally vest in four equal annual installments, with vested shares being delivered to the executive upon the earliest to occur of (1) the executive’s termination of employment, (2) a change in control of the Company and (3) four years after the grant date. The value of these RSUs is based on the product of the number of RSUs multiplied by $11.59, the closing price of a share of the Company’s common stock on December 29, 2017.

(2)	These RSUs are scheduled to vest in equal annual installments on December 31, 2018 and December 31, 2019. The amount represents the unvested 50% portion of RSU awards granted in 2016, which generally vest in four equal annual installments, with vested shares being delivered to the executive shortly after each vesting event. The value of these RSUs is based on the product of the number of RSUs multiplied by $11.59, the closing price of a share of the Company’s common stock on December 29, 2017.

(3)	These RSUs are scheduled to vest in equal annual installments on December 31, 2018, December 31, 2019 and December 31, 2020. The amount represents the unvested 75% portion of RSU awards granted in 2017, which generally vest in four equal annual installments, with vested shares being delivered to the executive shortly after each vesting event. The value of these RSUs is based on the product of the number of RSUs multiplied by $11.59, the closing price of a share of the Company’s common stock on December 29, 2017.

(4)	These share numbers represent the target number of Performance Shares for the 2016-2018 Incentive Period. If the performance conditions are met, these Performance Shares are eligible to vest on December 31, 2018. The value of these Performance Shares is estimated assuming the target number of Performance Shares is earned and multiplying the target number of Performance Shares by $11.59, the closing price of a share of the Company’s common stock on December 29, 2017.

(5)	These share numbers represent the target number of Performance Shares for the 2017-2019 Incentive Period. If the performance conditions are met, these Performance Shares are eligible to vest on December 31, 2019. The value of these Performance Shares is estimated assuming the target number of Performance Shares is earned and multiplying the target number of Performance Shares by $11.59, the closing price of a share of the Company’s common stock on December 29, 2017.

(6)	These RSUs represent Ms. Rowlands’s special award of retention RSUs granted in connection our acquisition of ReachLocal. They are scheduled to vest as described under “Additional Information Regarding the Summary Compensation Table and the Grants of Plan Based Awards Table.”

(7)	Pursuant to the Employee Matters Agreement delivered in connection with the separation, equity awards granted by the Company’s former parent prior to 2015 were converted into awards denominated both in the Company’s shares and in TEGNA shares. At the end of the Company’s 2017 fiscal year, Ms. Wall held vested options to purchase 6,967 shares of TEGNA stock at an exercise price of $8.40 per share expiring December 10, 2018.

(8)	In connection with her departure from the Company on December 31, 2017, Ms. Lipman forfeited her outstanding equity awards that had not vested as of such date.

Option Exercises and Stock Vested

The following table provides information on shares of Company stock acquired pursuant to RSUs and Performance Shares that vested in 2017. No NEOs exercised Company options in 2017.

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)(1)	VALUE REALIZED ON VESTING ($)(2)
Mr. Dickey	222,978	2,670,812
Ms. Engel	58,192	689,735
Ms. Rowlands	29,060	336,805
Ms. Wall	34,324	406,965
Mr. Zidich	51,754	611,406
Ms. Lipman	10,255	118,855

(1)	These share amounts include: (a) Performance Shares that vested based on the results of the 2015-2017 Incentive Period, which ended December 31, 2017; and (b) RSUs that vested on December 31, 2017 (and, for Ms. Rowlands, the portion of her retention RSU award that vested on August 9, 2017). Pursuant to the terms of the applicable award agreements, the portion of the 2015 RSU grants that vested on December 31, 2017 will not be paid out in the form of Company stock until January 2019, assuming continued employment until December 31, 2018. The portions of the 2016 and 2017 RSU grants that vested on December 31, 2017 were paid out in the form of Company stock after the vesting date.

48	2018 Proxy Statement	GANNETT CO., INC.

EXECUTIVE COMPENSATION

Pension Benefits

(2)	These amounts equal: (a) the product of the number of vested RSUs multiplied by $11.59, the closing price of a share of the Company’s common stock on December 29, 2017, the last trading day prior to the vesting date; plus (b) the product of the number of Performance Shares paid out for the 2015-2017 Incentive Period, which ended December 31, 2017, multiplied by $12.16, the closing price of a share of the Company’s common stock on January 22, 2018, the closing price on the date on which the Committee certified the TSR results for the performance period.

In addition to the above, certain NEOs also acquired stock of TEGNA or Cars.com Inc. (“Cars.com”) in connection with either RSUs of such companies vesting on December 31, 2017 or options of such companies exercised during 2017, as follows:

•	Mr. Dickey acquired 17,176 shares of TEGNA stock, realizing approximately $241,838 in value, upon the vesting of TEGNA RSUs on December 31, 2017. Mr. Dickey acquired 224,506 shares of TEGNA stock upon exercising options with exercise prices between $8.04 and $8.69, realizing approximately $1,492,913 in value. In addition, on May 31, 2017, TEGNA effected the spin-off of Cars.com as a separate publicly traded company. In connection with the spin-off, holders of outstanding TEGNA RSUs received RSUs of Cars.com based on the conversion ratio for the spin-off (one share of Cars.com per every three shares of TEGNA common stock held as of the applicable record date). As a result, Mr. Dickey acquired 5,725 Cars.com shares, realizing approximately $165,109 in value upon the vesting of Cars.com RSUs on December 31, 2017.

•	Ms. Wall acquired 3,652 shares of TEGNA stock, realizing approximately $51,420 in value, and acquired 1,217 shares of Cars.com stock, realizing approximately $35,098 in value, upon the vesting of TEGNA or Cars.com RSUs, as applicable, on December 31, 2017.

•	Mr. Zidich acquired 4,681 shares of TEGNA stock, realizing approximately $65,908 in value, and acquired 1,560 shares of Cars.com stock, realizing approximately $44,990 in value, upon the vesting of TEGNA or Cars.com RSUs, as applicable, on December 31, 2017.

Pension Benefits

The table below shows the actuarial present value as of December 31, 2017 of accumulated benefits payable to certain of the NEOs, including the number of years of service credited to each, who participate in each of the Gannett Retirement Plan, or GRP, and the Gannett Supplemental Retirement Plan, or SERP, in each case determined using assumptions consistent with those used in our financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. The table below reflects an assumed retirement age of 65 for each participating NEO with respect to the SERP (with the pension amount taking into account only pay and service earned through December 31, 2017) and an immediate retirement for each participating NEO with respect to the GRP. These reflect payment at the earliest point in time at which benefits are available without any reduction for age. Information regarding the GRP and SERP can be found in CD&A under the heading “Post-Termination Pay” on page 36 of this Proxy Statement. Mses. Engel, Rowlands and Lipman have never participated in the GRP or the SERP.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)		PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
Robert J. Dickey	GRP	18.75	(1)	315,551	—
	SERP	28.17		9,963,027	—
Barbara W. Wall	GRP	23.33	(1)	408,779	—
	SERP	32.75		4,493,077	—
John M. Zidich	GRP	30.58	(1)	517,756	—
	SERP	40.00		6,852,598	—

(1)	Messrs. Dickey and Zidich and Ms. Wall have fewer years of credited service under the GRP than under the SERP. As discussed in the description of the GRP beginning on page 39 of this Proxy Statement, participants in the GRP ceased accruing credit for additional years of service after the GRP was frozen on August 1, 2008. Messrs. Dickey and Zidich and Ms. Wall continue to accrue benefits under the SERP at a reduced rate (as discussed in the description of the SERP on page 39) based on actual years of service. The Company generally does not provide additional pension service credit to any executive for years not actually worked.

GANNETT CO., INC.	2018 Proxy Statement	49

EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation

Non-Qualified Deferred Compensation

The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that allows our executives to defer all or a portion of their compensation. Participant contributions that are not treated as if invested in Company stock are generally distributed in cash, and amounts that are treated as if invested in Company stock are generally distributed in shares of Company stock or cash, at the Company’s election. Effective August 1, 2008, the DCP also provides for Company contributions for certain participants. Information regarding the DCP can be found in the CD&A under the heading “Post-Termination Pay.”

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)(1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(2)	AGGREGATE EARNINGS/ LOSSES IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN LAST FY ($)	AGGREGATE BALANCE AT LAST FYE ($)
Robert J. Dickey	—	—	—	—	—
Alison K. Engel	—	34,381	15,396	—	93,945
Sharon T. Rowlands	—	—	—	—	—
Barbara W. Wall	275,000	—	152,555	—	1,583,651
John M. Zidich	—	—	40,434	—	490,394
Joanne Lipman	—	26,637	307	—	38,694

(1)	The amount shown in this column includes Ms. Wall’s deferral in 2018 of a portion of her annual cash incentive payout for 2017.

(2)	The Company made contributions to the DCP on behalf of Ms. Engel and Ms. Lipman in an amount equal to 5% of their respective cash compensation that exceeds the Internal Revenue Code limits on the amount of compensation that can be taken into account when calculating benefits under a qualified plan. These Company contributions are initially treated as invested in Company stock (although participants can reallocate the contributions to other designated investment options) and are distributed in cash. The amounts shown in this column reflect the Company contributions made in February 2018 for services provided in 2017 by Mses. Engel and Lipman.

50	2018 Proxy Statement	GANNETT CO., INC.

EXECUTIVE COMPENSATION

Other Potential Post-Employment Payments

Other Potential Post-Employment Payments

The following table generally describes payments the NEOs may receive under Company’s post-termination benefits program upon termination under certain scenarios. Benefits separately provided to individual NEOs in accordance with an agreement or other arrangement between the Company and that NEO, including Mr. Dickey’s letter agreement and Ms. Rowlands’s special retention awards, are not identified in the table below, but are described in “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table” on page 45 of this Proxy Statement.

COMPENSATION ELEMENT:	RETIREMENT OR VOLUNTARY TERMINATION	DEATH	DISABILITY	CHANGE IN CONTROL— INVOLUNTARY OR GOOD REASON TERMINATION	INVOLUNTARY TERMINATION WITHOUT CAUSE
Performance Shares	Forfeited unless separation occurs after age 65 (or after attaining at least age 55 with five or more years of service), in which case the NEO generally is entitled to receive, following the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period but only to the extent payable as a consequence of the Company’s performance relative to its TSR Peer Group.	The NEO’s estate is entitled to receive, following the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months the NEO worked during the applicable Incentive Period but only to the extent payable as a consequence of the Company’s performance relative to its TSR Peer Group.	The NEO is entitled to receive, following the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months the NEO worked during the applicable Incentive Period but only to the extent payable as a consequence of the Company’s performance relative to its TSR Peer Group.

Performance Shares awarded in 2015 and earlier immediately vest upon a change in control and payouts are determined based on the Company’s performance relative to its TSR Peer Group for the period prior to the date of the change in control; provided that Performance Shares are paid at target if the change in control occurs in the first 6 months of an Incentive Period.

Performance Shares awarded after 2015 only provide for accelerated vesting if they are not continued or assumed upon a change in control or there is a qualifying termination within 2 years of the change in control. Payouts are determined based on the Company’s performance relative to its TSR Peer Group for the period prior to the date of the change in control; provided that Performance Shares are paid at target if the change in control occurs during the first 12 months of an Incentive Period.

Forfeited unless separation occurs after age 65 (or after attaining at least age 55 with five or more years of service), in which case the NEO generally is entitled to receive, following the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period but only to the extent payable as a consequence of the Company’s performance relative to its TSR Peer Group.

GANNETT CO., INC.	2018 Proxy Statement	51

EXECUTIVE COMPENSATION

Other Potential Post-Employment Payments

COMPENSATION ELEMENT:	RETIREMENT OR VOLUNTARY TERMINATION	DEATH	DISABILITY	CHANGE IN CONTROL— INVOLUNTARY OR GOOD REASON TERMINATION	INVOLUNTARY TERMINATION WITHOUT CAUSE
RSUs	Unvested RSUs are forfeited unless separation occurs after age 65 (or after attaining at least age 55 with five or more years of service), in which case the NEO generally is entitled to receive a prorated number of RSUs based on the number of full months worked during the term of the awards.

For RSUs granted in 2015 and earlier, the NEO’s estate is generally entitled to receive a prorated number of RSUs based on the number of full months worked during the term of the awards.

For RSUs granted after 2015, the NEO’s estate is generally entitled to receive 100% of the awarded RSUs.

For RSUs granted in 2015 and earlier, NEO generally is entitled to receive a prorated number of RSUs based on the number of full months worked during the term of the awards.

For RSUs granted after 2015, the NEO is generally entitled to receive 100% of the awarded RSUs.

RSUs granted in 2015 and earlier vest in full upon a change in control.

RSUs granted after 2015 only provide for accelerated vesting if the awards are not continued or assumed upon the change in control or there is a qualifying termination within 2 years of the change in control.

Unvested RSUs are forfeited unless separation occurs after age 65 (or after attaining at least age 55 with five or more years of service), in which case the NEO generally is entitled to receive a prorated number of RSUs based on the number of full months worked during the term of the awards.
Insurance and Related Benefits	Eligible for insurance and related benefits to the extent provided to similarly situated employees plus, if eligible, executive medical and life insurance benefits.	Family members of NEOs are eligible for insurance and related benefits to the extent provided to similarly situated employees of the deceased NEO, plus, if eligible, executive medical and life insurance benefits.	Disability benefits are provided in accordance with Company disability plans applicable to all employees, but only if the NEO’s condition qualifies him or her for such benefits.	Eligible for insurance and related benefits to the extent provided to similarly situated employees plus, if eligible, executive medical and life insurance benefits.	Eligible for insurance and related benefits to the extent provided to similarly situated employees plus, if eligible, executive medical and life insurance benefits.
Severance Pay	None.	None.	None.	Lump sum payment calculated in accordance with the 2015 Change in Control Severance Plan.	Lump sum payment calculated in accordance with the Executive Severance Plan.
Pension (GRP and SERP)	Vested portions of GRP benefits are payable at the date of termination; vested SERP benefits are payable at the later of the termination date or the date the NEO reaches age 55.	Vested benefits under the GRP are payable at the date of death; vested SERP benefits are payable at the later of the date of death or the date the NEO would have attained age 55.	Vested benefits under the GRP are payable at the date of termination; vested SERP benefits are payable at the later of the termination date or the date the NEO reaches age 55.	In addition to vested GRP and SERP benefits, an NEO who actively participates in the SERP is entitled to receive a lump sum payment in an amount determined based on the SERP benefits the NEO would have received had the NEO remained employed through the third anniversary of the change in control.	Vested portions of GRP benefits are payable at the date of termination; vested SERP benefits are payable at the later of the termination date or the date the NEO reaches age 55.

For each NEO other than Ms. Lipman, the table below depicts the amounts that would have been payable to such NEO under the Company’s compensation programs if his or her termination had occurred effective as of December 31, 2017 in each of the circumstances referenced. In presenting this information, amounts earned through December 31, 2017 are referenced, taking into account, where applicable, annual cash incentives paid in 2018 but earned as a result of 2017 performance, and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation, estimates of the amounts which would have been paid out

52	2018 Proxy Statement	GANNETT CO., INC.

EXECUTIVE COMPENSATION

Potential Payments Upon Termination

to the executives upon their termination had it occurred on December 31, 2017. The amounts in the table do not include the value of RSUs that vested on December 31, 2017, or the value of Performance Shares for the 2015-2017 Incentive Period that ended on December 31, 2017. Some payments would be automatically delayed or modified if required under Section 409A of the Internal Revenue Code. In addition, receipt of severance benefits generally would be conditioned on the executive signing a separation agreement that includes a release of claims in favor of the Company and its respective affiliates, and agreement to adhere to customary post-employment restrictive covenants.

For Ms. Lipman, the table depicts the amounts she is entitled to receive as a result of her departure from the Company in December 2017.

Potential Payments Upon Termination

	RETIREMENT / VOLUNTARY TERMINATION		DEATH		DISABILITY		CHANGE IN CONTROL— INVOLUNTARY OR GOOD REASON		INVOLUNTARY TERMINATION WITHOUT CAUSE(8)
Robert J. Dickey
Performance Shares(1)	$4,803,209		$4,803,209		$4,803,209		$3,449,230		$4,803,209
RSUs	$1,398,531		$1,398,531		$1,398,531		$1,448,553		$1,398,531
Executive Insurance and Related Benefits(2)	$222,792	(3)	$3,889,123	(4)	$3,655,506	(5)	$181,796	(6)	$162,792
Severance Pay	—		—		—		$5,910,000		$4,087,765
Pension Payments	$11,351,411		$11,351,411		$11,351,411		$15,655,157	(7)	$11,351,411
Total	$17,775,943		$21,442,274		$21,208,657		$26,644,736		$21,803,708
Alison K. Engel
Performance Shares(1)	—		$547,944		$547,944		$941,224		—
RSUs	—		$628,496		$628,496		$678,873		—
Executive Insurance and Related Benefits(2)	$90,000	(3)	$30,000	(4)	$2,690,963	(5)	$40,321	(6)	$30,000
Severance Pay	—		—		—		$1,889,053		$1,635,257
Pension Payments	—		—		—		—		—
Total	$90,000		$1,206,440		$3,867,403		$3,549,471		$1,665,257
Sharon T. Rowlands
Performance Shares(1)	—		$107,679		$107,679		$323,036		—
RSUs	—		$969,782		$969,782		$969,782		$690,219
Cash Retention Award	—		$618,750		$618,750		$618,750		$618,750
Executive Insurance and Related Benefits(2)	$15,000	(3)	$15,000	(4)	$2,820,366	(5)	$43,476	(6)	$15,000
Severance Pay	—		—		—		$2,463,440		$1,741,191
Pension Payments	—		—		—		—		—
Total	$15,000		$1,711,211		$4,516,577		$4,418,484		$3,065,160
Barbara W. Wall
Performance Shares(1)	$295,599		$295,599		$295,599		$508,476		$295,599
RSUs	$148,549		$380,483		$380,483		$401,373		$148,549
Executive Insurance and Related Benefits(2)	$105,744	(3)	$51,352	(4)	$876,232	(5)	$64,060	(6)	$45,744
Severance Pay	—		—		—		$2,344,145		$1,382,980
Pension Payments	$5,017,448		$5,017,448		$5,017,448		$6,661,761	(7)	$5,017,448
Total	$5,567,340		$5,744,882		$6,569,762		$9,979,815		$6,890,320

GANNETT CO., INC.	2018 Proxy Statement	53

EXECUTIVE COMPENSATION

Potential Payments Upon Termination

	RETIREMENT / VOLUNTARY TERMINATION		DEATH		DISABILITY		CHANGE IN CONTROL— INVOLUNTARY OR GOOD REASON		INVOLUNTARY TERMINATION WITHOUT CAUSE(8)
John M. Zidich
Performance Shares(1)	$660,124		$660,124		$660,124		$1,113,834		$660,124
RSUs	$260,715		$674,400		$674,400		$713,527		$260,715
Executive Insurance and Related Benefits(2)	$90,000	(3)	$30,000	(4)	$751,260	(5)	$55,878	(6)	$30,000
Severance Pay	—		—		—		$2,111,041		$1,887,769
Pension Payments	$7,438,703		$7,438,703		$7,438,703		$10,209,673	(7)	$7,438,703
Total	$8,449,542		$8,803,227		$9,524,487		$14,203,953		$10,277,311
Joanne Lipman
Performance Shares(1)	—		—		—		—		—
RSUs	—		—		—		—		—
Executive Insurance and Related Benefits(2)	—		—		—		—		$27,307
Severance Pay	—		—		—		—		$1,382,980
Pension Payments	—		—		—		—		—
Total	—		—		—		—		$1,410,287

(1)	The amounts shown represent the value of Performance Shares denominated in the Company’s shares for the 2016-2018 and 2017-2019 Incentive Periods, in each case assuming payout at 100% of the target amount and a per share stock value of $11.59, the closing price of a share of Company stock on December 29, 2017. Except in connection with a change in control of the Company, the payout of these Performance Shares will not occur until after the end of the applicable Incentive Period and will be prorated for service through the end of the Company’s 2017 fiscal year in the case of a termination due to death, disability or retirement (except there is no proration for Mr. Dickey). In connection with a change in control of the Company, and assuming a qualifying termination, had it occurred on December 31, 2017, such event or transaction would have resulted in full vesting and a payout at 0% of the target amount for the grants made on January 1, 2016 for the 2016-2018 Incentive Period and 100% of the target amount for the grants made on January 1, 2017 for the 2017-2019 Incentive Period.

(2)	Amounts shown in this row do not include insurance and related benefits that are available generally to all similarly situated Company employees under plans and arrangements that by their terms do not discriminate in favor of executive officers.

(3)	As of December 31, 2017, executives were eligible to receive certain post-retirement benefits: (i) legal and financial counseling services on the same basis as available to an active executive at the time his or her employment terminates through April 15 of the year of retirement or the year following retirement (for 2017 Mr. Dickey received $26,000 in legal and financial services, and each of Mses. Engel, Rowlands and Wall and Mr. Zidich received reimbursement of up to $15,000); (ii) Mr. Dickey may purchase the Company-owned car provided to him at the time of termination at fair market value (valued at $45,000); (iii) supplemental medical insurance coverage at a cost of $15,744 for Mr. Dickey and Ms. Wall and his or her current dependents; and (iv) the ability to recommend Gannett Foundation grants to eligible charities up to $15,000 annually for a period of five years after retirement for Messrs. Dickey and Zidich and Mses. Engel and Wall. Mr. Dickey also participates in the Key Executive Life Insurance Program (“KELIP”). Under the KELIP, the Company will pay premiums (or make cash payments in lieu of premiums) on individual life insurance policies to be owned by Mr. Dickey, which premiums were $61,048 in 2017 and are expected to be approximately the same amount for 2018. The Company reserves the right, in its sole discretion, to amend or terminate the life insurance benefit and the post-retirement perquisites from time to time, provided that any changes with respect to the benefits provided to one executive shall also apply to similarly situated executives.

(4)	Includes $3,826,598 in death benefits payable under the KELIP insurance program maintained by the Company for Mr. Dickey. In addition, the Company would continue to provide supplemental medical insurance coverage for the eligible dependents of Mr. Dickey and Ms. Wall for the duration of the life of the eligible dependents. The Company estimates annual incremental costs for such supplemental medical insurance coverage benefits to be approximately $21,525 for Mr. Dickey and $21,352 for Ms. Wall. In addition, each of Messrs. Dickey and Zidich and Mses. Engel and Wall would receive up to $15,000 from the Gannett Foundation for grants to eligible charities during the year of their death. Mr. Dickey would receive legal and financial services, and each of Mses. Engel, Rowlands and Wall and Mr. Zidich would receive reimbursement for legal and financial services on the same basis as available to an active executive (which for 2017 was $26,000 for Mr. Dickey and up to $15,000 for each other officer).

54	2018 Proxy Statement	GANNETT CO., INC.

EXECUTIVE COMPENSATION

Potential Payments Upon Termination

(5)	For the first six months of disability, disability benefits are paid at either 100% or 60% of the executive’s pre-disability compensation depending on the length of the executive’s service. After six months, disability benefits are paid at 60% or 50% of the executive’s pre-disability compensation, depending on whether the executive elects to pay for additional coverage. Disability benefits are subject to certain conditions, limitations and offsets, and generally continue for the duration of the disability, but not beyond age 65. For those who become disabled near or after age 65, benefits may continue for a specified time beyond age 65 under the terms of the plan. The amounts set forth above represent the present value of the disability benefit applying the following assumptions: (i) the NEO incurred a qualifying disability on December 31, 2017, and the NEO remains eligible to receive disability benefits for the maximum period provided under the plan; (ii) the disability benefits are reduced by certain offsets provided for under the plan (e.g., a portion of the NEO’s SERP benefits); and (iii) IRS-prescribed mortality and interest rate assumptions are used to calculate the present value of such benefits.

(6)	The Change in Control Plan includes 18 months of paid COBRA covering the executives’ medical, dental, vision, and EAP plans as follows: Mr. Dickey $19,004; Ms. Engel $10,321; Ms. Rowlands $28,476; Ms. Wall $18,316; and Mr. Zidich $25,878. In addition, Messrs. Dickey and Zidich, Mses. Engel and Wall would receive up to $15,000 from the Gannett Foundation for grants to eligible charities until the effective date of their termination. Mr. Dickey would receive legal and financial services, and each of Mses. Engel, Rowlands and Wall and Mr. Zidich would receive reimbursement for legal and financial services on the same basis as available to an active executive (which for 2017 was $26,000 for Mr. Dickey and up to $15,000 for each other officer). Mr. Dickey has the ability to purchase the Company-owned car provided to him at the time of termination at fair market value, which was valued at $45,000. Mr. Dickey and Ms. Wall would receive supplemental medical insurance coverage for the executive and his or her current dependents at $15,744. Mr. Dickey would also receive $61,048 in life insurance premiums.

(7)	In addition to the payments described in the above table, if the Company undergoes a change in control, payment of benefits under the SERP and payment of post-2004 Company and participant contributions under the DCP each will be accelerated.

(8)	In the event of an involuntary termination, each of Messrs. Dickey and Zidich and Mses. Engel and Wall would receive up to $15,000 and Ms. Lipman was entitled to receive $10,000 from the Gannett Foundation for grants to eligible charities until the effective date of his or her termination. Mr. Dickey would receive legal and financial services, and each of Mses. Engel, Rowlands and Wall and Mr. Zidich would receive reimbursement for legal and financial services on the same basis as available to an active executive (which for 2017 was $26,000 for Mr. Dickey and up to $15,000 for each other officer). Ms. Lipman was entitled to receive up to $15,000 in reimbursement for legal and financial services. Mr. Dickey may purchase the Company-owned car provided to him at the time of termination at fair market value (valued at $45,000). Each of Mr. Dickey and Ms. Wall and his or her current dependents would receive supplemental medical insurance coverage at a cost of $15,744. Mr. Dickey would also receive $61,048 in life insurance premiums. Ms. Lipman received relocation services for the moving of household goods valued at $2,307.

(9)	As previously announced, Ms. Lipman departed from the Company on December 31, 2017. Amounts reported for Ms. Lipman reflect what she became entitled to receive as a result of her departure.

GANNETT CO., INC.	2018 Proxy Statement	55

PROPOSAL 4—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of the Company’s NEOs as described under “Compensation Discussion and Analysis” beginning on page 24 of this Proxy Statement and the related executive compensation tables, notes and narrative.

As described in the CD&A, the Executive Compensation Committee oversees the Company’s executive compensation programs and supports compensation policies that aim to achieve the following objectives:

•	Pay for performance. Our executive compensation programs place heavy emphasis on pay for performance, with substantial portions of each executive’s total compensation “at risk.”

•	Advance strategic objectives. Compensation programs are designed to motivate executives to achieve critical strategic milestones related to the Company’s digital businesses.

•	Attract, retain and motivate. The Committee is committed to attracting and retaining superior executive talent by offering competitive target total compensation that rewards and motivates our senior executives to enhance Company performance and ensure our overall success and long-term strength.

•	Fairness. Compensation offered to our senior executives should be fair both to the executives and to our stockholders.

•	Promote stock ownership. Compensation programs should be structured to align executives’ interests with those of stockholders. Each senior executive is expected to acquire and maintain a meaningful level of investment in the Company’s common stock, as reflected in stock ownership guidelines.

•	Pay competitively. Compensation should be in line with compensation paid to executives holding similar positions at peer and comparable companies.

Since our separation from our former parent, the Committee has taken steps to enhance our executive compensation programs in light of the foregoing objectives, as described in the CD&A, and will continue to evaluate our programs in the future. We urge you to read the CD&A, which describes in more detail the principles that guide the Committee’s compensation decisions and the components of the Company’s executive compensation plans and programs, as well as the Summary Compensation Table and other related executive compensation tables, notes and narrative, beginning on page 42 of this Proxy Statement, which provide detailed information on the compensation of our NEOs for 2017.

The Board of Directors unanimously recommends that the stockholders of the Company vote FOR adoption of the following resolution:

“RESOLVED, that the stockholders of Gannett Co., Inc. approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, including ‘Compensation Discussion and Analysis,’ the compensation tables and the related discussion.”

While the annual advisory vote you are being asked to cast is non-binding, the Executive Compensation Committee and the Board value the views of the Company’s stockholders and will take the outcome into account when considering future compensation decisions affecting its NEOs.

56	2018 Proxy Statement	GANNETT CO., INC.

DIRECTOR COMPENSATION

The compensation year for non-employee directors begins at each Annual Meeting of Stockholders and ends at the following Annual Meeting of Stockholders. The Outside Director Compensation Program in effect through the Company’s 2017-2018 director compensation year provided that each non-employee director is entitled to:

•	an annual cash retainer of $100,000, payable quarterly during the compensation year;

•	an additional annual retainer fee of $20,000 to committee chairs (other than the chair of the Executive Committee) and an additional annual retainer fee of $120,000 to the independent Chairman of the Board;

•	an annual RSU award with a grant date value equal to $125,000, granted on the first day of the director compensation year, which vests and is eligible for dividend equivalents on the terms generally described below;

•	travel accident insurance of $1,000,000;

•	a match from the Company Foundation of charitable gifts made by directors up to a maximum of $10,000 each year; and

•	a deferral opportunity, using mutual fund choices and a Company stock fund.

Subject to the terms and conditions of the award agreement, each RSU granted to a Company director represents the right to receive a share of Company common stock to the extent they become vested. RSUs granted in 2017 vest in equal installments in each of August 1, November 1, February 1 and May 1 following the grant date and receive dividend equivalents, which are deemed to be reinvested in shares of Company common stock. Such RSUs and dividend equivalents will settle in shares of Gannett common stock delivered to the director on the first anniversary of the grant date. RSUs granted in 2017 also will fully vest and be paid out upon a change of control of the Company. Any such RSUs that are not vested on the date the director leaves the Board will be forfeited.

Company directors may elect to defer their cash fees under the Company’s Deferred Compensation Plan, which provides for the same investment choices, including mutual funds and a Company stock fund, made available to other Deferred Compensation Plan participants. In addition, commencing with the RSUs granted in 2017, directors were permitted to defer the grant date value of their RSU award under the Deferred Compensation Plan in lieu of receiving the award, though such value must be invested in the Company stock fund. Under our Principles of Corporate Governance, directors are subject to a stock ownership guideline requiring them to acquire, directly, beneficially, or through the Deferred Compensation Plan, a number of shares having an aggregate value of at least three times the value of the annual cash retainer (currently set at $100,000). Directors are expected to hold all shares received from the Company as compensation until they meet this stock ownership guideline.

GANNETT CO., INC.	2018 Proxy Statement	57

DIRECTOR COMPENSATION

The below table shows the compensation earned by our non-employee directors for their service on the Board during the 2017 fiscal year. Robert J. Dickey received no separate compensation for service as a director and therefore is not included in the following table.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	ALL OTHER COMPENSATION ($)(2)	TOTAL ($)
John Jeffry Louis(3)	220,000	125,007	10,000	355,007
Matthew W. Barzun(3)(4)	52,381	107,143	10,000	169,524
John E. Cody(4)	120,000	125,007	5,000	250,007
Stephen W. Coll	100,000	125,007	10,000	235,007
Donald E. Felsinger(3)(4)	120,000	125,007	10,000	255,007
Lila Ibrahim	103,333	125,007	10,000	238,340
Lawrence S. Kramer(5)	100,000	125,007	10,000	235,007
Tony A. Prophet(3)(4)	116,667	125,007	10,000	251,674
Debra A. Sandler	120,000	125,007	10,000	255,007
Chloe R. Sladden(4)	100,000	125,007	10,000	235,007

(1)	Amounts in the “Stock Awards” column represent the aggregate grant date fair value of RSU awards computed in accordance with ASC 718 based on the assumptions set forth in note 11 to the Company’s 2017 audited financial statements.

(2)	Represents charitable gifts matched by the Gannett Foundation pursuant to the GannettMatch program. The GannettMatch program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax-exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.

(3)	During 2017, Messrs. Barzun, Felsinger, Louis and Prophet deferred $52,381, $120,000, $220,000 and $116,667, respectively, of the fees such director received in the form of cash and invested those amounts in the Company stock fund of the DCP. The fees payable to Mr. Barzun in 2017 were prorated to reflect his appointment as a director effective in July 2017.

(4)	During 2017, Messrs. Barzun, Cody, Felsinger and Prophet and Ms. Sladden deferred the full value of their respective annual RSU award into the Company stock fund of the DCP. The value of each director’s award was $125,007, except that the value of Mr. Barzun’s award was prorated to $107,143 to reflect his appointment as a director effective in July 2017.

(5)	In addition to the amounts shown in the table, as a result of his employment with our former parent prior to the separation, Mr. Kramer held Performance Shares for the 2015-2017 Incentive Period that are denominated in the Company’s shares. Mr. Kramer received 12,540 Company shares as a result of the vesting and payout of those awards in connection with the conclusion of the 2015-2017 Incentive Period.

58	2018 Proxy Statement	GANNETT CO., INC.

OUTSTANDING DIRECTOR EQUITY AWARDS AT FISCAL YEAR-END

NAME	RESTRICTED STOCK AWARDS & RSU AWARDS (VESTED/UNVESTED) (#)(1)	STOCK OPTION AWARDS (#) (EXERCISABLE/ UNEXERCISABLE)
John Jeffry Louis(2)	37,088/8,103	977/0
John E. Cody(2)	22,328/0	9,451/0
Stephen W. Coll	25,035/8,103	0
Donald E. Felsinger	14,522/0	0
Lila Ibrahim	25,972/8,103	0
Lawrence S. Kramer	25,972/8,103	0
Tony A. Prophet(2)	20,418/0	0
Debra A. Sandler	25,972/8,103	0
Chloe R. Sladden	17,869/0	0

(1)	Includes dividend equivalent units credited with respect to director RSU awards.

(2)	In connection with the separation, equity awards granted by the Company’s former parent before 2015 were converted into awards denominated both in our shares and in TEGNA shares. At the end of our 2017 fiscal year, members of our Board who previously served as directors of our former parent held certain equity awards denominated in TEGNA shares identified below in addition to the Company awards reported in the above table. Awards held by Mr. Dickey that are denominated in TEGNA shares are reported in the notes to the Outstanding Equity Awards at Fiscal Year-End Table included on page 47 of this Proxy Statement.

Mr. Cody:	Vested options to purchase an aggregate of 8,788 TEGNA shares at an exercise price of $7.45 per share expiring in May 2020; and investments in Gannett’s Deferred Compensation Plan that are deemed credited in 8,993 shares of TEGNA stock.

Mr. Prophet:	Investments in Gannett’s Deferred Compensation Plan that are deemed credited in 893 shares of TEGNA stock.

GANNETT CO., INC.	2018 Proxy Statement	59

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of the Company’s 2017 fiscal year for (i) compensation plans previously approved by the Company’s stockholders and (ii) compensation plans not previously approved by the Company’s stockholders:

•	the number of securities to be issued upon the exercise of outstanding stock options, warrants and rights;

•	the weighted-average exercise price of such outstanding stock options, warrants and rights; and

•	other than securities to be issued upon the exercise of such outstanding stock options, warrants and rights, the number of securities remaining available for future issuance under the plans.

	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN(A))
PLAN CATEGORY	(A)	(B)		(C)
Equity compensation plans approved by stockholders(1)	6,660,039	5.56	(2)	6,402,821
Equity compensation plans not approved by stockholders(3)	204,864	—		271,390
Total	6,864,903			6,674,211

(1)	The equity compensation plan approved by the Company’s stockholders is the 2015 Plan. The number in column (a) includes 149,398 shares subject to outstanding stock options, 3,329,403 shares subject to outstanding RSU grants, 21,157 shares subject to dividend equivalent units accrued on outstanding director RSUs, 10,477 shares subject to outstanding restricted stock and 3,149,604 shares subject to outstanding unvested Performance Share awards. The number of shares subject to outstanding unvested Performance Share awards assumes the maximum number of Performance Shares are issued upon vesting. The actual number of Performance Shares issued could be zero to 200% of the target number of Performance Shares underlying unvested awards. Assuming the target number of Performance Shares are issued, the number of shares subject to unvested Performance Share awards would be 1,574,802 and 7,977,623 shares would remain available for future issuance under the 2015 Plan.

(2)	Represents the weighted-average exercise price of the outstanding stock options under the 2015 Plan as adjusted in connection with the separation.

(3)	The Company’s Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to directors and key executives of the Company. The DCP has not been approved by the Company’s stockholders. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s stock are distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. However, deferrals by directors of RSU grants are required to be distributed in stock under the terms of the DCP. The number in column (a) represents the number of shares credited to participants’ accounts in the DCP. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan.

60	2018 Proxy Statement	GANNETT CO., INC.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

The information below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right, including through the settlement of vested RSUs in shares of common stock.

The following table presents, as of March 1, 2018, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each director and each nominee to the Board of Directors, the Company’s NEOs for 2017 (other than Ms. Lipman, who departed in December 2017), and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers was pledged.

NAME OF BENEFICIAL OWNER(1)	SHARES OWNED	PERCENT OF CLASS
Capital Income Builder(2)	8,547,400	7.57%
Dimensional Fund Advisors LP(3)	7,453,026	6.60%
Capital International Investors(4)	10,136,336	8.98%
The Vanguard Group(5)	11,212,701	9.94%
BlackRock, Inc.(6)	14,449,359	12.80%
Vanguard Fiduciary Trust Company(7)	8,960,454	7.94%
Robert J. Dickey	337,883	*
Alison K. Engel	87,435	*
Sharon T. Rowlands	16,927	*
Barbara W. Wall	48,309	*
John M. Zidich	31,180	*
John Jeffry Louis	304,632	*
Matthew W. Barzun	—	*
John E. Cody	32,279	*
Stephen W. Coll	33,138	*
Donald E. Felsinger	14,522	*
Lila Ibrahim	34,075	*
Lawrence S. Kramer	74,436	*
Tony A. Prophet	21,418	*
Debra A. Sandler	34,075	*
Chloe R. Sladden	17,869	*
All directors and executive officers as a group (20 persons including those named above)	1,199,175	1.06

*	Less than one percent.

(1)	The following shares of common stock are included in the table because they may be acquired pursuant to stock options exercisable by May 1, 2018: Mr. Dickey-51,276; Mr. Louis-997; Mr. Cody-9,451; and all directors and executive officers as a group-61,724. The following shares of common stock are included in the table because they may be acquired upon settlement of RSUs that have vested or will vest by May 1, 2018: Mr. Dickey-75,311; Ms. Engel-45,290; Ms. Wall-16,723; Mr. Zidich-28,744; Mr. Louis-36,624; Mr. Cody-20,418; Mr. Coll-33,138; Mr. Felsinger-14,522; Ms. Ibrahim-34,075; Mr. Kramer-34,075; Mr. Prophet-20,418; Ms. Sandler-34,075; Ms. Sladden-17,869; and all directors and executive officers as a group-468,332. The shares reported in the table also include dividend equivalent units credited with respect to director RSU awards and shares of common stock credited to employees’ accounts in the Gannett 401(k) plan. The shares reported in the table do not include shares owned by the Gannett Retirement Plan Trust. The shares reported in the table also do not include investments held through the DCP by certain of the Company’s directors and executive officers that, as of March 1, 2018, were deemed to be credited in the following number of shares of the Company’s stock: Ms. Engel-8,455; Ms. Wall-1,708; Mr. Louis-43,311; Mr. Barzun-18,996; Mr. Cody-21,342; Mr. Felsinger-44,289; Mr. Prophet-37,328; Ms. Sladden-16,164; and all directors and executive officers as a group-210,115.

GANNETT CO., INC.	2018 Proxy Statement	61

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

(2)	Based upon information as of December 29, 2017, contained in a Schedule 13G filed with the SEC on February 14, 2018 by Capital Income Builder, reporting that under certain circumstances, Capital Income Builder may vote 8,547,400 shares. The address for Capital Income Builder is 333 South Hope Street, Los Angeles, California 90071.

(3)	Based upon information as of December 31, 2017, contained in a Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP, reporting, in the aggregate, sole voting power over 7,195,982 shares and sole dispositive power over 7,453,026 shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(4)	Based upon information as of December 29, 2017, contained in a Schedule 13G/A filed with the SEC on February 14, 2018 by Capital International Investors, reporting, in the aggregate, sole voting power over 9,364,281 shares and sole dispositive power over 10,136,336 shares. The address for Capital International Investors is 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, CA 90025.

(5)	Based upon information as of January 31, 2018, contained in a Schedule 13G/A filed with the SEC on February 12, 2018 by The Vanguard Group, Inc., reporting, in the aggregate, sole voting power over 119,576 shares, shared voting power over 19,491 shares, sole dispositive power over 11,084,288 shares, and shared dispositive power over 128,413 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(6)	Based upon information as of December 31, 2017, contained in a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc., reporting, in the aggregate, sole voting power over 14,166,157 shares and sole dispositive power over 14,449,359 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(7)	Based upon information as of December 31, 2017, contained in a Schedule 13G/A filed with the SEC on February 13, 2018 by Vanguard Fiduciary Trust Company, in its capacity as trustee for certain employee benefit plan(s) reporting, in the aggregate, shared voting and dispositive power over 8,960,454 shares. The address for Vanguard Fiduciary Trust Company is 500 Admiral Nelson Blvd., Malvern, PA 19355.

62	2018 Proxy Statement	GANNETT CO., INC.

GENERAL INFORMATION

Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2018 Annual Meeting of Stockholders to be held on May 8, 2018 at 10:00 a.m. local time at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia. This Proxy Statement furnishes you with the information you need in order to vote, whether or not you attend the Annual Meeting.

On what proposals am I being asked to vote and how does the Board recommend that I vote?

You are being asked to vote on the proposals below, and the Board recommends that you vote as follows:

Proposal 1—FOR the election of the eleven director nominees nominated by the Board of Directors, each to hold office until the Company’s 2019 Annual Meeting of Stockholders;

Proposal 2—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018;

Proposal 3—FOR the approval of an amendment to the Company’s 2015 Omnibus Incentive Compensation Plan; and

Proposal 4—FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in “Compensation Discussion and Analysis” and accompanying compensation tables and related discussion contained in this Proxy Statement.

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

What must I do if I want to attend the Annual Meeting in person?

Admission to the Annual Meeting is by ticket only. We will provide each stockholder with one admission ticket upon request. Either you or your proxy may use your ticket. If you are a stockholder of record and plan to attend the Annual Meeting, please call the Company’s stockholder services department at (703) 854-6960 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the Annual Meeting, please send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares, confirming ownership to: Secretary, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107. Requests for admission tickets will be processed in the order in which they are received and must be received no later than May 1, 2018. To obtain directions to attend the Annual Meeting, please call the Company’s stockholder services department at (703) 854-6960.

Who may vote at the Annual Meeting?

If you owned Company stock at the close of business on March 9, 2018, which is the record date for the Annual Meeting (the “Record Date”), then you may obtain a ticket to attend and vote your shares at the meeting. Please bring proof of your common stock ownership, such as a current brokerage statement, and photo identification, if you wish to vote your shares at the meeting. In addition, if you hold shares through a bank, broker, or other intermediary, you must obtain a valid legal proxy, executed in your favor, from the holder of record if you wish to vote those shares at the meeting.

At the close of business on the Record Date, we had approximately 112,854,963 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum. Abstentions and broker non-votes (defined below) also will be counted for the purpose of determining the existence of a quorum.

GANNETT CO., INC.	2018 Proxy Statement	63

GENERAL INFORMATION

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials, and how can I get electronic access to the proxy materials?

Pursuant to SEC rules, we may provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to do so may be found in the Notice.

Stockholders also may elect to receive an email that will provide an electronic link to future annual reports and Proxy Statements rather than receiving paper copies of these documents. You can choose to receive future proxy materials electronically by visiting our investor relations website at http://investors.gannett.com. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you terminate it. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you.

Stockholders also can view the Proxy Statement and the Company’s 2017 Annual Report online on the Company’s investor relations website at http://investors.gannett.com.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your bank, broker or other intermediary. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a stockholder of record of Company shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice. If you request printed copies of the proxy materials by mail, you can vote by mail as well as by telephone or over the Internet. If you are a stockholder of record and intend to vote by proxy, your proxy must be received by no later than 11:59 p.m. Central Time on May 7, 2018.

If I am a beneficial owner of Company shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Follow the voting instructions provided to you by your bank, broker or other intermediary. You must provide your nominee with appropriate voting instructions by no later than 11:59 p.m. Central Time on May 7, 2018.

If I hold my Company shares through the Company’s Dividend Reinvestment Plan or 401(k) Plan, or the TEGNA Inc. 401(k) Savings Plan, how do I vote?

If you participate in the Company’s Dividend Reinvestment Plan or 401(k) Plan, or if you hold shares of the Company’s common stock through the TEGNA Inc. 401(k) Savings Plan, your shares of stock in those plans can be voted in the same manner as shares held of record. To vote the shares held in either plan, you must provide appropriate voting instructions by no later than 11:59 p.m. Central Time on May 3, 2018.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting over the Internet or by telephone that you wish to vote as recommended by our Board; or

•	sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

64	2018 Proxy Statement	GANNETT CO., INC.

GENERAL INFORMATION

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under NYSE rules, the organization that holds your shares may generally vote on routine matters (such as Proposal 2 to ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018) but cannot vote on non-routine matters (such as the director election described in Proposal 1, the proposal to approve an amendment to the Company’s 2015 Omnibus Incentive Compensation Plan described in Proposal 3, and the non-binding advisory vote described in Proposal 4). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform our Inspector of Election that it does not have the authority to vote on the matter with respect to your shares and your shares will not be voted. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We therefore encourage you to provide voting instructions on each proposal to the organization that holds your shares.

Holders of Shares through the Company’s Dividend Reinvestment Plan or 401(k) Plan, or the TEGNA Inc. 401(k) Savings Plan. If you do not give instructions, your shares held in the Dividend Reinvestment Plan will not be voted. All shares in the Company’s 401(k) Plan or the TEGNA Inc. 401(k) Savings Plan for which no instructions are received will be voted by the trustee of such plan in the same proportion as instructions provided to the trustee by other participants in such plan.

Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or over the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by calling at a later time), over the Internet (by voting online at a later time), by attending the Annual Meeting and voting in person, or by notifying the Company before the Annual Meeting (by mail addressed to the Secretary at Gannett Co., Inc., 7950 Jones Branch Dr., McLean VA 22107) that you want to revoke your proxy. Submitting your vote by mail, telephone or over the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting.

What are the votes required to adopt the proposals?

Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. The following voting standards will apply to the proposals to be considered at the Annual Meeting:

•	To be elected, directors must receive a majority of the votes cast with respect to that director (the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee).

•	Ratification of the selection of our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting.

•	Approval of the amendment to the Company’s 2015 Omnibus Incentive Compensation Plan requires the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting.

•	The Say-on-Pay proposal is advisory only and non-binding on the Company. The proposal will be approved on a non-binding, advisory basis if the number of votes cast for the proposal exceeds the number of votes cast against it.

Abstentions, if any, will have no effect on the election of any director or on the Say-on-Pay proposal, but will have the same effect as votes “against” each of the other two proposals.

How do I submit a stockholder proposal or nominate a director for election at the 2019 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2019 Annual Meeting, a stockholder proposal or nomination must be submitted in writing to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary and must be received by November 23, 2018. A stockholder who wishes to present a proposal or nomination at the Company’s 2019 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal to the Company at the same address no earlier than January 8, 2019 and no later than February 7, 2019. The Company’s Bylaws require that any proposal or nomination must contain specific information in order to be validly submitted for consideration.

Can stockholders and other interested parties communicate directly with our Board?

Yes. The Company invites stockholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the Chairman of the Board or the non-management directors as a group by writing to the Board of Directors, the Chairman or the Non-Management Directors, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

GANNETT CO., INC.	2018 Proxy Statement	65

GENERAL INFORMATION

How can I obtain a stockholder list?

A list of stockholders entitled to vote at the 2018 Annual Meeting will be open to examination by any stockholder, for any purpose germane to the 2018 Annual Meeting, during normal business hours, for a period of ten days before the 2018 Annual Meeting and during the 2018 Annual Meeting at the Company’s offices at 7950 Jones Branch Drive, McLean, Virginia 22107.

How may I obtain a copy of the Company’s 2017 Annual Report?

A copy of our 2017 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, is being provided or made available to all stockholders of record on the Record Date. As permitted by the SEC, the Company is sending a Notice of Internet Availability of Proxy Materials to all stockholders.

If you hold your shares of record on the Record Date, you may request email or paper copies of our 2017 Annual Report over the Internet, at www.investorelections.com/gci, by toll-free telephone call (in the U.S. and Canada) to 1-866-870-3684, or by email at paper@investorelections.com. Please put “GCI Materials Request” in the subject line and include the 11-digit control number presented on the Notice.

If you hold your shares on the Record Date in “street name” through a bank, broker or other intermediary, you also may have the opportunity to receive copies of our 2017 Annual Report electronically. Please check the information in the proxy materials provided by your bank, broker or other intermediary.

You may also obtain a copy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Our 2017 Annual Report and Form 10-K are also available through the Company’s website at www.gannett.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

COST OF SOLICITING PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials.

In addition, the Company has retained Innisfree M&A Incorporated, New York, New York (“Innisfree”), to aid in the solicitation of proxies at a fee of $17,500 plus out of pocket expenses. The Company has agreed to indemnify and hold harmless Innisfree and certain related persons against certain liabilities arising out of or in connection with the engagement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that its executive officers and directors complied on a timely basis with all Section 16(a) filing requirements applicable to them during 2017, except that a Form 4 reporting Mr. Kramer’s receipt of Company stock upon the vesting of his Performance Shares award for the 2014-2016 Incentive Period was not filed timely due to an administrative error.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

March 23, 2018

66	2018 Proxy Statement	GANNETT CO., INC.

ANNEX A

Gannett Co., Inc.

2015 Omnibus Incentive Compensation Plan

i

Gannett Co., Inc.

2015 Omnibus Incentive Compensation Plan

Introduction

In 2015, Gannett Co., Inc. separated its digital/broadcast and publishing businesses into two separate publicly traded companies. The separation occurred when Gannett Co., Inc. contributed its publishing businesses to a newly formed subsidiary, Gannett SpinCo, Inc., and distributed the stock of Gannett SpinCo, Inc. to its shareholders (the “Spin-off”). In connection with the Spin-off, Gannett SpinCo, Inc. was renamed “Gannett Co., Inc.” (the “Company”). The entity formerly known as Gannett Co., Inc. was renamed TEGNA Inc. (the “Predecessor Company”) and continues the digital/broadcast businesses.

Awards under this Plan include awards granted to employees and directors of the Predecessor Company or its affiliates under the Predecessor Company’s 2001 Omnibus Incentive Compensation Plan that have been converted in connection with the Spin-off to awards under this Plan (the “Adjusted Awards”). The terms of such conversion are generally specified in that certain Employee Matters Agreement by and between the Company and Predecessor Company dated June 26, 2015 (the “Employee Matters Agreement”). Notwithstanding any other provision of this Plan or the Predecessor Plan (as defined below), no Participant shall be entitled to duplicate benefits under both such Plans with respect to the same period of service or compensation.

Article 1.	Establishment, Objectives, Duration and Service Credit

1.1 Establishment of the Plan. The Company, a Delaware corporation, hereby adopts this Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, and Cash-Based Awards. Subject to approval by the Company’s stockholders, the Plan shall become effective as of June 29, 2015 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders, to provide Participants with an incentive for excellence in individual performance, and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company and its Affiliates in their ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in that success.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 16 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after May 8, 2028.

1.4 Service Credit. For each Employee who is employed immediately following the Effective Date by the Company or an Affiliate and each “Former SpinCo Group Employee” (as defined in the Employee Matters Agreement), service shall be recognized with the Predecessor Company or any of its subsidiaries or predecessor entities at or before the Effective Date, to the same extent that such service was recognized by the Predecessor Company under the Predecessor Plan prior to the Effective Date as if such service had been performed for the Company for purposes of eligibility, vesting and determination of level of benefits under this Plan.

Article 2.	Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2 “Adjusted Award” means Awards granted under the Predecessor Plan that are converted into Awards in respect of Shares pursuant to the Employee Matters Agreement.

2.3 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, or Cash-Based Awards, and including Adjusted Awards and Substitute Awards.

2.4 “Award Agreement” means a written or electronic agreement entered into by the Company and each Participant or a written or electronic statement issued by the Company to a Participant, which in either case sets forth the terms and provisions applicable to Awards granted under this Plan.

2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash-Based Award” means an Award granted to a Participant whose value is denominated in cash as described in Article 9 hereof.

2.8 “Change in Control” means the first to occur of the following:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates, or (D) any acquisition pursuant to a transaction that complies with (c)(i), (c)(ii) and (c)(iii) below;

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to a Section 409A Award, the Committee may specify that the definition of Change in Control must also constitute an event that is a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

2.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.10 “Committee” means any committee appointed by the Board to administer Awards to Employees or Directors, as specified in Article 3 hereof.

2.11 “Company” means Gannett Co., Inc., a Delaware corporation and any successor thereto as provided in Article 18 hereof.

2.12 “Covered Employee” means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute, or a Participant who is designated by the Committee to be treated as a “covered employee”.

2.13 “Director” means any individual who is a member of the Board of Directors of the Company; provided, however, that any Director who is employed by the Company shall be considered an Employee under the Plan.

2.14 “Disability” shall have the meaning ascribed to such term in the Award Agreement. If no such definition is provided in the Award Agreement, “Disability” shall mean a medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than six months if such disabling condition renders the person unable to perform the material and substantial duties of his or her occupation. With respect to Section 409A Awards that become payable upon a disability, such disability must also qualify as a disability within the meaning of Treasury Regulation 1.409A-3(i)(4).

2.15 “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.16 “Employee” means any employee of the Company or its Subsidiaries or Affiliates.

2.17 “Employee Matters Agreement” means the Employee Matters Agreement by and between the Company and Predecessor Company dated June 26, 2015.

2.17A “Equity Award” means an Award that is payable in Shares.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.19 “Fair Market Value” as of any date and in respect of any Share means the then most recent closing price of a Share, provided that, if Shares shall not have been traded on the New York Stock Exchange for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the fair market value of Shares shall be as determined by the Committee in such other manner as it may deem appropriate, provided that such valuation is consistent with the requirements of Section 409A. In no event shall the fair market value of any Share be less than its par value.

2.20 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 hereof.

2.21 “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 hereof and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422. To the extent that an option is granted that is intended to meet the requirements of Code Section 422, but fails to meet such requirements, the option will be treated as a NQSO.

2.22 “Insider” shall mean an individual who is, on the relevant date, an executive officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.23 “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 hereof and that is not intended to be treated as an Incentive Stock Option, or that otherwise does not meet such requirements.

2.24 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 hereof.

2.25 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.26 “Participant” means an Employee or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

2.27 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.28 “Performance Share” means an Award granted to a Participant whose value is denominated in Shares and is earned by satisfaction of specified performance goals and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.29 “Performance Unit” means an Award granted to a Participant whose value is specified by the Committee and is earned by satisfaction of specified performance goals and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.30 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is not permitted (e.g., based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, pursuant to the Restricted Stock Award Agreement, as provided in Article 8 hereof.

2.31 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.32 “Predecessor Company” means TEGNA Inc., formerly named Gannett Co. Inc. prior to the Effective Date.

2.33 “Predecessor Plan” means the Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan, as maintained by the Predecessor Company prior to the Effective Date of this Plan.

2.34 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 hereof.

2.35 “Restricted Stock Units” means an Award granted to a Participant whose value is denominated in Shares and is earned by satisfaction of specified service requirements and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.36 “Retirement” means a termination of employment after attaining age 55 and completing 5 years of service or such other definition set forth in an Award Agreement.

2.37 “Section 409A” means Code Section 409A and the regulations and other guidance issued thereunder.

2.38 “Section 409A Award” means an Award that is subject to the requirements of Section 409A.

2.39 “Shares” means the Company’s common stock, par value $1.00 per share.

2.40 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 hereof.

2.41 “Stock Award” means an Award of Shares granted to a Participant pursuant to Section 8.7 hereof.

2.42 “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company directly or indirectly has a majority voting interest.

2.43 “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity (i) all or a portion of the assets or equity of which is acquired by the Company or (ii) with which the Company merges or otherwise combines.

2.44 “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 hereof, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3.	Administration

3.1 General. Subject to the terms and conditions of the Plan, the Plan shall be administered by the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall have the authority to delegate administrative duties to officers of the Company.

3.2 Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein (including, with respect to Section 409A Awards, the requirements of Section 409A), the Committee shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that it deems necessary or advisable for the administration of the Plan. As permitted by law and the terms of the Plan, the Committee may delegate its authority herein. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award granted hereunder.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries, unless changed by the Board.

Article 4.	Shares Subject to the Plan and Maximum Awards; Adjusted and Substituted Awards

4.1 Number of Shares Available for Grants; Share Counting and Reacquired Shares. Subject to Sections 4.2 and 4.4, the number of Shares reserved for issuance to Participants under this Plan is twenty four million and fifty thousand (24,050,000). Shares issued under the Plan may be authorized but unissued shares or treasury shares.

For purposes of counting the number of Shares available for Awards under the Plan, the full number of shares of the Company’s common stock covered by Freestanding SARs shall be counted against the number of Shares available for Awards (i.e., not the net Shares issued in satisfaction of a Freestanding SAR Award); provided, however, that Freestanding SARs that may be settled in cash only shall not be so counted. Additionally, if an Option may be settled by issuing net Shares (i.e., withholding a number of Shares equal to the exercise price), the full number of shares of the Company’s common stock covered by the Option shall be counted against the number of Shares available for Awards, not the net Shares issued in satisfaction of an Option. If any Award (a) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, or (b) results in any Shares not being issued (including as a result of any Award that was settleable either in cash or in stock actually being settled in cash), the unissued Shares covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code. The following Shares shall not be added back to the number of Shares available for the future grant of Awards: (i) shares of the Company’s common stock tendered to the Company by a Participant to (A) purchase shares of the Company’s common stock upon the exercise of an Award, or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation); and (ii) shares of the Company’s common stock repurchased by the Company on the open market using the proceeds from the exercise of an Award. Subject to the foregoing, the Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan.

The maximum number of Shares which may be issued under Incentive Stock Options granted under the Plan is five million (5,000,000).

The maximum number of Shares for which Awards may be granted under this Plan to any non-employee Director in any calendar year shall be fifty thousand (50,000) Shares. For the avoidance of doubt, the foregoing limitation shall not apply to cash-based director fees that the non-employee Director elects to receive in the form of Shares or Share equivalents equal in value to such cash-based Director fees pursuant to another plan or policy of the Company.

The following rules shall apply to grants of Awards under the Plan:

(a)	Stock Options: The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one Participant shall be one million (1,000,000).

(b)	SARs: The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one Participant shall be one million (1,000,000).

(c)	Restricted Stock/Stock Awards: The maximum aggregate grant of Shares with respect to Awards of Restricted Stock or Stock Awards granted in any one fiscal year to any one Participant shall be five hundred thousand (500,000).

(d)	Restricted Stock Units, Performance Shares, Performance Units and Cash-Based Awards: The maximum aggregate grant with respect to Awards of Performance Shares or Restricted Stock Units made in any one fiscal year to any one Participant shall be equal to five hundred thousand (500,000) Shares; and the maximum aggregate amount awarded with respect to Cash-Based Awards or Performance Units to any one Participant in any one fiscal year may not exceed ten million dollars ($10,000,000).

4.2 Adjustments in Authorized Shares. Upon a change in corporate capitalization, such as a stock split, stock dividend or a corporate transaction, such as any merger, consolidation, combination, exchange of shares or the like, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Committee shall make an appropriate adjustment in the number and class of Shares that may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

4.3 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, with respect to Awards that are intended to comply with the requirements of the Performance-Based Exception, no such adjustment shall be authorized to the extent that such adjustment would be inconsistent with the Award’s satisfaction of the Performance-Based Exception.

4.4 Adjusted and Substitute Awards.

(a)	Notwithstanding any terms or conditions of the Plan to the contrary, (i) Substitute Awards may have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of service, as the awards that they replace, as determined by the Committee in its sole discretion, and (ii) Adjusted Awards shall have terms consistent with those set forth in the Employee Matters Agreement, which generally provide the Adjusted Awards will have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of Service, as the awards that they replace which were granted under the Predecessor Plan.

(b)	The recipient or holder of a Substitute Award or an Adjusted Award shall be an eligible Participant hereunder even if not an Employee or Director with respect to the Company or an Affiliate.

(c)	In the case of a Substitute Award, the date of grant may be treated as the effective date of the grant of such Award under the original plan under which the award was authorized, and in the case of an Adjusted Award, the date of grant shall be the effective date of the grant under the Predecessor Plan.

(d)	The per share exercise price of an Option that is a Substitute Award or Adjusted Award may be less than 100% of the Fair Market Value of a Share on the date of grant, provided that such substitution or adjustment complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A or Section 424 of the Code, as applicable. The per share exercise price of a Freestanding SAR that is a Substitute Award or an Adjusted Award may be less than 100% of the Fair Market Value of a Share on the date of grant, provided that such substitution or adjustment complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A, as applicable.

(e)	Anything to the contrary in this Plan notwithstanding, any Shares underlying Substitute Awards or Adjusted Awards shall not be counted against the limits set forth in Section 4.1(a)-(d). Anything to the contrary in this Plan notwithstanding, any Shares underlying Substitute Awards shall not be counted against the number of Shares authorized for issuance or the maximum number of Shares which may be issued under Incentive Stock Options, and the lapse, expiration, termination, forfeiture or cancellation of any Substitute Award without the issuance of Shares or payment of cash thereunder shall not result in an increase the number of Shares available for issuance under the Plan. For the avoidance of doubt, Adjusted Awards shall be treated as Awards generally (and not as Substitute Awards) for purposes of the preceding sentence.

Article 5.	Eligibility and Participation

5.1 Eligibility. Persons eligible to participate in this Plan include all Employees and Directors.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

5.3 Newly Eligible Employees. The Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any Employee who becomes eligible to participate in the Plan after the commencement of an award or incentive period.

5.4 Leaves of Absence. The Committee shall be entitled to make such rules, regulations, and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine: (a) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan; and (b) the impact, if any, of such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence. Notwithstanding the foregoing, with respect to any Section 409A Award, all leaves of absences and determinations of terminations of employment must be construed and interpreted consistent with the requirements of Section 409A and the definition of “separation from service” thereunder.

Article 6.	Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Notwithstanding the foregoing, Incentive Stock Options may only be granted to Employees of Gannett Co., Inc. or its Affiliates or Subsidiaries; provided that the Affiliate or Subsidiary is a type of entity whose employees can receive such options under Code Sections 422 and 424.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee; provided, however, the per-share exercise price shall not be less than 100 percent of the Fair Market Value of the Shares on the date the Option is granted.

6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided that the Option must expire on or before the date that is the tenth anniversary of the date of grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a written, electronic or telephonic notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (c) by a combination of (a) and (b); or (d) any other method approved by the Committee in its sole discretion. The tendering of previously acquired shares may be done through attestation. No fractional shares may be tendered or accepted in payment of the Option Price.

Cashless exercises are permitted pursuant to Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8 Nontransferability of Options.

(a)	Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b)	Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant or such Participant’s legal representative.

6.9 Restriction on Cash Buyouts or Repricing of Underwater Options. The Company may not purchase, cancel or buy out an underwater Option in exchange for cash, or reprice an underwater option, without first obtaining Shareholder approval.

6.10 Service Requirement for Options. Options granted to Participants on or after May 8, 2018, will be subject to a minimum vesting period requiring at least one year of service, with no installment vesting earlier than one year after the date of grant, provided that the Committee may adopt shorter vesting periods for grants made in connection with an acquisition by the Company or its Subsidiaries or Affiliates in substitution for pre-existing awards.

Notwithstanding the foregoing, effective for Equity Awards granted on or after May 10, 2017, with respect to all Equity Awards that do not otherwise qualify for an exception from the minimum one year of service vesting requirement, up to five percent (5%) of the Shares authorized for issuance under the Plan in excess of eleven million (11,000,000) Shares may be granted without regard to the one year of service vesting requirement.

The Committee may accelerate vesting: (i) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate, or (ii) in connection with a Change in Control in which the Equity Award is not continued or assumed (e.g., the Equity Award is not equitably converted or substituted for a similar award of the successor company).

6.11 Dividends on Unvested Shares. Any dividends with respect to the Shares issued in connection with the exercise of an Option shall not be paid to the Participant until the Shares to which the dividends relate vest. If any Shares are forfeited, the Participant shall have no right to the dividends related to the forfeited Shares.

Article 7.	Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall not be less than the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3 Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that the SAR must expire on or before the date that is the tenth anniversary of the date of grant.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.5 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.6 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the grant price; by

(b)	The number of Shares with respect to which the SAR is exercised.

In the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof, or in any other manner approved by the Committee. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or such Participant’s legal representative.

7.8 Restriction on Cash Buyouts or Repricing of Underwater SARs. The Company may not purchase, cancel or buy out an underwater SAR in exchange for cash, or reprice an underwater SAR, without first obtaining Shareholder approval.

7.9 Service Requirement for SARs. SARs granted to Participants on or after May 8, 2018, will be subject to a minimum vesting period requiring at least one year of service, with no installment vesting earlier than one year after the date of grant, provided that the Committee may adopt shorter vesting periods for grants made in connection with an acquisition by the Company or its Subsidiaries or Affiliates in substitution for pre-existing awards.

Notwithstanding the foregoing, effective for Equity Awards granted on or after May 10, 2017, with respect to all Equity Awards that do not otherwise qualify for an exception from the minimum one year of service vesting requirement, up to five percent (5%) of the Shares authorized for issuance under the Plan in excess of eleven million (11,000,000) Shares may be granted without regard to the one year of service vesting requirement.

The Committee may accelerate vesting: (i) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate, or (ii) in connection with a Change in Control in which the Equity Award is not continued or assumed (e.g., the Equity Award is not equitably converted or substituted for a similar award of the successor company).

7.10 Dividends on Unvested Shares. Any dividends with respect to the Shares issued in connection with the exercise of a SAR shall not be paid to the Participant until the Shares to which the dividends relate vest. If any Shares are forfeited, the Participant shall have no right to the dividends related to the forfeited Shares.

Article 8.	Restricted Stock/Stock Awards

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts, as the Committee shall determine.

8.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3 Transferability. The Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant or such Participant’s legal representative.

8.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in the Award Agreement, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.5 Voting Rights. If the Committee so determines, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock or Stock Awards granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares while they are so held; provided that, any dividends with respect to the Restricted Stock or Stock Awards shall not be paid to the Participant until the Shares of Restricted Stock or Stock Awards to which the dividends relate vest. If any Shares of Restricted Stock or Stock Awards are forfeited, the Participant shall have no right to the dividends related to the forfeited Shares.

8.7 Stock Award. The Committee may grant and award Shares to a Participant that are not subject to Periods of Restrictions and which may be subject to such conditions or provisions as the Committee determines.

8.8 Service Requirement for Restricted Stock and Stock Awards. Restricted Stock and Stock Awards granted to Participants on or after May 8, 2018, will be subject to a minimum vesting period requiring at least one year of service, with no installment vesting earlier than one year after the date of grant, provided that the Committee may adopt shorter vesting periods for grants made in connection with an acquisition by the Company or its Subsidiaries or Affiliates in substitution for pre-existing awards.

Notwithstanding the foregoing, effective for Equity Awards granted on or after May 10, 2017, with respect to all Equity Awards that do not otherwise qualify for an exception from the minimum one year of service vesting requirement, up to five percent (5%) of the Shares authorized for issuance under the Plan in excess of eleven million (11,000,000) Shares may be granted without regard to the one year of service vesting requirement.

The Committee may accelerate vesting: (i) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate, or (ii) in connection with a Change in Control in which the Equity Award is not continued or assumed (e.g., the Equity Award is not equitably converted or substituted for a similar award of the successor company).

Article 9.	Restricted Stock Units, Performance Units, Performance Shares, and Cash-Based Awards

9.1 Grant of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Restricted Stock Units, Performance Shares, Performance Units, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2 Award Agreement. At the Committee’s discretion, each grant of Restricted Stock Units, Performance Shares, Performance Units and Cash-Based Awards may be evidenced by an Award Agreement that shall specify the initial value, the duration of the Award, the performance measures and/or service requirements, if any, applicable to the Award, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.

9.3 Value of Performance Units/Shares and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Restricted Stock Unit and Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as may be determined by the Committee. The Committee shall set performance goals and/or service requirements in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards that will be paid out to the Participant. Generally, a Participant’s right to receive amounts under a Restricted Stock Unit award shall be based on the Participant’s satisfaction of a service requirement and such other terms and conditions that the Committee may specify. Generally, a Participant’s right to receive amounts under a Performance Unit, Performance Share or Cash-Based Award shall be based on the satisfaction of a performance requirement and such other terms and conditions that the Committee may specify. The Committee has full discretionary authority to establish performance goals and/or service requirements, and a performance goal may include a service requirement. For purposes of this Article 9, the time period during which the performance goals and/or service requirements must be met shall be called a “Performance Period.”

9.4 Earning of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of this Plan and the Award Agreement (if any), after the applicable Performance Period has ended, the holder of Restricted Stock Units, Performance Units, Performance Shares or Cash-Based Awards shall be entitled to receive payout on the number and value of Restricted Stock Units, Performance Units, Performance Shares or Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or service requirements have been achieved. Unless otherwise determined by the Committee, notwithstanding any other provision of the Plan, payment of Cash-Based Awards shall only be made for those Participants who are Directors or in the employ of the Company at the end of the Performance Period or, if none has been specified, the end of the applicable award year.

9.5 Form and Timing of Payment of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards shall be as determined by the Committee and, if applicable, as evidenced in the related Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. No fractional shares will be issued. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Unless otherwise provided by the Committee, Participants holding Restricted Stock Units, Performance Units, or Performance Shares may be entitled to receive dividends or dividend units with respect to dividends declared on Shares underlying such Awards; provided that, any dividends or dividend units with respect to the Restricted Stock Units, Performance Units, or Performance Shares shall not be paid to the Participant until the Restricted Stock Units, Performance Units, or Performance Shares to which the dividends relate vest. If any Restricted Stock Units, Performance Units, or Performance Shares are forfeited, the Participant shall have no right to the dividends or dividend units related to the forfeited Awards.

9.6 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the such Awards shall be exercisable during the Participant’s lifetime only by such Participant or such Participant’s legal representative.

9.7 Service Requirement for Restricted Stock Units, Performance Units and Performance Shares. Restricted Stock Units, Performance Units and Performance Shares granted to Participants on or after May 8, 2018, will be subject to a minimum vesting period requiring at least one year of service, with no installment vesting earlier than one year after the date of grant, provided that the Committee may adopt shorter vesting periods for grants made in connection with an acquisition by the Company or its Subsidiaries or Affiliates in substitution for pre-existing awards.

Notwithstanding the foregoing, effective for Equity Awards granted on or after May 10, 2017, with respect to all Equity Awards that do not otherwise qualify for an exception from the minimum one year of service vesting requirement, up to five percent (5%) of the Shares authorized for issuance under the Plan in excess of eleven million (11,000,000) Shares may be granted without regard to the one year of service vesting requirement.

The Committee may accelerate vesting: (i) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate, or (ii) in connection with a Change in Control in which the Equity Award is not continued or assumed (e.g., the Equity Award is not equitably converted or substituted for a similar award of the successor company).

Article 10.	Performance Measures

Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 10, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees that are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

(a)	Earnings per share (basic or diluted);

(b)	Income before income taxes;

(c)	Income from continuing operations;

(d)	Net income or net income attributable to Gannett Co., Inc.;

(e)	Operating income;

(f)	Cash flow from operating activities, operating cash flow (defined as operating income plus non-cash charges for depreciation, amortization and impairment of operating assets) or free cash flow;

(g)	EBITDA, or net income attributable to Gannett Co., Inc., before interest, taxes, depreciation/amortization;

(h)	Return measures (including, but not limited to, return on assets, equity, capital or investment);

(i)	Cash flow return on investments, which equals net cash flows divided by owner’s equity;

(j)	Internal rate of return or increase in net present value;

(k)	Dividend payments;

(l)	Gross revenues;

(m)	Gross margins;

(n)	Operating measures such as trends in digital metrics, circulation, television ratings and advertising measures;

(o)	Internal measures such as achieving a diverse workforce;

(p)	Share price (including, but not limited to, growth measures and total shareholder return) and market value;

(q)	Debt (including, but not limited to, measures such as debt (book value or face value) outstanding and debt to earnings before interest, taxes, depreciation and amortization); and

(r)	Any of the above measures compared to peer or other companies.

Performance measures may be set either at the consolidated level, segment level, division level, group level, or the business unit level. Additionally, performance measures may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to pre-established targets, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee.

Unless the Committee specifies otherwise at the time the performance goals are established (and the Committee may at such time decide to limit the “Extraordinary Items” for which it will make adjustments, or decide to not make adjustments for any “Extraordinary Items”), the Committee shall adjust a performance goal established under a performance measure set forth above to take into account the effects of “Extraordinary Items.” “Extraordinary Items” means (1) items presented as such (or other comparable terms) on the Company’s audited financial statements, (2) unusual, special or nonrecurring charges, costs, credits or items of gain or loss (including, without limitation, an unbudgeted material expense incurred by or at the direction of the Board of Directors or a committee of the Board or a material litigation judgment or settlement), (3) changes in tax or accounting laws or rules, and/or (4) the effects of mergers, acquisitions, divestitures, spin-offs or significant transactions (including, without limitation, a corporate merger, consolidation, acquisition of property or stock, reorganization, restructuring charge, or joint venture), each of which are identified in the quarterly and/or annual audited financial statements and notes thereto or in the “management’s discussion and analysis” of the financial statements in a period report filed with the Securities and Exchange Commission under the Exchange Act. The Committee shall make such adjustments to the performance goals as shall be equitable and appropriate in order to make the goal, as nearly as practicable, equivalent to the goal immediately prior to such transaction or event.

Article 11.	Beneficiary Designation

The Committee may permit Participants under the Plan to name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a beneficiary designation has not been made, or the beneficiary was not properly designated (in the sole discretion of the Committee), has died or cannot be found, all payments after death shall be paid to the Participant’s estate. In case of disputes over the proper beneficiary, the Company reserves the right to make any or all payments to the Participant’s estate.

Article 12.	Deferrals

Subject to the requirements of Section 409A, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, payment of a Stock Award or the satisfaction of any requirements or goals with respect to Restricted Stock Units, Performance Units/Shares and Cash-Based Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals provided that such rules must comply with the requirements of Section 409A.

Article 13.	Rights of Employees/Directors

13.1 Employment. Nothing in the Plan shall confer upon any Participant any right to continue in the Company’s employ, or as a Director, or interfere with or limit in any way the right of the Company to terminate any Participant’s employment or directorship at any time.

13.2 Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

13.3 Rights as a Stockholder. Except as provided in Sections 8.5, 8.6 and 9.5, a Participant shall have none of the rights of a shareholder with respect to shares of Common Stock covered by any Award until the Participant becomes the record holder of such shares.

Article 14.	Termination of Employment/Directorship

Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to such Participant’s outstanding Award(s) following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreements entered into with each Participant, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 15.	Change in Control

15.1 Treatment of Outstanding Awards Other than Cash-Based Awards. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee specifies otherwise in the Award Agreement:

(a)	Awards to Employees will fully vest if: (i) the Awards are not continued or assumed (e.g., the Awards are not equitably converted or substituted for awards of a successor entity) in connection with the Change in Control; or (ii) the Employee has a qualifying termination of employment (as defined in the Award Agreement) within two years following the date of the Change in Control. Additionally, in the event that the Awards are not so continued or assumed in connection with the Change in Control or in the event of a qualifying termination of employment (as defined in the Award Agreement) within two years following the date of the Change in Control, then upon such Change in Control or such qualifying termination (as the case may be):

(i)	Any and all Options and SARs granted hereunder shall become fully exercisable during their remaining term; and

(ii)	Any restriction periods and restrictions imposed on Restricted Stock that are not performance-based shall lapse; and

(iii)	The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period (s) as of the effective date of the Change in Control or such qualifying termination. The vesting of all such Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control or such qualifying termination and shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control or such qualifying termination based upon an assumed achievement of all relevant target performance goals (such payment shall be in full satisfaction of the Award). Such Awards denominated in cash shall be paid to Participants in cash within thirty (30) days following the effective date of the Change in Control or such qualifying termination based on an assumed achievement of all relevant target performance goals (such payment shall be in full satisfaction of the Award). Restricted Stock Units shall be fully vested as of the effective date of the Change in Control or such qualifying termination, and the full value of such an Award shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control or such qualifying termination. Notwithstanding the foregoing, in the event that the Award is not so continued or assumed in connection with a Change in Control, the payment of a Section 409A Award will only be accelerated if the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A and will not result in additional taxes under Section 409A.

15.2 Treatment of Cash-Based Awards. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall provide otherwise in the Award Agreement or resolutions adopted by the Committee, Cash-Based Awards to Employees will fully vest if: (i) the Awards are not continued or assumed (e.g., the Awards are not equitably converted or substituted for awards of a successor entity) in connection with the Change in Control; or (ii) the Employee has a qualifying termination of employment (as defined in the Award Agreement) within two years following the date of the Change in Control. In the event that the Cash-Based Awards are not so continued or assumed or in the event of a qualifying termination of employment (as defined in the Award Agreement) within two years following the date of the Change in Control, the vesting of all outstanding Cash-Based Awards shall be accelerated as of the date of such event (and, in the case of performance-based Cash-Based Awards, based on an assumed achievement of all relevant target performance goals), and all Cash-Based Awards shall be paid to Participants in cash within thirty (30) days following the effective date of such event (such payment shall be in full satisfaction of the Award). Notwithstanding the foregoing, in the event that the Cash-Based Awards is not so continued or assumed in connection with a Change in Control, the payment of a Cash-Based Section 409A Award will only be accelerated if the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A and will not result in additional taxes under Section 409A.

15.3 Limitation.

(a)	Intention of Section 15.3: The acceleration or payment of Awards could, in certain circumstances, subject the Participant to the excise tax provided under Section 4999 of the Code. It is the object of this Section 15.3 to enable each Participant to retain in full the benefits of the Plan and to provide for the maximum after-tax income to each Participant. Accordingly, the Company will determine, before any payments are made on Awards governed by Section 15.1, which of two alternative forms of acceleration will maximize the Participant’s after-tax proceeds, and must notify the Participant in writing of its determination. The first alternative is the payment in full of all Awards governed by Section 15.1 and any other payments or benefits potentially subject to the excise tax under Section 4999. The second alternative is the payment of only a part of the Participant’s Awards (but taking into account any other payments or benefits potentially subject to the excise tax under Section 4999) so that the Participant receives the largest payment and benefits possible without causing an excise tax to be payable by the Participant under Section 4999 of the Code. This second alternative is referred to in this Section as “Limited Vesting”.

(b)	Limitation on Participant’s Rights: The Participant’s Awards shall be paid only to the extent permitted under the alternative determined by the Company to maximize the Participant’s after-tax proceeds, and the Participant shall have no rights to any greater payments on his or her Awards. For purposes of this determination, the Company shall take into account any rights or benefits the Participant has under another plan or agreement.

(c)	Determination to be Conclusive: The determination of whether Limited Vesting is required and the application of the rules in Section 15.4 shall initially be made by the Company in its sole discretion and any such determination shall be conclusive and binding on the Participant unless the Participant proves that it is clearly erroneous. In the latter event, such determination shall be made by the Company in its sole discretion.

(d)	Section 409A Awards: This Section 15.3 and Section 15.4 shall not apply to or affect a Section 409A Award, including without limitation the payment, vesting or timing of payment of a Section 409A Award. Notwithstanding the foregoing, if the only remaining Awards that are subject to the excise tax under Section 4999 that could be reduced to accomplish Limited Vesting are Section 409A Awards, then performance-based Section 409A Awards may be reduced followed by non-performance, service-based Section 409A Awards.

15.4 Limitation on Payment. Notwithstanding Section 15.1, if Limited Vesting applies then the amount paid on exercise or payment of an Award shall not exceed the largest amount that can be paid without causing an excise tax to be payable by the Participant under Section 4999 of the Code. If payments are so limited, awards shall be deemed paid in the following order:

(a)	all Options or SARs that were accelerated pursuant to Section 15.1(a) shall be deemed paid first;

(b)	all awards of Restricted Stock and Restricted Stock Units that are not performance-based shall be deemed paid; and

(c)	finally, all awards of Performance Units, Performance Shares and performance-based Restricted Stock and Cash Awards shall then be deemed paid.

As among awards or portions of awards of the same type, those vesting at the most distant time in the future (absent a Change in Control) shall be deemed paid last.

15.5 Expenses. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by a Participant in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceeding involving the provisions of Section 15.4, whether or not initiated by the Participant.

The reimbursements of such expenses and costs shall comply with the requirements of Section 409A, which generally require (i) that the amount of expenses and costs eligible for reimbursement during a calendar year may not affect the expenses and costs eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense or cost is made on or before the last day of the calendar year following the calendar year in which the expense or cost was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

15.6 Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 15 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan and any rights or benefits provided to a Participant this Article 15 without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Committee may terminate, amend, or modify this Article 15 at any time and from time to time prior to the date of a Change in Control.

Article 16.	Amendment, Modification, Termination and Tax Compliance.

16.1 Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee or the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part.

16.2 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award; provided that no consent is required for any amendment the Committee deems necessary or appropriate to comply with applicable legal or tax requirements.

16.3 Shareholder Approval Required for Certain Amendments. Shareholder approval will be required for any amendment of the Plan that does any of the following: (a) permits the grant of any Option with an Option Price less than the Fair Market Value of the Shares on the date of grant; (b) reduces the Option Price of an outstanding Option, either by lowering the Option Price or by canceling an outstanding Option and granting a replacement Option with a lower exercise price; (c) permits the grant of any SAR with a grant price that is less than the Fair Market Value of the Shares on the date of grant; or (d) reduces the grant price of an outstanding SAR, either by lowering the grant price or by canceling an outstanding SAR and granting a replacement SAR with a lower exercise price.

16.4 Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, if and to the extent the Committee so determines, Awards granted under this Plan to Employees who are or could reasonably become Covered Employees as determined by the Committee shall comply with the requirements of the Performance-Based Exception. Generally, this requires that the amount paid under such an Award be determined based on the attainment of written, objective performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Award. No amount will be paid for such performance period until such certification is made by the Committee. The amount actually paid to a given Participant may be less than (but not more than) the amount determined under the applicable performance formula, at the discretion of the Committee.

16.5 Compliance with Section 409A. It is intended that Awards under this Plan are either exempt from Section 409A or are structured to comply with the requirements of Section 409A. The Plan shall be administered and interpreted in accordance with that intent. By way of example, the following rules shall apply:

•	Any provision of the Plan that would conflict with the requirements of a Section 409A Award shall not apply to a Section 409A Award.

•	Any adjustment or modification to an Award shall be made in compliance with Section 409A (e.g., any adjustment to an Option or SAR under Section 4.2 shall be made in accordance with the requirements of Section 409A).

•	For Section 409A Awards, all rights to amend, terminate or modify the Plan or any Award are subject to the requirements and limitations of Section 409A.

•	For Section 409A Awards, any payment or distribution that is triggered upon termination or cessation of employment or a comparable event shall be interpreted consistent with the definition of “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

•	With respect to amounts payable under a Section 409A Award, in the event that a Participant is a “specified employee” as defined in Section 409A, any amount that is payable in connection with the Participant’s separation from service shall not be paid prior to the date which is six months after the date the Participant separates from service (or, if earlier, the date the Participant dies). A Participant who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after the Participant’s separation from service an amount equal to the benefit that the Participant would have received during such six month period absent the restriction.

While the Company intends for Awards to either be exempt from or in compliance with Section 409A, neither the Company nor the Committee shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A or any other tax consequences relating to Awards under this Plan.

Article 17.	Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the Federal statutory minimum, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. The Participant may satisfy, totally or in part, his obligations pursuant to this Article by electing to have Shares withheld, to redeliver Shares acquired under an Award, or to deliver previously owned Shares, provided that the election is made in writing on or prior to (i) the date of exercise, in the case of Options and SAR’s (ii) the date of payment, in respect of Stock Awards, Restricted Stock Units, Performance Units, Performance Shares, or Cash-Based Awards, and (iii) the expiration of the Period of Restriction, in respect of Restricted Stock. Any election made under this Article shall be irrevocable by the Participant and may be disapproved by the Committee at any time in its sole discretion. If an election is disapproved by the Committee, the Participant must satisfy his obligations pursuant to this paragraph in cash.

Article 18.	Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business, stock and/or assets of the Company.

Article 19.	General Provisions

19.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

19.2 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, unless determined otherwise by the Board. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

19.5 Listing. The Company may use reasonable endeavors to register Shares allotted pursuant to the exercise of an Option with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification, and listing requirements of any national securities laws, stock exchange, or automated quotation system.

19.6 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.7 No Additional Rights. Neither the Award nor any benefits arising under this Plan shall constitute part of an employment contract between the Participant and the Company or any Subsidiary or Affiliate, and accordingly, subject to Section 16.2, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or any Affiliate for severance payments.

19.8 Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, to comply with provisions of laws in other countries in which the Company, its Affiliates, and its Subsidiaries operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries will be covered by the Plan or relevant subplans;

(b)	Determine which Employees employed outside the United States are eligible to become Participants in the Plan;

(c)	Modify the terms and conditions of any Award granted to Participants who are employed outside the United States;

(d)	Establish subplans, modified exercise procedures, and other terms and procedures to the extent such actions may be necessary, advisable or convenient, or to the extent appropriate to provide maximum flexibility for the Participant’s financial planning. Any subplans and modifications to the Plan terms or procedures established under this Section 19.8 by the Committee shall be filed with the Plan document as Appendices; and

(e)	Take any action, before or after an Award is made, which the Committee deems advisable to obtain, comply with, or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals, as they may affect this Plan, any subplan, or any Participant.

19.9 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

19.10 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts located in the Commonwealth of Virginia, County of Fairfax, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

THE BOARD RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2, 3 AND 4.

1.	ELECTION OF DIRECTORS: Nominees are:

		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	1a. Matthew W. Barzun	☐	☐	☐	1g. Lawrence S. Kramer	☐	☐	☐

	1b. John E. Cody	☐	☐	☐	1h. John Jeffry Louis	☐	☐	☐

	1c. Stephen W. Coll	☐	☐	☐	1i. Tony A. Prophet	☐	☐	☐
Please fold here – Do not separate

	1d. Robert J. Dickey	☐	☐	☐	1j. Debra A. Sandler	☐	☐	☐

	1e. Donald E. Felsinger	☐	☐	☐	1k. Chloe R. Sladden	☐	☐	☐

	1f. Lila Ibrahim	☐	☐	☐

2.	COMPANY PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year.	☐	For	☐	Against	☐	Abstain

3.	COMPANY PROPOSAL TO APPROVE an amendment to the Company’s 2015 Omnibus Incentive Compensation Plan.	☐	For	☐	Against	☐	Abstain

4.	COMPANY PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, the compensation of the Company’s named executive officers.	☐	For	☐	Against	☐	Abstain

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.

Date

Signature(s) in Box
Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.

GANNETT CO., INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 8, 2018

10:00 a.m.

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107

proxy

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders – May 8, 2018

The undersigned hereby appoints Robert J. Dickey and Barbara W. Wall, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 8, 2018 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting.

Please cast your votes on the reverse side, by telephone or online as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4. To vote in accordance with the recommendations of the Board of Directors, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Voting Instructions For Gannett Co., Inc.’s

2018 Annual Meeting of Stockholders

Gannett Co., Inc. stockholders of record on March 9, 2018 may vote their shares for matters to be covered at the Company’s 2018 Annual Meeting of Stockholders using a toll-free telephone number, via the Internet or using the attached proxy card. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Below are voting instructions for all three options.

Vote By Phone – 1-866-883-3382

Use any touch-tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on May 7, 2018. Have your proxy card in hand when you call. You will be provided with simple voting instructions.

Vote by the Internet – www.proxypush.com/gci

Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on May 7, 2018. Have your proxy card in hand. You will be provided with simple voting instructions.

Vote By Mail

Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope by May 7, 2018.

If you are a current or former employee of Gannett Co., Inc. or TEGNA Inc. and own shares of Gannett common stock through the Gannett Co., Inc. 401(k) Plan, or the TEGNA 401(k) Savings Plan, we must receive your completed and executed proxy card or your submission of an Internet or telephone vote by 11:59 p.m. (Central Time) on May 3, 2018 to allow time for the administrator of such 401(k) plan to vote on your behalf. If your vote by proxy card, Internet or telephone is not received by 11:59 p.m. (Central Time) on May 3, 2018, the plan shares credited to your 401(k) account will be voted by the 401(k) plan administrator in the same proportions as the proxy votes which were timely and properly submitted by other participants in such plan.

If you vote by phone or the Internet, please do not mail your proxy card.

THANK YOU FOR VOTING.